Exhibit 10.1

EXECUTION COPY

AMENDED AND RESTATED

PURCHASE AGREEMENT

DATED AS OF MAY 26, 2006

AMONG

RED MOUNTAIN TIMBERLANDS LLC,

FOREST INVESTMENT ASSOCIATES L.P.,

RED MOUNTAIN INVESTMENTS LLC,

FIA INVESTMENTS LLC,

RMS TIMBERLANDS LLC,

RMS TEXAS TIMBERLANDS I LP,

RED MOUNTAIN OPERATIONS LLC,

INTERNATIONAL PAPER COMPANY

AND

THE OTHER SELLING PARTIES LISTED ON SCHEDULE A

		Page
ARTICLE I

SALE AND PURCHASE

Section 1.1	Sale and Purchase of Cash Entity Assets.	2
Section 1.2	Transfer of Timber Entity Assets.	5
Section 1.3	Transfer of Personalty to Buyer Affiliate	6
Section 1.4	Timber LLC Interests and Timber LP Interests.	7
Section 1.5	Purchased Asset Conveyance.	7
Section 1.6	Excluded Assets.	7
Section 1.7	Permitted Exceptions.	8
Section 1.8	Assumed Liabilities; Excluded Liabilities.	11

ARTICLE II

PURCHASE PRICE; PAYMENT

Section 2.1	Purchase Price.	13
Section 2.2	Allocation of Purchase Price.	13
Section 2.3	Purchase Price Adjustments.	15
Section 2.4	Apportionments.	24
Section 2.5	Payment of Purchase Price.	25

ARTICLE III

CLOSING

Section 3.1	Closing.	26
Section 3.2	Closing Deliveries.	26
Section 3.3	Possession.	31
Section 3.4	Costs and Expenses.	31

ARTICLE IV

BUYING PARTIES’ ACKNOWLEDGEMENTS

Section 4.1	Buying Parties’ Acknowledgements.	32

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER RELATED TO THE PURCHASED ASSETS

Section 5.1	Organization.	34
Section 5.2	Qualification.	35
Section 5.3	Authority.	35

i

(continued)

(continued)

(continued)

(continued)

Page
ARTICLE XVI

DEFINITIONS

Section 16.1	Definitions.	85

v

SCHEDULES AND EXHIBITS

Schedule A	Other Selling Parties

Schedule B	GIS Maps

Exhibit A-1	Form of Buyer Parent Instrument of Assumption

Exhibit A-2	Form of Timber Entity Instrument of Assumption

Exhibit B	Adjustment Values

Exhibit C	Form of Timber Note

Exhibit D-1	Form of General Assignment and Assumption

Exhibit D-2	Form of General Timber Entity Assignment and Assumption

Exhibit D-3	Form of General Buyer Affiliate Assignment and Assumption

Exhibit D-4	Form of Assignment and Assumption of Timberland Leases

Exhibit D-5	Form of Assignment and Assumption of Real Property Leases

Exhibit E-1	Form of Pulpwood First Right of Offer Agreement

Exhibit E-2	Form of Pulpwood First Right of Offer Agreement – Augusta

Exhibit F	Form of Bill of Sale

Exhibit G-1	Form of Pulpwood Supply Agreement

Exhibit G-2	Form of Log Supply Agreement

Exhibit G-3	Form of RMS Pulpwood Support Agreement

Exhibit G-4	Form of FIA Pulpwood Support Agreement

Exhibit G-5	Form of RMS Log Support Agreement

Exhibit G-6	Form of FIA Log Support Agreement

Exhibit H	Form of Title Affidavit

Exhibit I-1	Form of Assignment of Timber LLC Interests

Exhibit I-2	Form of Assignment of Timber LP Interests

Exhibit J	Form of Surface Use Agreement

Exhibit K	Form of Timber License Agreement

Exhibit L	Timber Note Indicative Terms

Exhibit M	Form of Limited Liability Company Agreement of Buyer

Exhibit N	2006 Harvest Plan

Exhibit O	Form of Master Stumpage Agreement

Exhibit P	Selling Parties’ Knowledge List

AMENDED AND RESTATED PURCHASE AGREEMENT

This AMENDED AND RESTATED PURCHASE AGREEMENT, dated as of May 26, 2006 (this “Agreement”), is among RED MOUNTAIN TIMBERLANDS LLC, a Delaware limited liability company (“RMS Buyer Parent”), and FOREST INVESTMENTS ASSOCIATES L.P., a Delaware limited partnership (“FIA Buyer Parent”) (each of RMS Buyer Parent and FIA Buyer Parent, a “Buyer Parent” and, collectively, “Buyer Parents”), RED MOUNTAIN INVESTMENTS LLC, a Delaware limited liability company and a wholly owned subsidiary of RMS Buyer Parent (“RMS Buyer”) and FIA INVESTMENTS LLC, a Delaware limited liability company and a wholly owned subsidiary of FIA Buyer Parent (“FIA Buyer”) (each of RMS Buyer and FIA Buyer, a “Buyer” and, collectively, “Buyers”), RMS TIMBERLANDS LLC, a Delaware limited liability company and a wholly owned subsidiary of RMS Buyer Parent (“Cash Timber Entity”), RMS TEXAS TIMBERLANDS I LP, a Delaware limited partnership wholly owned by RMS Buyer Parent and Cash Timber Entity (“Cash Timber LP”) (each of FIA Buyer Parent, Cash Timber Entity and Cash Timber LP, a “Cash Entity” and, collectively, “Cash Entities”), RED MOUNTAIN OPERATIONS LLC, a Delaware limited liability company and a wholly owned subsidiary of RMS Buyer Parent (“Buyer Affiliate”), INTERNATIONAL PAPER COMPANY, a New York corporation (“Seller”), and the parties listed on Schedule A (the “Other Selling Parties” and, collectively with Seller, the “Selling Parties” and, collectively with Buyer Parents, Buyers, Cash Entities, Buyer Affiliate and Sellers, the “Parties”). Unless otherwise defined herein, capitalized terms shall have the meanings set forth in Article XVI.

RECITALS

WHEREAS, the Parties entered into a Purchase Agreement dated as of April 4, 2006 and now desire to amend and restate such agreement;

WHEREAS, the Selling Parties are the owners or lessees of certain real property and mineral rights which they wish to sell, assign, transfer or convey, together with certain other assets, inventory and rights under certain continuing leases, contracts and other agreements, to each Buyer Parent, Buyer, Cash Entity, Timber Entity and Buyer Affiliate in accordance with the terms and subject to the conditions set forth in this Agreement;

WHEREAS, each Buyer Parent, Buyer, Cash Entity, Timber Entity and Buyer Affiliate wishes to acquire and accept the Purchased Assets being transferred to it in accordance with the terms and subject to the conditions set forth in this Agreement;

WHEREAS, as a material inducement to the Selling Parties to sell the Purchased Assets, each Buyer Parent, Buyer, Cash Entity and Buyer Affiliate has agreed to pay its proportionate share of the Purchase Price to Seller on behalf of the Selling Parties and each Buyer Parent has agreed to assume the Assumed Liabilities relating to the Purchased Assets being transferred to it or to its direct or indirect wholly owned subsidiaries and the Selling Parties have agreed to cause each Timber Entity to assume the Timber Entity Assumed Liabilities in respect of the Timber Entity Assets being transferred to it;

WHEREAS, Buyer Parent agreed to cause certain of its Affiliates to enter into Fiber Supply Agreements immediately prior to the Closing and, as an inducement to the Buying Parties to purchase the Purchased Assets, the Selling Parties have agreed to enter into certain Ancillary Agreements as of the Closing Date; and

WHEREAS, it is the intention of the Parties that, except to the extent otherwise expressly provided herein, the Buying Parties related to the RMS Buyer Parent will acquire the Purchased Assets and the RMS Buyer Parent will assume the Assumed Liabilities allocable to such Buying Parties, and the Buying Parties related to the FIA Buyer Parent will acquire the Purchased Assets and the FIA Buyer Parent will assume the Assumed Liabilities allocable to such Buying Parties, in each case in accordance with the terms set forth herein;

NOW, THEREFORE, in consideration of the foregoing and their respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

SALE AND PURCHASE

Section 1.1 Sale and Purchase of Cash Entity Assets.

Upon the terms and subject to the conditions set forth in this Agreement, each of the Selling Parties hereby agrees to sell, assign, transfer and convey to the relevant Cash Entity, and the relevant Cash Entity hereby agrees to purchase, acquire and accept from the Selling Parties, all the rights, title and interests of the Selling Parties in and to the following assets (collectively, the “Cash Entity Assets”):

(a) Owned Cash Timberlands. The land held by the Selling Parties in fee simple described in Section 1.1(a)(1) of the Seller’s Disclosure Letter and identified therein as Cash Entity Assets in accordance with Section 1.5 (it being agreed that the land being transferred under this Agreement that is held by Blue Sky Timber Properties LLC shall be identified as a Cash Entity Asset under Section 1.5), together with (i) all buildings thereon, (ii) all timber growing or standing thereon, (iii) all roads, bridges and other improvements and fixtures thereon and (iv) all other privileges, appurtenances, easements (including the Buyer Easements in respect thereof) and other rights appertaining thereto (collectively, the “Owned Cash Timberlands”), subject to the

Permitted Exceptions; provided that Seller reserves for itself and its successors and assigns the easements with respect to the Owned Cash Timberlands described in Section 1.1(a)(2) of the Seller’s Disclosure Letter;

(b) Cash Leasehold Interests. The rights of the Selling Parties as lessee, sublessee or licensee with respect to the leases, subleases and licenses described in Section 1.1(b) of the Seller’s Disclosure Letter and identified therein as Cash Entity Assets in accordance with Section 1.5, which are in effect on the Closing Date and which relate to the use and occupancy of certain land (the “Cash Timberland Leases”), together with all purchase options, prepaid rents and security deposits relating thereto, and together with certain leasehold improvements with respect thereto, subject to the Permitted Exceptions (collectively, the rights, interests and improvements described above, the “Cash Leasehold Interests”);

(c) Conveyed Cash Minerals. All mineral substances in, on or under the Owned Cash Timberlands, including any rights pertaining to biological sequestration on or above the surface of the Owned Cash Timberlands, but excluding the Reserved Minerals and Gases, Reserved Mineral and Gas Rights, Reserved Water Rights and Subsurface Geosequestration Rights in respect of the Owned Cash Timberlands (the “Conveyed Cash Minerals”);

(d) Cash Licenses. To the extent transferable under applicable Law, the rights of the Selling Parties under the licenses, permits, authorizations, orders, registrations, certificates, variances, approvals, franchises and consents of Governmental Authorities or other Persons, which are in effect on the Closing Date and (i) are held or were obtained by the Selling Parties primarily in connection with the Cash Entity Assets or (ii) are described in Section 1.1(d) of the Seller’s Disclosure Letter and identified therein as Cash Entity Assets in accordance with Section 1.5 (collectively, the rights described above, the “Cash Licenses”);

(e) Cash Purchased Contracts. The rights of the Selling Parties under the Contracts in effect on the Closing Date that (i) primarily relate to all or any portion of the Purchased Cash Real Property Assets or the forest operations conducted on such Purchased Cash Real Property Assets, but excluding the rights of the Selling Parties under (A) the Fiber Supply Agreements or any other Ancillary Agreements and (B) any Cash Timberland Leases, Cash Real Property Leases and Personal Property Leases, or (ii) are described in Section 1.1(e) of the Seller’s Disclosure Letter and identified therein as Cash Entity Assets in accordance with Section 1.5 (collectively, the rights described above, the “Cash Purchased Contracts”);

(f) Cash Real Property Leases. The rights of the Selling Parties with respect to any leases in effect on the Closing Date (i) that relate to all or any portion of the Purchased Cash Real Property Assets to which any Selling Party is the lessor and are described in Section 1.1(f)(1) of the Seller’s Disclosure Letter, including any leases under which the Selling Parties have granted rights to a third party with respect to the Conveyed Cash Minerals or hunting or other recreational rights with respect to the Cash Timberlands (or, with respect to the hunting leases in respect of the Cash Timberlands listed on Section 1.1(f)(2) of the Seller’s Disclosure Letter that expire prior to the Closing Date, any new hunting leases entered into with the same third party prior to the Closing Date on substantially the same terms as the applicable prior lease and with a term not to exceed 12 months) or (ii) under which a Selling Party is a lessee of facilities related to the forest operations on the Cash Timberlands (collectively, the leases described above, the “Cash Real Property Leases”); and

(g) Cash Purchased Condemnations. The interests of the Selling Parties in any Condemnations that (i) exist on the date hereof or that arise between the date of this Agreement and the Closing Date, including the Condemnations listed in Section 1.1(g) of the Seller’s Disclosure Letter (or, if resolved prior to the Closing, the proceeds actually received with respect thereto, net of all costs incurred by the Selling Parties to recover such proceeds) and (ii) are attributable exclusively to the Cash Timberlands (collectively, the Condemnations described above, the “Cash Purchased Condemnations”).

(h) Personalty. Except to the extent transferred pursuant to Section 1.3, the following assets (the “Personalty Assets”):

(i) Lying Timber. All timber lying on the Timberlands;

(ii) Purchased Personal Assets. The machinery, equipment, motor vehicles, appliances, tools, supplies, furnishings, inventory and other tangible personal property, owned by the Selling Parties on the Closing Date and primarily used by the Selling Parties in connection with the forest operations conducted on the Timberlands, including the property described in Section 1.1(h)(ii) of the Seller’s Disclosure Letter and identified therein as Personalty Assets in accordance with Section 1.5 (collectively, the property described above, the “Purchased Personal Assets”); and

(iii) Personal Property Leases. The rights of the Selling Parties with respect to the leases in effect on the Closing Date under which a Selling Party is a lessee and that (x) relate to any machinery, equipment, motor vehicles, appliances, tools, supplies, furnishings, inventory and other tangible personal property, exclusively used by the Selling Parties in connection with the forest operations conducted on the Timberlands or (y) are described in Section 1.1(h)(iii) of the Seller’s Disclosure Letter and identified therein as Personalty Assets in accordance with Section 1.5 (collectively, the leases described above, the “Personal Property Leases”).

Section 1.2 Transfer of Timber Entity Assets.

Upon the terms and subject to the conditions set forth in this Agreement, immediately prior to the Closing each of the Selling Parties hereby agrees to assign, transfer and convey to the relevant Timber Entity all the rights, title and interests of the Selling Parties in and to the following assets (collectively, the “Timber Entity Assets”):

(a) Owned Installment Note Timberlands. The land held by the Selling Parties in fee simple described in Section 1.1(a)(1) of the Seller’s Disclosure Letter and identified therein as Timber Entity Assets in accordance with Section 1.5, together with (i) all buildings thereon, (ii) all timber growing or standing thereon, (iii) all roads, bridges and other improvements and fixtures thereon and (iv) all other privileges, appurtenances, easements (including the Buyer Easements in respect thereof) and other rights appertaining thereto (the “Owned Installment Note Timberlands”), subject to the Permitted Exceptions; provided that Seller reserves for itself and its successors and assigns the easements with respect to the Owned Installment Note Timberlands described in Section 1.2(a) of the Seller’s Disclosure Letter;

(b) Timber Entity Leasehold Interests. The rights of the Selling Parties as lessee with respect to the leases, subleases and licenses described in Section 1.1(b) of the Seller’s Disclosure Letter, which are in effect on the Closing Date and identified therein as Timber Entity Assets in accordance with Section 1.5 (collectively, the “Installment Note Timberland Leases”), which relate to the use and occupancy of certain land, including all purchase options, prepaid rents and security deposits relating thereto, together with certain leasehold improvements with respect thereto, subject to the Permitted Exceptions (collectively, the rights, interests and improvements described above, the “Timber Entity Leasehold Interests”);

(c) Conveyed Timber Entity Minerals. All mineral substances in, on or under the Owned Installment Note Timberlands, including any rights pertaining to biological sequestration on or above the surface of the Owned Installment Note Timberlands, but excluding the Reserved Minerals and Gases, Reserved Mineral and Gas Rights, Reserved Water Rights and Subsurface Geosequestration Rights in respect of the Owned Installment Note Timberlands (the “Conveyed Timber Entity Minerals”);

(d) Timber Entity Licenses. To the extent transferable under applicable Law, the rights of the Selling Parties under the licenses, permits, authorizations, orders, registrations, certificates, variances, approvals, franchises and consents of Governmental Authorities or other Persons, which are in effect on the Closing Date and (i) are held or were obtained by the Selling Parties primarily in connection with the Timber Entity Assets or (ii) are described in Section 1.1(d) of the Seller’s Disclosure Letter and identified therein as Timber Entity Assets in accordance with Section 1.5 (collectively, the rights described above, the “Timber Entity Licenses”);

(e) Timber Entity Purchased Contracts. The rights of the Selling Parties under the Contracts in effect on the Closing Date that (i) primarily relate to all or any portion of the Purchased Timber Entity Real Property Assets or the forest operations conducted on such Purchased Timber Entity Real Property Assets, but excluding the rights of the Selling Parties under (A) the Fiber Supply Agreements or any other Ancillary Agreements and (B) any Installment Note Timberland Leases, Timber Entity Real Property Leases and Personal Property Leases or (ii) are described in Section 1.1(e) of the Seller’s Disclosure Letter and identified therein as Timber Entity Assets in accordance with Section 1.5 (collectively, the rights described above, the “Timber Entity Purchased Contracts”);

(f) Timber Entity Real Property Leases. The rights of the Selling Parties with respect to any leases in effect on the Closing Date (i) that relate to all or any portion of the Purchased Timber Entity Real Property Assets to which any Selling Party is a lessor and are described in Section 1.1(f)(1) of the Seller’s Disclosure Letter, including any leases under which the Selling Parties have granted rights to a third party with respect to the Conveyed Timber Entity Minerals or hunting or other recreational rights with respect to the Installment Note Timberlands (or, with respect to the hunting leases in respect of the Installment Note Timberlands listed on Section 1.1(f)(2) of the Seller’s Disclosure Letter that expire prior to the Closing Date, any new hunting leases entered into with the same third party prior to the Closing Date on substantially the same terms as the applicable prior lease and with a term not to exceed 12 months) or (ii) under which a Selling Party is a lessee of facilities related to the forest operations on the Installment Note Timberlands (collectively, the leases described above, the “Timber Entity Real Property Leases”); and

(g) Installment Note Purchased Condemnations. The interests of the Selling Parties in any Condemnations that (i) exist on the date hereof or that arise between the date of this Agreement and the Closing Date, including the Condemnations listed in Section 1.1(g) of the Seller’s Disclosure Letter (or if resolved prior to the Closing, the proceeds actually received therefrom, net of all costs incurred by the Selling Parties to recover such proceeds) and (ii) are attributable exclusively to the Installment Note Timberlands (collectively, the Condemnations described above, the “Installment Note Purchased Condemnations”).

Section 1.3 Transfer of Personalty to Buyer Affiliate. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, each of the Selling Parties hereby agrees to assign, transfer and convey to Buyer Affiliate, and Buyer Affiliate hereby agrees to purchase, acquire and accept from the Selling Parties, all the rights, title and interests of the Selling Parties in and to the Cash Assets (if any) which otherwise would be conveyed to Cash Timber Entity pursuant to Section 1.1(h) hereof and which Cash Timber Entity, after consultation with the Selling Parties, identifies in writing to the Selling Parties no later than 15 days prior to the Closing (collectively, the “Buyer Affiliate Assets”).

Section 1.4 Timber LLC Interests and Timber LP Interests.

Upon the terms and subject to the conditions set forth in this Agreement, immediately prior to the Closing, each of the Selling Parties hereby agrees to assign, transfer and convey to (i) each Buyer all of the membership interests outstanding as of the Closing Date in each Timber LLC listed opposite such Buyer’s name in Section 1.4 of the Seller’s Disclosure Letter, which shall be prepared by Seller, with the reasonable cooperation of Buyer Parent, and delivered to Buyer Parent no later than 10 days prior to the Closing Date, and (ii) RMS Buyer (A) all of the limited partnership interests outstanding as of the Closing Date in Timber LP and (B) all of the membership interests outstanding as of the Closing Date in Timber GP (collectively, (i) and (ii), the “Timber Entity Interests”).

Section 1.5 Purchased Asset Conveyance.

No later than 15 days prior to the Closing, Seller shall deliver to Buyer Parent a copy of the schedules contained in Section 1.1 of the Seller’s Disclosure Letter marked to indicate which of the Purchased Assets will be conveyed as Cash Entity Assets, which will be conveyed as Timber Entity Assets; provided, however, that prior to delivering such schedules, Seller shall consult with Buyer Parent regarding which Purchased Assets will be so conveyed, and shall provide Buyer Parent the opportunity to review and comment upon such schedules. Not later than 10 days prior to Closing, Buyer shall deliver to Seller Section 1.5 of the Buyer Parents’ Disclosure Letter which shall indicate which of the Purchased Assets, if any, will be conveyed as Buyer Affiliate Assets and which of the Purchased Assets shall be conveyed to Cash Timber Entity, Cash Timber LP, RMS Buyer, each RMS Timber Entity and Buyer Affiliate and which of the Purchased Assets shall be conveyed to FIA Buyer Parent, FIA Buyer and each FIA Timber Entity.

Section 1.6 Excluded Assets.

Notwithstanding anything in this Agreement to the contrary, the following assets of the Selling Parties shall be excluded from and shall not constitute any part of the Purchased Assets (collectively, the “Excluded Assets”):

(a)	all Selling Parties’ rights of first refusal under the Contracts described in Section 1.6(a) of the Seller’s Disclosure Letter;

(b)	the Reserved Minerals and Gases, the Reserved Mineral and Gas Rights, the Reserved Water Rights and the Subsurface Geosequestration Rights;

(c)	the Continuing Agreements (other than rights thereunder to receive payments related to the damage or use of the surface);

(d)	all accounts receivable in respect of the sales of timber removed from the Timberlands prior to the Closing;

(e)	the assets described in Section 1.6(e) of the Seller’s Disclosure Letter; and

(f)	vehicle leases with respect to vehicles leased for the personal use of employees of the Selling Parties that are not Transferred Employees (as defined in Section 11.1(b) of the Seller’s Disclosure Letter).

Section 1.7 Permitted Exceptions.

The Purchased Assets shall be sold, transferred, assigned and conveyed to each Buying Party subject to the following matters (collectively, the “Permitted Exceptions”):

(a) Restrictions on the ability of each Buying Party to build upon or use the Purchased Assets imposed by any current or future development standards, building or zoning ordinances or any other Law;

(b) To the extent a tract is bounded or traversed by a river, stream, branch or lake:

(i) The rights of upper and lower riparian owners and the rights of others to navigate such river or stream to the extent it is navigable;

(ii) The right, if any, of neighboring riparian owners and the public or others to use any public waters or the rights, if any, of the public to use the beaches or shores for recreational purposes;

(iii) Any claim of lack of title to the Timberlands formerly or presently comprising the shores or bottom of navigable waters or as a result of the change in the boundary due to accretion or avulsion; and

(iv) Any portion of the Timberlands which is sovereignty lands and other lands which may lie beneath the ordinary high water mark of navigable rivers as established as of the date the state in which such land is located was admitted to the Union of the United States.

(c) To the extent any portion of the Timberlands is bounded or traversed by a public road, the rights of others in and to any portion of the Timberlands that lies within said road;

(d) Railroad tracks and related facilities, if any, and related railroad easements or rights of way, if any, traversing the Timberlands and the rights of railroad companies to any tracks, siding, ties and rails associated therewith;

(e) All restrictions on the use of the Purchased Assets due to Environmental Laws, conservation easements of record, or the habitat conservation plans or similar agreements entered into by any of the Selling Parties as described in Section 1.7(e) of the Seller’s Disclosure Letter (the “Habitat Conservation Plans”), other than those which individually or in the aggregate would have a material adverse effect on the use and enjoyment by any Buying Party of the Timberlands or any portion thereof or would prevent or restrict in any material manner the continued ability to commercially harvest timber thereon;

(f) As to the Timberlands, subject to the apportionment provisions of Section 2.4, all ad valorem property Taxes for the Tax period during which the Closing occurs and all subsequent Tax periods, including any additional or supplemental Taxes that may result from a reassessment of the Timberlands, and any potential roll-back or greenbelt type Taxes related to any agricultural, forest or open space exemption which is subject to recapture pursuant to state Laws;

(g) Liens for Taxes not yet due and payable;

(h) Easements, discrepancies or conflicts in boundary lines, shortages in area, encroachments or any other facts which a current and accurate survey of the Timberlands would disclose, other than those that, individually or in the aggregate, would prevent or restrict in any material manner the continued ability to commercially harvest timber on the affected parcel in substantially the same manner as such harvesting is currently conducted;

(i) All oil, gas and other minerals as may have been previously reserved by or conveyed to others and any mineral leases concerning the mineral estate of the Timberlands;

(j) Rights, if any, relating to the construction and maintenance in connection with any public utility of wires, poles, pipes, conduits and appurtenances thereto, on, under, above or across the Timberlands;

(k) The Reserved Easements granted to or reserved by the Selling Parties pursuant to any provision of this Agreement;

(l) Rights of others under any of the Purchased Contracts, the Timberland Leases, the Real Property Leases or the Personal Property Leases;

(m) All matters disclosed in the Seller’s Disclosure Letter;

(n) Any uncured Buyer Parent’s Title Objections pursuant to Section 2.3(b) (other than those Seller has elected to cure pursuant to the provisions of Section 2.3(b)(i));

(o) The terms and provisions of the Master Stumpage Agreements, the Fiber Supply Agreements and the Support Agreements;

(p) Restrictions and obligations pursuant to the Continuing Agreements;

(q) Any claim of lack of access rights to any portion of the Owned Timberlands where (i) permission to access has been granted verbally or (ii) the Selling Parties have otherwise historically enjoyed access;

(r) Any other claim of lack of access rights to any portion of the Timberlands identified in Section 1.5 of the Buyer Parents’ Disclosure Letter as Timberlands to be conveyed to Cash Timber LLC, Cash Timber LP or any RMS Timber Entity, provided that such claims do not relate to properties exceeding in the aggregate 1% of the total acreage of the Timberlands identified in Section 1.5 of the Buyer Parents’ Disclosure Letter as Timberlands allocable to the Cash Timber LLC, Cash Timber LP or any RMS Timber Entity (the “RMS Access Threshold”), and provided, further that the acreage of any property deemed a Title Failure Carveout, a Title Objection Carveout or an Environmental Carveout shall not be applied to the RMS Access Threshold. If any such claims of lack of access rights relate to properties exceeding, in the aggregate, the RMS Access Threshold, the Parties shall use their reasonable best efforts to agree upon and specify, as Permitted Exceptions, affected properties with a total acreage equal to the RMS Access Threshold, the fair market value of which (determined in accordance with the first sentence of Section 2.3(b)(iv)) is as near as possible to the RMS Access FMV, and the lack of access with respect to the remainder of the properties subject to such claims shall not be deemed to be Permitted Exceptions hereunder;

(s) Any other claim of lack of access rights to any portion of the Timberlands identified in Section 1.5 of the Buyer Parents’ Disclosure Letter as Timberlands to be conveyed to FIA Buyer Parent or any FIA Timber Entity, provided that such claims do not relate to properties exceeding in the aggregate 1% of the total acreage of the Timberlands identified in Section 1.5 of the Buyer Parents’ Disclosure Letter as Timberlands allocable to any FIA Buyer Parent or any FIA Timber Entity (the “FIA Access Threshold”), and provided, further that the acreage of any property deemed a Title Failure Carveout, a Title Objection Carveout or an Environmental Carveout shall not be applied to the FIA Access Threshold. If any such claims of lack of access rights relate to properties exceeding, in the aggregate, the FIA Access Threshold, the Parties shall use their reasonable best efforts to agree upon and specify, as Permitted Exceptions, affected properties with a total acreage equal to the FIA Access Threshold, the fair market value of which (determined in accordance with the first sentence of Section 2.3(b)(iv)) is as near as possible to the FIA Access FMV, and the lack of access with respect to the remainder of the properties subject to such claims shall not be deemed to be Permitted Exceptions hereunder;

(t) Any Condemnations in respect of the Timberlands;

(u) With respect to any Leasehold Interest, any covenants, obligations, use restrictions and other terms set forth in the relevant Timberland Lease; and

(v) Any easements, covenants, use restrictions, zoning restrictions, boundary line disputes, encroachments and other third-party rights affecting the Timberlands or any material portion thereof not described in items (a) through (t) above and which, individually or in the aggregate, would not prevent or restrict in any material manner the continued ability to commercially harvest timber thereon.

Section 1.8 Assumed Liabilities; Excluded Liabilities.

(a) At the Closing, each Buyer Parent and Cash Entity shall deliver to the Selling Parties an instrument of assumption substantially in the form of Exhibit A-1 (the “Buyer Parent Instrument of Assumption”) pursuant to which each Buyer Parent and Cash Entity shall solely, exclusively and severally undertake, assume and agree to perform, pay, become liable for and discharge when due, and hold the Selling Parties and their respective directors, officers, employees, Affiliates, controlling persons, agents and representatives, and their respective successors and assigns, harmless from, any and all liabilities and obligations arising in the ordinary course of business, whether accrued or unaccrued, absolute or contingent, known or unknown, asserted or unasserted, resulting from or related to the Purchased Assets conveyed to such Buyer Parent or Cash Entity or to any direct or indirect wholly owned Subsidiary of such Buyer Parent or Cash Entity or any contract, commitment or undertaking to the extent related to the Purchased Assets conveyed to such Buyer Parent or Cash Entity or to any direct or indirect wholly owned Subsidiary of such Buyer Parent or Cash Entity (excluding any and all liabilities and obligations of Buyer), other than the Excluded Liabilities (collectively, the “Assumed Liabilities”).

(b) Immediately prior to the Closing, Seller shall cause each Timber Entity to deliver to the Selling Parties an instrument of assumption, substantially in the form of Exhibit A-2 (the “Timber Entity Instrument of Assumption”), pursuant to which each Timber Entity will solely, exclusively and severally undertake, assume and agree to perform, pay, become liable for and discharge when due, and hold the Selling Parties and their respective directors, officers, employees, Affiliates, controlling persons, agents and representatives, and their respective successors and assigns, harmless from, any and all liabilities and obligations arising in the ordinary course of business, whether accrued or unaccrued, absolute or contingent, known or unknown, asserted or unasserted, resulting from or related exclusively to the Timber Entity Assets conveyed to such Timber Entity, other than the Excluded Liabilities (collectively, the “Timber Entity Assumed Liabilities”).

(c) Notwithstanding anything in this Agreement to the contrary, no Buying Party shall assume, and the Selling Parties shall be solely and exclusively liable with respect to, and shall pay, perform or discharge when due, the liabilities and obligations relating to (i) the Purchased Assets (including the Timber Entity Assets), or any contract, commitment or undertaking related thereto to the extent arising prior to the Closing Date and arising outside of the ordinary course of business and arising or attributable to facts and circumstances that occurred prior to Closing, (ii) Tax liabilities related to the Purchased Assets (including the Timber Entity Assets) in respect of a Pre-Closing Tax Period (other than (A) any property Taxes and other non-Income Taxes and assessments in respect of the Purchased Assets (including the Timber Entity Assets) for the Tax period in which the Closing occurs, which are governed under Section 2.4, and (B) Transfer Taxes, which are governed under Section 3.4), (iii) the litigation matters described on Section 1.8(c) of the Seller’s Disclosure Letter or any litigation matters pending as of the Closing Date, except those pending litigation matters the subject matter of which is the acquired Timberlands (including boundary disputes and actions in respect of title, trespass and easement matters), (iv) the Reserved Easements, the Reserved Minerals and Gases, the Reserved Mineral and Gas Rights, the Reserved Water Rights and the Subsurface Geosequestration Rights (v) the Selling Parties’ continuing liabilities and obligations under this Agreement or the Ancillary Agreements, (vi) any accounting, transactional, brokerage or other expenses relating to the negotiation and consummation of the transactions contemplated in this Agreement by or on behalf of the Selling Parties, (vii) any third-party claim (or series of related claims based on the same or similar facts) with respect to events occurring prior to the Closing Date for which the amount in controversy exceeds $1,500,000, other than any pre-Closing third-party claim in respect of accounts payable obligations incurred by a Selling Party in the ordinary course of business and (viii) any Purchased Contract or Personal Property Lease required to be disclosed in Section 5.8 of the Seller’s Disclosure Letter but not disclosed therein, except to the extent that any Cash Entity after the Closing accepts performance under any such Purchased Contract or uses the personal property subject to any such Personal Property Lease, (ix) any governmental enforcement action other than those arising under Environmental Laws with respect to events occurring prior to the Closing Date, provided that no Buying Party does, or causes any other Person to, provide or disclose any information under any circumstances, except where required by Law, with the intent of or for the purpose of inducing, encouraging or soliciting such governmental action, (x) any governmental enforcement action arising under Environmental Laws brought within 18 months of the Closing Date with respect to events occurring prior to the Closing Date, and provided, further that (1) the provisions set forth in Section 13.5(c)(i) and (ii) shall apply to any claims against or liabilities of Seller in respect of Remediation pursuant to this subsection (x), and (2) no Buying Party does, or causes any other Person to, provide or disclose any information under any circumstances, except where required by Law, with the intent of or for the purpose of inducing, encouraging or soliciting such governmental action, (xi) any non-governmental third-party claim in respect of any injuries caused or suffered prior to the Closing Date in respect of any pre-Closing Adverse Environmental Condition for which the amount in controversy exceeds $500,000; provided that no Buying Party does, or causes any other Person to, provide or disclose any information under any circumstances, except where required by Law, with the intent of or for the purpose of inducing, encouraging or soliciting any non-governmental action by a third-party claimant; and provided further that such non-governmental third-party claims pursuant to this Section 1.8(c)(xi) in respect of pre-Closing Adverse Environmental Conditions caused by another party’s mining operations, which mining operations are covered by a surface rights servitude or a mineral servitude, shall be deemed Excluded Liabilities only (A) if any Cash Entity, Timber Entity or Buyer Affiliate, as the case may be, shall have used their good faith efforts to recover all losses, damages, costs and expenses from such party and (B) to the extent that the losses, damages, costs or expenses arising out of such non-governmental third-party claim exceed the damages or insurance proceeds received from such party in respect of such loss, damage, cost or expense and (xii) any liabilities of any Timber Entity or any Selling Party under ERISA (collectively, the “Excluded Liabilities”).

ARTICLE II

PURCHASE PRICE; PAYMENT

Section 2.1 Purchase Price.

The aggregate purchase price payable by Buyer Parents, Buyers, Cash Entities and Buyer Affiliate to Seller on behalf of the Selling Parties in consideration for the Purchased Assets shall be $4,982,789,128 (the “Pre-Adjustment Purchase Price”), subject to adjustment as provided in Sections 2.3 and 2.4 and Article XIII (the “Purchase Price”). The Purchase Price shall be payable as provided in Section 2.5.

Section 2.2 Allocation of Purchase Price.

(a) The Pre-Adjustment Purchase Price shall be tentatively allocated as follows: (i) approximately 80% of the Pre-Adjustment Purchase Price shall be tentatively allocated to the Installment Note Purchase Price, subject to adjustment as provided in this Section 2.2(a); and (ii) the balance of the Pre-Adjustment Purchase Price shall be allocated to the Cash Purchase Price. Not later than 10 days prior to the Closing Date, Seller shall determine and deliver to the Buyer Representative, subject to the Buyer Representative’s consent (which consent shall not be unreasonably withheld or delayed), the actual amounts of the Installment Note Purchase Price to be paid by each Buyer to

Seller at the Closing and the Cash Purchase Price to be paid by each Buyer Parent, each Buyer, each Cash Entity and Buyer Affiliate to Seller at the Closing, which amounts shall be consistent with the allocation of Purchased Assets between Cash Assets and Installment Note Assets and among the various Buying Parties pursuant to Section 1.5. The Installment Note Purchase Price (prior to any adjustments made pursuant to Sections 2.3 or 2.4) shall not exceed $4,000,000,000. The initial allocation described in this Section 2.2(a) shall be further adjusted in accordance with the Purchase Price adjustment provisions set forth in Sections 2.3 and 2.4.

(b) Not later than 90 days after the Closing, Buyer Parents shall determine, prepare and submit to Seller proposed schedules of the following, subject to Seller’s consent (which consent shall not be unreasonably withheld or delayed): (i) the allocation of the Installment Note Purchase Price (together with any Timber Entity Assumed Liabilities that are considered liabilities for Income Tax purposes and that directly relate to the Installment Note Timberlands) among the Installment Note Timberlands (the “Installment Note Purchase Price Allocation”) and (ii) the allocation of the Cash Purchase Price (together with any Assumed Liabilities that are considered liabilities for Income Tax purposes and that are directly related to the Cash Assets) among the Cash Assets (the “Cash Purchase Price Allocation” and, together with the Installment Note Purchase Price Allocation, the “Purchase Price Allocation”). The Installment Note Purchase Price (together with any Timber Entity Assumed Liabilities that are considered liabilities for Income Tax purposes and that are directly related to the Installment Note Timberlands) shall be allocated in its entirety to the Installment Note Timberlands. Any Cash Assets used or held for use by the Selling Parties in connection with the ownership and operation of the Installment Note Timberlands (including any Timber Entity Assets that do not constitute Installment Note Timberlands and any Buyer Affiliate Assets) or any Assumed Liabilities (other than any Timber Entity Assumed Liabilities that are directly related to the Installment Note Timberlands) shall be allocated as a part of the Cash Purchase Price Allocation. It is the intention of the Parties that the Installment Note Purchase Price (in the form of Timber Notes) will be paid solely as consideration for the sale of the Installment Note Timberlands; provided, however, that certain post-Closing adjustments to the Purchase Price made in the form of cash may be allocated in part to the Installment Note Timberlands. Buyer Parent shall adjust the Purchase Price Allocation from time to time to reflect any adjustments to the Purchase Price made pursuant to Sections 2.3 and 2.4 and Article XIII, subject to Seller’s consent (which consent shall not be unreasonably withheld or delayed).

(c) The Purchase Price Allocation shall be made in accordance with Section 1060 of the Code and applicable Treasury Regulations. Except to the extent such action or inaction would cause any Person to be in violation of the final determination of any Tax Authority, each of the Parties shall: (i) be bound by the Purchase Price Allocation for purposes of determining any Taxes; (ii) prepare and file, and cause their Affiliates to prepare and file, their Tax Returns on a basis consistent with the Purchase

Price Allocation; and (iii) take no position, and cause their Affiliates to take no position, inconsistent with the Purchase Price Allocation on any applicable Tax Return or in any proceeding before any Tax Authority or otherwise. In the event that the Purchase Price Allocation is disputed by any Tax Authority, the Party receiving notice of the dispute shall promptly notify the other Parties concerning the dispute and shall consult with the other Parties concerning the resolution of the dispute and each Party shall cooperate in good faith in responding to such challenge in order to preserve the effectiveness of the allocations determined pursuant to this Section 2.2. Each Party shall cooperate in the preparation and timely filing of Form 8594 and any comparable state or local forms or reports and, to the extent permissible by or required by law, any corrections, amendments or supplements (or additional forms or reports) thereto (including any supplements, amendments, forms or reports arising as a result of any adjustments to the Purchase Price pursuant to Sections 2.3 and 2.4 and Article XIII).

Section 2.3 Purchase Price Adjustments.

The Purchase Price shall be subject to the following adjustments:

(a) Timber Adjustments.

(i) Within 30 days after the Closing Date, Seller shall provide to the Buyer Representative a harvest report (the “Harvest Statement”) certifying the volume, by Merchantable Timber Category, of merchantable timber that was actually removed from the Timberlands during the Timber Adjustment Period (the “Harvest Amount”), together with the Weighted Average Prices for Pulpwood and the Transfer Prices for Saw Logs and such other supporting data as the Buyer Representative may reasonably request. The Buyer Representative shall have 60 days from the receipt of the Harvest Statement to deliver to Seller written notice (an “Objection Notice”) of (i) any objections to the calculation of any portion of such Harvest Amount and/or (ii) any objections to the applicable Weighted Average Prices and/or Transfer Prices, which Objection Notice shall request commencement of the procedure set forth in Section 2.3(a)(ii). If Seller does not receive an Objection Notice prior to the expiration of such 60-day period, the Buyer Representative shall have been deemed to have waived its right to object to Seller’s calculation of any portion of the Harvest Amount and any applicable Weighted Average Price and/or Transfer Price.

(ii) Within 15 days of receipt of an Objection Notice, Seller shall appoint an independent forestry consultant reasonably satisfactory to the Buyer Representative to act as a consultant with respect to the calculation of the Harvest Amount (the “Forestry Consultant”) and an independent appraiser, appointed by Seller, and reasonably acceptable to the Buyer Representative, to act as an arbitrator with respect to calculation of the Weighted Average Price and/or

Transfer Price. During the period following receipt of such Objection Notice, Seller and the Buyer Representative shall negotiate in good faith to reach agreement on the Harvest Amount, Weighted Average Price and/or Transfer Price. If Seller and the Buyer Representative agree on the calculation of such amount or such prices, then such amount and/or such prices, as applicable, shall become final and binding on the Parties. If Seller and the Buyer Representative are unable to agree on any of the disputed calculations within 30 days after receipt of the Objection Notice, the parties shall refer outstanding matters relating to the calculation of the Harvest Amount to the Forestry Consultant and outstanding matters relating to the Weighted Average Prices and/or Transfer Prices to the independent appraiser and each party will, at a mutually agreed time within three days after referral of the matter to the Forestry Consultant and/or independent appraiser, simultaneously submit to the (A) Forestry Consultant their respective calculations of the disputed portions of the Harvest Amount and any necessary supporting documentation and (B) independent appraiser their respective calculations of the applicable Weighted Average Prices and/or Transfer Prices. Within 30 days of such submissions, the Forestry Consultant will select one of the two submissions (and shall not select any other amount) as being most representative of the disputed portion of the Harvest Amount, and the submission so selected shall be final and binding on the Parties. Within 30 days of such submissions, the independent appraiser will select one of the two submissions (and shall not select any other price) as being most representative of the disputed Weighted Average Price and/or Transfer Price, and the submissions so selected shall be final and binding on the Parties. The costs and expenses of the Forestry Consultant and the independent appraiser in connection with the dispute resolution procedure set forth herein shall be paid by the non-prevailing party.

(iii) Upon a final determination of the Harvest Amount, and the applicable Weighted Average Prices and Transfer Prices, the Purchase Price shall be adjusted pursuant to this Section 2.3(a)(iii). If the Timber Adjustment Value is less than zero, the Purchase Price shall be reduced by such amount and Seller shall pay such amount in cash by wire transfer of immediately available funds to the bank account or accounts designated by the Buyer Representative. If the Timber Adjustment Value is greater than zero, the Purchase Price shall be increased by such amount and the Buyer Representative shall cause the appropriate Buyer Parent to pay such amount in cash by wire transfer of immediately available funds to the bank account or accounts designated by Seller.

(b) Buyer Parents’ Title Objections.

(i) Each Buyer Parent shall have until the 60th day after the date a Title Commitment and copies of all documentary exceptions referenced therein are made available to it, in the case of any Title Commitment and copies of all documentary exceptions referenced therein made available to it on or after the date of this Agreement (the “Title Objection Period”) to deliver to Seller written notice of any objections to matters reflected in such Title Commitment, which, in such Buyer Parent’s reasonable judgment, would adversely affect the use or enjoyment by FIA Buyer Parent, any Cash Entity or Timber Entity of any parcel or portion of the Owned Timberlands or recorded Leasehold Interests (each, a “Buyer Parent Title Objection” and collectively, “Buyer Parents’ Title Objections”); provided that no Buyer Parent shall have any right to object to the following items pursuant to this Section 2.3(b) and, for the purposes of this Agreement, such items will not be considered Buyer Parent Title Objections: (A) any Permitted Exceptions and (B) any title matter that otherwise would have constituted a Buyer Parent Title Objection unless and until, in the aggregate, such title matters affect 1% or more of the total acreage of the FMA containing the affected Owned Timberlands or recorded Leasehold Interests (the “Title Basket Amount”) and, in such case, any such title matters affecting the Timberlands exceeding 1% of such total acreage shall be eligible to be Buyer Parent Title Objections; provided that (1) the Title Basket Amount shall not apply to any Buyer Parent Title Objection in respect of (x) a Title Failure or (y) a claim of lack of access with respect to properties exceeding the 1% threshold in Sections 1.7(r) or (s), (2) each Buyer Parent shall be permitted to object to all Title Failures affecting the Owned Timberlands and recorded Leasehold Interests being conveyed to it and (3) Buyer Parent Title Objections in respect of Title Failures shall not be considered in the determination of whether the Buyer Parent Title Objections exceed the Title Basket Amount. In the event any Title Commitment is made available to Buyer Parent by posting such Title Commitment (together with any exceptions thereto) in the online data room established by Seller, the Title Objection Period shall commence on the day notice thereof has been given by Seller to Buyer Parent by email at the address set forth in Section 2.3(b)(i) of the Buyer Parent’s Disclosure Letter. Upon receipt of Buyer Parents’ Title Objections, Seller may elect (but shall not be obligated) to remove or cause to be removed any such Buyer Parent Title Objections, and Seller shall notify the relevant Buyer Parent in writing within 10 days after receipt of Buyer Parents’ Title Objections whether Seller elects to remove the same. Failure of Seller to respond in writing within such time period shall be deemed an election by Seller not to remove such Buyer Parent Title Objections. Any Buyer Parent Title Objection shall be deemed to be cured if Seller causes the Title Company to issue a Title Policy for such portion of the Owned Timberlands affirmatively insuring over, or not raising as an exception to the Title Policy, such Buyer Parent Title Objection. Notwithstanding the foregoing, Seller shall be obligated to remove, on or before the Closing Date, all Liens against the Owned Timberlands evidencing monetary encumbrances (other than Liens for non-delinquent general real estate Taxes or assessments) (“Monetary Liens”) created as a result of the acts or omissions of the Seller Parties or their respective Affiliates, agents or employees.

Seller may use any portion of the Timberlands Purchase Price to satisfy any Monetary Liens that exist as of the Closing Date, provided that Seller shall cause the Title Company to remove such Monetary Liens. If Seller does not receive written notice of Buyer Parents’ Title Objections for any objection to matters reflected in a particular Title Commitment on or before the expiration of the relevant Title Objection Period, the relevant Buyer Parent shall be deemed to have waived its right to object to any and all matters reflected in such Title Commitment and the relevant Cash Entity, or Timber Entity as the case may be, and, except in the case of a Title Failure, shall be deemed to accept title subject to such matters. Except in the case of a Title Failure, any such Buyer Parent Title Objection waived (or deemed waived) by the relevant Buyer Parent shall be deemed to constitute a Permitted Exception, and the Closing shall occur as herein provided without any reduction of or credit against the Timberlands Purchase Price for such waived Buyer Parent Title Objection.

(ii) Remedy for Title Failure. In the event of any Title Failure, the relevant Buyer Parent’s sole remedy with respect to any such Title Failure shall be to receive a Purchase Price adjustment as described in Sections 2.3(b)(iv) and such Buyer Parent shall, or shall cause the relevant Cash Entity or Timber Entity to, proceed to the Closing with those portions of the Owned Timberlands or Leasehold Interests that are subject to such Title Failure excluded from the Purchased Real Property Assets to be conveyed to such Cash Entity at the Closing or to the relevant Timber Entity immediately prior to the Closing, as the case may be, (a “Title Failure Carveout”). Notwithstanding the foregoing, each Title Failure Carveout in which Seller has an interest shall contain at least 20 acres and provide the Selling Parties with reasonable access to such Title Failure Carveout.

(iii) Remedy for Buyer Parent Title Objection. In the event Seller elects or is deemed to have elected not to cure any Buyer Parent Title Objection (other than Monetary Liens or Title Failures), then Seller, at its sole election, may either require: (A) (1) the relevant Buyer Parent or Cash Entity, as the case may be, to proceed to the Closing with the relevant Cash Entity accepting title to those portions of the Owned Cash Timberlands that are subject to such uncured Buyer Parents’ Title Objections and the relevant Timber Entity accepting title, immediately prior to the Closing, to those portions of the Owned Installment Note Timberlands being transferred to it that are subject to such uncured Buyer Parents’ Title Objections (“Accepted Buyer Parents’ Title Objections”) and indemnify the relevant Buyer Parent, Cash Entity or Timber Entity, as the case may be, (or, if requested by the relevant Buyer Parent, Cash Entity, Timber Entity or the Title Company), for any damages actually suffered by such party as a result of the circumstances giving rise to such Accepted Buyer Parents’ Title Objections pursuant to Section 13.7 or (2) in the case of any Buyer Parent Title Objections relating to any Leasehold Interest, (x) require that the relevant Cash Entity proceed to the Closing with such Cash Entity assuming the Cash Timberland Lease that is subject to such uncured Buyer Parent’s Title Objections, and each Timber Entity assuming, effective immediately prior to the Closing, the Installment Note Timberland Lease that is subject to such uncured Buyer Parent’s Title Objections and (y) indemnify such Cash Entity or such Timber Entity, as the case may be, for any damages actually suffered by such party as a result of the circumstances giving rise to such Accepted Buyer Parent Title Objections pursuant to Section 13.7; provided, however, that in the event the indemnification contemplated by this clause (A) is unacceptable to any Lender providing Debt Financing to the Buying Parties, the Selling Parties will use reasonable best efforts (including indemnifying the Title Company from and against and against any liability in respect of any Accepted Buyer Parent Title Objections subject to the limits set forth in Section 13.7) to provide to Buyer Parent such Title Commitments issued by the Title Company as will be reasonably acceptable to such Lender, or (B) require that the relevant Cash Entity accept an adjustment to the Cash Purchase Price as described in Sections 2.3(b)(iv) and require the relevant Buyer Parent, Buyer and Cash Entity to proceed to the Closing with those portions of the Owned Timberlands or the Leasehold Interests that are subject to such uncured Buyer Parents’ Title Objections excluded from the Purchased Real Property Assets to be conveyed to the relevant Cash Entity at the Closing or to the relevant Timber Entity immediately prior to the Closing, as the case may be (a “Title Objection Carveout”); provided that (x) each Title Objection Carveout with respect to a Buyer Parent’s Title Objection affecting a portion or portions of the Timberlands shall contain at least 20 acres (other than a Title Objection Carveout in respect of a recorded Leasehold Interest) and provide the Selling Parties with reasonable access to such Title Failure Carveout and (y) each Title Objection Carveout with respect to a Buyer Parent’s Title Objection affecting a Leasehold Interest shall contain such Leasehold Interest in its entirety.

(iv) FMV Calculation. The fair market value of any portion of the Owned Timberlands and recorded Leasehold Interests subject to any Title Failure Carveout or Title Objection Carveout, including lack of access claims exceeding the RMS Access Threshold or FIA Access Threshold, as applicable, shall follow the procedures set forth in Section 2.3(b)(i) above, and be calculated, in the case of Owned Timberlands, in accordance with Exhibit B, and, in the case of recorded Leasehold Interests, based on the discounted cash flows attributable to such Leasehold Interests, as determined by mutual agreement, or, if Seller and the relevant Buyer Parent are unable to agree on such fair market value, the parties shall refer the matter to an independent consultant and each party will, at a mutually agreed time within three days after referral of the matter to such consultant, simultaneously submit to the consultant their respective calculations of such fair market value and any necessary supporting documentation. Within 30 days of such submissions, the consultant will select one of the two submissions

(and shall not select any other amount) as being most representative of the disputed discounted rate of cash flows, and the submission so selected shall be final and binding on the Parties. The costs and expenses of the consultant in connection with the dispute resolution procedure set forth herein shall be paid by the non-prevailing party. At the Closing, (A) the Cash Purchase Price shall be reduced by an amount equal to the aggregate fair market value of the portions of the Cash Timberlands subject to such Title Failure Carveouts or Title Objection Carveouts (including those in respect of lack of access claims exceeding the RMS Access Threshold or FIA Access Threshold), if any, as calculated in accordance with Exhibit B and (B) the Installment Note Purchase Price shall be reduced (in the form of a reduction to the aggregate principal amount of the Timber Note) by an amount equal to the aggregate fair market value of the Installment Note Timberlands subject to such Title Failure Carveouts or Title Objection Carveouts (including those in respect of lack of access claims exceeding the RMS Access Threshold of FIA Access Threshold), if any, as calculated in accordance with Exhibit B.

(v) For a period of one year from the Closing Date, at its option, Seller may require the relevant Cash Entity or Timber Entity to accept title to any Title Failure Carveout or Title Objection Carveout (subject to the Permitted Exceptions and Reserved Easements affecting such Title Failure Carveout or Title Objection Carveout) for which any Selling Party has removed or caused to be removed (A) all title defects affecting such Title Failure Carveout or (B) Buyer Parent Title Objections affecting such Title Objection Carveout. If Seller elects to transfer to the relevant Cash Entity or Timber Entity title to any Title Failure Carveout or Title Objection Carveout pursuant to this Section 2.3(b)(v), then (1) Seller shall convey or cause the Other Selling Parties to convey such Title Failure Carveout or Title Objection Carveout to the relevant Cash Entity or Timber Entity pursuant to an instrument of conveyance described in Section 3.2(a)(iii) or (v), as applicable, subject to the Permitted Exceptions and (2) the entity to which such Title Failure Carveout or Title Objection Carveout is being conveyed, the relevant Cash Entity or Timber Entity, shall pay Seller an amount in cash equal to the amount of the fair market value of such Title Failure Carveout or Title Objection Carveout, provided that in no event will such entity be obligated to pay under this Section 2.3(b)(v) an amount in excess of the aggregate downward adjustment to the Purchase Price in respect of the Title Failure Carveouts or Title Objection Carveouts pursuant to Section 2.3(b)(iv). Any payments by the relevant Cash Entity or Timber Entity to Seller for transfers of any Title Failure Carveouts or Title Objection Carveouts shall be made, upon the transfer of such Title Failure Carveouts or Title Objection Carveouts from Seller to the relevant Cash Entity or Timber Entity, as the case may be, by wire transfer of immediately available funds to a bank account designated by Seller. The relevant Cash Entity, Timber Entity and their respective Affiliates shall cooperate in any effort that may be necessary for Seller to transfer title to any Title Failure Carveout or Title Objection Carveout or to establish, vest or confirm title to any Title Failure Carveout or Title Objection Carveout in the relevant Cash Entity or Timber Entity, as the case may be, including executing all documents pertaining to the Title Failure Carveouts or Title Objection Carveouts as are reasonably requested by the Selling Parties. Any sales, use, excise, documentary, stamp duty, registration, transfer, conveyance, economic interest transfer or other similar Taxes related to the conveyance to the relevant Cash Entity or Timber Entity, as the case may be, of any Title Failure Carveout or Title Objection Carveout pursuant to this Section 2.3(b)(v) shall be payable as Transfer Taxes in accordance with Section 3.4.

(c) Casualty Loss.

(i) Notification of Casualty Loss. From the date of this Agreement until the Closing Date, Seller shall promptly give notice to the relevant Buyer Parent upon obtaining any Selling Parties’ Knowledge of any Casualty Loss on any FMA involving damaged or lost timber on such FMA occurring between November 15, 2005 and the Closing Date and affecting more than 100 acres as determined in good faith by Seller, together with a written estimate of the fair market value of the damaged or lost timber, as determined in good faith by Seller, resulting from such Casualty Loss. The Buyer Representative shall have until the 90th day after the Closing Date to deliver to Seller written notice of any Casualty Loss that was not identified by Seller in accordance with the previous sentence of this Section 2.3(c)(i) and that involved damaged or lost timber having a fair market value in excess of $2,000,000, together with a written estimate of the fair market value of the damaged or lost timber, as determined in good faith by the Buyer Representative, resulting from such Casualty Loss. If Seller does not receive notice of such Casualty Loss from the Buyer Representative prior to the expiration of such 90-day period, the Buyer Representative shall be deemed to have waived the rights of the relevant Buying Party to receive a Purchase Price adjustment in respect of any such Casualty Loss in excess of $2,000,000, apart from any Purchase Price adjustment for any portion of such Casualty Loss exceeding $2,000,000 that was identified by Seller prior to the Closing pursuant to the first sentence of this Section 2.3(c)(i), and the relevant Cash Entity or Timber Entity, as the case may be, shall be deemed to accept the Timberlands subject to such Casualty Loss.

(ii) Post-Closing Purchase Price Adjustment for Casualty Loss. If Buyer Parent objects to any of Seller’s estimates of the fair market value of the damaged or lost timber made prior to the Closing pursuant to Section 2.3(c)(i) or if Seller objects to any of the Buyer Representative’s estimates of the fair market value of the damaged or lost timber made post-Closing pursuant to

Section 2.3(c)(i), and, in either case, Buyer Parent reasonably determines that such damaged or lost timber had an FMV in excess of $2,000,000. Seller and the Buyer Representative shall negotiate in good faith to determine by mutual agreement the fair market value of the damaged or lost timber in accordance with Section 2.3(c)(iv). If Seller and the Buyer Representative agree on the amount of such value, then such value will become final and binding on the Parties. If Seller and the Buyer Representative are unable to agree on the amount of such value within 30 days of Buyer Parent’s or Buyer Representative’s delivery of a notice of objection to Seller’s pre-Closing estimate or Seller’s delivery of a notice of objection to the Buyer Representative’s post-Closing estimate, Seller and the Buyer Representative will refer the matter to an independent appraiser, appointed by Seller and reasonably acceptable to the Buyer Representative, and each will, at a mutually agreed time within three days after such referral, simultaneously submit to the independent appraiser their respective calculations of the fair market value of such damaged or lost timber. Within 30 days of such final submissions, the independent appraiser shall determine the fair market value of the damaged or lost timber in accordance with this Section 2.3(c) and shall select one of the two final submissions of the Parties (and shall not select any other amount) as being most representative of the fair market value of such damaged or lost timber, and the submission so selected shall be final and binding on the Parties. Upon a final determination of the fair market value of such damaged or lost timber, if the fair market value is finally determined to exceed $2,000,000, the Purchase Price shall be reduced by such fair market value and Seller shall pay such amount in cash by wire transfer of immediately available funds to the bank account or accounts designated by the Buyer Representative. The costs and expenses of the independent appraiser in connection with the dispute resolution procedure set forth herein shall be paid by the non-prevailing party.

(iii) Casualty Loss with FMV of less than $2,000,000. If Seller estimates in good faith, or it is determined in accordance with this Section 2.3(c), that the damaged or lost timber in connection with Casualty Losses on any FMA has an aggregate fair market value of less than $2,000,000, the relevant Cash Entity or Timber Entity, as the case may be, shall be deemed to accept such FMA (and the timber thereon) in its condition as of the Closing Date, with no reduction in the Purchase Price.

(iv) Determination of FMV of Timber Related to a Casualty Loss. For the purpose of determining the fair market value of the damaged or lost timber resulting from a Casualty Loss, (A) the fair market value for damaged or lost timber shall be deemed to equal the value of the timber, determined in accordance with Exhibit B, net of the actual salvage value of such timber received by the relevant Cash Entity or Timber Entity, as the case may be, after deducting the cost of harvesting and delivering such timber, and (B) a Casualty Loss shall refer only to a single incident of casualty (e.g., a single fire or earthquake), and separate incidents of casualty losses shall not be aggregated.

(d) Acreage Adjustment.

(i) Not later than 20 days prior to the Closing Date, Seller shall furnish the Buyer Parents with updated versions of the geographic information system maps describing the Timberlands that are currently set forth in Section 1.1(a)(1) of the Seller’s Disclosure Letter. Seller and the Buyer Representative shall identify, by comparing such maps with the updated versions, the acreage added to the Owned Cash Timberlands (the “Additional Owned Cash Timberlands Acreage”), to the Owned Installment Note Timberlands (the “Additional Owned Installment Note Timberlands Acreage”), to the Cash Leasehold Interests (the “Additional Cash Leasehold Interests”) and to the Timber Entity Leasehold Interests (the “Additional Timber Entity Leasehold Interests”), and the acreage subtracted from the Owned Cash Timberlands (the “Subtracted Owned Cash Timberlands Acreage”), from the Owned Installment Note Timberlands (the “Subtracted Owned Installment Note Timberlands Acreage”), from the Cash Leasehold Interests (the “Subtracted Cash Leasehold Interests”) and from the Timber Entity Leasehold Interests (the “Subtracted Timber Entity Leasehold Interests”). If by the 15th day prior to the Closing Date, Seller and the Buyer Representative are unable to agree on the Additional Owned Cash Timberlands Acreage, the Additional Owned Installment Note Timberlands Acreage, the Additional Cash Leasehold Interests, the Additional Timber Entity Leasehold Interests, the Subtracted Owned Cash Timberlands Acreage, the Subtracted Installment Note Timberlands Acreage, the Subtracted Cash Leasehold Interests or the Subtracted Timber Entity Leasehold Interests, Seller shall appoint a Forestry Consultant within three days and each party will, at a mutually agreed time within three days after referral of the matter to the Forestry Consultant, simultaneously submit to the Forestry Consultant their respective identifications of the Additional Owned Cash Timberlands Acreage, the Additional Owned Installment Note Timberlands Acreage, the Additional Cash Leasehold Interests, the Additional Timber Entity Leasehold Interests, the Subtracted Owned Cash Timberlands Acreage, the Subtracted Installment Note Timberlands Acreage, the Subtracted Cash Leasehold Interests or the Subtracted Timber Entity Leasehold Interests, as the case may be. Within five days of such submissions, the Forestry Consultant will select one of the two submissions as being most representative of the Additional Owned Cash Timberlands Acreage, the Additional Owned Installment Note Timberlands Acreage, the Additional Cash Leasehold Interests, the Additional Timber Entity Leasehold Interests, the Subtracted Owned Cash Timberlands Acreage, the Subtracted Installment Note Timberlands Acreage, the Subtracted Cash Leasehold Interests or the Subtracted Timber Entity Leasehold Interests, as the case may be, and the submission so selected shall be final and binding on the Parties. The costs and expenses of the Forestry Consultant in connection with the dispute resolution procedure set forth herein shall be paid by the non-prevailing Party.

(ii) The Cash Purchase Price to be paid at Closing shall be adjusted by (A) adding the value of any Additional Owned Cash Timberlands Acreage and Additional Cash Leasehold Interests and (B) subtracting the value of any Subtracted Owned Cash Timberlands Acreage and Subtracted Cash Leasehold Interests, such values in each case to be determined in accordance with Exhibit B.

(iii) The Installment Note Purchase Price to be paid at Closing shall be adjusted (A) adding the value of any Additional Owned Installment Note Timberlands Acreage and Additional Timber Entity Leasehold Interests and (B) subtracting the value of any Subtracted Owned Installment Note Timberlands Acreage and Subtracted Timber Entity Leasehold Interests, such values in each case to be determined in accordance with Exhibit B.

(iv) No adjustment to the Purchase Price shall be made under this Section 2.3(d) to the extent any adjustment is made pursuant to Section 2.3(b)(iv).

(e) Adjustment of Harvest Plans. In the event of a material change in the total acreage of the Timberlands transferred to the Buying Parties pursuant to this Agreement resulting from changes described in Section 2.3(d), Title Failure Carveouts, Title Objection Carveouts or Environmental Carveouts, the Parties will negotiate in good faith to agree upon appropriate adjustments to the harvest plans associated with the Fiber Supply Agreements in order to take account of such change (including in respect of the approximately 29,000 acre adjustment agreed to prior to the date hereof).

Section 2.4 Apportionments.

Except as provided in Section 3.4, the following shall be apportioned between the Buying Parties, as the case may be, on the one hand, and the Selling Parties, on the one hand, on and as of the Closing Date (on a per diem basis): (i) rents due from Seller or any of the Selling Parties under the Timberland Leases, Real Property Leases or Personal Property Leases; (ii) property and other non-Income Taxes and assessments in respect of the Purchased Assets and any Timberland Leases or Real Property Leases for which a Selling Party has the obligation to pay property or other non-Income Taxes and assessments (including property or other non-Income Taxes and assessments, if any, payable in respect of the Timber Entity Assets), in each case, with respect to the Tax period in which the Closing Date occurs; (iii) revenue from the Real Property Leases, including hunting and other recreational lease revenue; and (iv) payments, applying to the period beginning on the Closing Date, made by any Selling Party in respect of any Timberland Leases, Real Property Leases, Personal Property Leases or Purchased

Contracts (collectively, “Apportionments”). Not later than five days prior to the Closing Date, Seller and each Buyer Parent shall determine the Apportionments, and the Installment Note Purchase Price shall be increased or reduced, as applicable (in the form of an increase or reduction of the aggregate principal amount of the Timber Notes), by the aggregate amount of such Apportionments relating to the Installment Note Timberlands, and the Cash Purchase Price shall be increased or reduced, as applicable, by the aggregate amount of such Apportionments relating to the Cash Assets. If the Closing Date occurs before the applicable Tax rate is fixed for the applicable Tax period, then property Taxes and other non-Income Taxes and assessments shall be apportioned on the basis of the Tax rate in effect for the immediately preceding Tax period. Seller and each Buyer Parent agree to furnish each other with such documents and other records as may be reasonably requested in order to confirm all Apportionment calculations made pursuant to this Section 2.4. Except for the estimated adjustment set forth hereinabove, there shall be no proration of property Taxes or other non-Income Taxes and assessments and, as between each Buyer Parent and Seller, each Buyer Parent agrees that, after the Closing, it shall be solely responsible for all such property Taxes and other non-Income Taxes and assessments due and payable in respect of any Purchased Assets conveyed to it or conveyed to a direct or indirect wholly owned Subsidiary. If Buyer Parents and Seller cannot agree as to Apportionments, the dispute will be resolved pursuant to Section 9.5.

Section 2.5 Payment of Purchase Price.

At the Closing, Buyer Parents shall draw on the equity and debt commitments evidenced by the commitment letters previously furnished to Seller, and the Purchase Price shall be payable as follows:

(a) The Installment Note Purchase Price shall be payable by Buyers to Seller on behalf of the Selling Parties, or to those parties designated in writing by Seller on behalf of the Selling Parties, in the form of installment notes issued by Buyers, substantially in the form of Exhibit C (each, a “Timber Note”), in an aggregate principal amount equal to the Installment Note Purchase Price, as adjusted pursuant to Section 2.3(d) and 2.4. Each Buyer shall pay the portion of the Installment Note Purchase Price set forth opposite its name in Section 2.5(a) of the Buyer Parents’ Disclosure Letter. Each Timber Note shall be issued in the denomination requested by Seller on behalf of the Selling Parties not later than five business days prior to the Closing Date. Each Timber Note shall be fully secured by an irrevocable standby letter of credit in form and substance reasonably satisfactory to Seller (each, a “Letter of Credit”) on terms and conditions that are consistent with the Timber Note Indicative Terms. Buyer Parents and Buyers will be solely responsible for all fees and expenses associated with the Letters of Credit with respect to the initial ten years of the term of the Timber Notes, and the Selling Parties will be solely responsible for all fees and expenses associated with the Letters of Credit for all periods thereafter.

(b) The Cash Purchase Price, as adjusted pursuant to Sections 2.2(a), 2.3(b)(iv), 2.3(d) and 2.4, (i) in respect of the Cash Entity Assets shall be payable by Cash Entities to Seller on behalf of the Selling Parties, (ii) in respect of the Timber Entity Purchased Assets shall be payable by Buyers to Seller on behalf of the Selling Parties and (iii) in respect of the Buyer Affiliate Purchased Assets, if any, shall be payable by Buyer Affiliate to Seller on behalf of the Selling Parties. Each Cash Entity, each Timber Entity and Buyer Affiliate shall pay the portion of the Cash Purchase Price set forth opposite its name in Section 2.5(b) of the Buyer Parents’ Disclosure Letter. The amounts payable pursuant to (i), (ii) and (iii) hereof shall be payable by Cash Entities, Buyers and Buyer Affiliate in cash by wire transfer of immediately available funds to the bank account or accounts designated by Seller on behalf of the Selling Parties.

ARTICLE III

CLOSING

Section 3.1 Closing.

The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place, subject to the satisfaction, or waiver by the Party or Parties entitled to the benefit thereof, of the conditions set forth in Article XII, at a place designated by Seller, at 9:00 a.m., New York City time, on or as of the last day of the month in which all of the conditions set forth in Article XII have been satisfied, or waived by the Party or Parties entitled to the benefit thereof (other than those conditions that by their nature are to be satisfied at the Closing), in accordance with this Agreement, provided that if such conditions are satisfied or waived less than three days before the last day of the month, the Closing will take place on or as of the last day of the subsequent month or at such other time and date as the Parties shall agree in writing (the date on which the Closing occurs, the “Closing Date”). Except as specifically provided herein, time is of the essence for this Agreement for all purposes.

Section 3.2 Closing Deliveries.

(a) Closing Deliveries by the Selling Parties. The Selling Parties shall deliver the following items to the relevant Buyer Parent at the Closing:

(i) a certificate from a duly authorized officer of Seller attesting to the matters set forth in Sections 12.2(b) and 12.2(c);

(ii) duly executed (A) counterparts of the assignment and assumption agreements under which the Selling Parties assign and the relevant Buyer Parent and Cash Entities assume all of the Selling Parties’ right, title and interest in and to the Cash Purchased Contracts, Cash Licenses and Cash Purchased

Condemnations being conveyed to it, substantially in the form of Exhibit D-1 (the “General Assignment and Assumption”), (B) counterparts of the assignment and assumption agreements under which, immediately prior to the Closing, the Selling Parties assigned and each Timber Entity assumed all of the Selling Parties’ right, title and interest in and to the Timber Entity Purchased Contracts, Timber Entity Licenses and the Installment Note Purchased Condemnations being conveyed to it, substantially in the form of Exhibit D-2 (the “General Timber Entity Assignment and Assumption”), and (C) counterparts of an assignment and assumption agreement under which, immediately prior to the Closing, the Selling Parties assigned and Buyer Affiliate assumed all of the Selling Parties’ right, title and interest in and to the Personal Property Leases, substantially in the form of Exhibit D -3 (the “General Buyer Affiliate Assignment and Assumption”);

(iii) duly executed counterparts of (A) assignment and assumption agreements, in recordable form, for each Cash Timberland Lease, under which the applicable Selling Party assigns and the relevant Cash Entity assumes all of such Selling Party’s right, title and interest in and to any such Cash Timberland Lease being conveyed to it and (B) assignment and assumption agreements, in recordable form, for each Installment Note Timberland Lease, under which, immediately prior to the Closing, the applicable Selling Party assigned and the relevant Timber Entity assumed all of such Selling Party’s right, title and interest in and to any such Installment Note Timberland Lease being conveyed to it, in each case substantially in the form of Exhibit D-4 (each, an “Assignment and Assumption of Timberland Lease”);

(iv) duly executed counterparts of (A) assignment and assumption agreements under which the applicable Selling Party assigns and the relevant Cash Entity assumes all of the Selling Parties’ right, title and interest in and to the Cash Real Property Leases being conveyed to it and (B) assignment and assumption agreements under which, immediately prior to the Closing, the applicable Selling Party assigned and the relevant Timber Entity assumed all of the Selling Parties’ right, title and interest in and to the Timber Entity Real Property Leases being conveyed to it, in each case substantially in the form of Exhibit D-5 (together, the “Assignment and Assumption of Real Property Leases”);

(v) limited or special warranty deeds (or their local equivalent), warranting only against parties claiming by, through or under the Selling Parties and, in the case of any Owned Cash Timberlands transferred to any Selling Party by an Affiliate pursuant to Section 10.11, such Affiliate, in recordable form and subject only to the Permitted Exceptions, and such other Conveyance Instruments as are reasonably necessary to vest in the relevant Cash Entity title to the Owned Cash Timberlands being conveyed to it and the Buyer Easements in respect thereof, excluding the Conveyed Minerals and the Reserved Minerals and Gases, the Reserved Mineral and Gas Rights, the Reserved Water Rights and the Subsurface Geosequestration Rights in respect thereof;

(vi) limited or special warranty deeds (or their local equivalent), warranting only against parties claiming by, through or under the Selling Parties and, in the case of any Owned Installment Note Timberland transferred to any Selling Party by an Affiliate pursuant to Section 10.11, such Affiliate, in recordable form and subject only to the Permitted Exceptions, and such other Conveyance Instruments as were reasonably necessary immediately prior to Closing to vest in the relevant Timber Entity title to the Owned Installment Note Timberlands being conveyed to it and the Buyer Easements in respect thereof, excluding the Conveyed Minerals the Reserved Minerals and Gases, the Reserved Mineral and Gas Rights, the Reserved Water Rights and the Subsurface Geosequestration Rights in respect thereof;

(vii) duly executed counterparts of (x) the Pulpwood First Right of Offer Agreement, substantially in the form of Exhibit E-1 (the “Pulpwood First Right of Offer Agreement”) and (y) the Pulpwood First Right of Offer Agreement– Augusta, substantially in the form of Exhibit E-2 (the “Pulpwood First Right of Offer Agreement – Augusta”);

(viii) quitclaim deeds, in recordable form, to the Conveyed Minerals in respect of the Owned Cash Timberlands (excluding the Reserved Minerals and Gases, the Reserved Mineral and Gas Rights, the Reserved Water Rights and the Subsurface Geosequestration Rights in respect thereof) by the appropriate Selling Party to the relevant Cash Entity to whom such Owned Cash Timberlands are being conveyed;

(ix) quitclaim deeds, in recordable form, to the Conveyed Minerals in respect of the Owned Installment Note Timberlands (excluding the Reserved Minerals and Gases, the Reserved Mineral and Gas Rights, the Reserved Water Rights and the Subsurface Geosequestration Rights in respect thereof) by the appropriate Selling Party to the relevant Timber Entity to whom such Owned Installment Note Timberlands are being conveyed (the deeds contemplated by this subparagraph and subparagraphs (v), (vi) and (viii) above are referred to in this Agreement as the “Deeds”);

(x) a bill of sale with respect to the Purchased Personal Assets, substantially in the form of Exhibit F;

(xi) duly executed counterparts of Master Stumpage Agreements and the pulpwood supply agreements, each substantially in the form of Exhibit G-1

(the “Pulpwood Supply Agreements”), and the log supply agreements, each substantially in the form of Exhibit G-2 (the “Log Supply Agreements” and, collectively with the Pulpwood Supply Agreements, the “Fiber Supply Agreements”) and the support agreements in respect of the Pulpwood Supply Agreements, substantially in the form of Exhibit G-3 or Exhibit G-4, as applicable (the “Pulpwood Support Agreements”), and the support agreements in respect of the Log Supply Agreements, substantially in the form of Exhibit G-5 or Exhibit G-6, as applicable (the “Log Support Agreements” and, collectively with the Pulpwood Support Agreements, the “Support Agreements”);

(xii) an affidavit stating the taxpayer identification number of Seller and that Seller is not a “foreign person” for purposes of Section 1445 of the Code and the regulations thereunder;

(xiii) affidavits stating the taxpayer identification number of each of the Other Selling Parties and that none of the Other Selling Parties is a “foreign person” for purposes of Section 1445 of the Code and the regulations thereunder;

(xiv) such title affidavits as are reasonably requested by the Title Company, substantially in the form of Exhibit H;

(xv) a duly executed counterpart of an assignment agreement transferring to the relevant Buying Party the Timber Entity Interests being conveyed to such Buying Party, substantially in the form of Exhibit I-1 or Exhibit I-2, as applicable (the “Assignment of Timber Entity Interests”);

(xvi) such assignments, bills of sale, certificates of title and other instruments of assignment and conveyance, all in form reasonably satisfactory to each Cash Entity, as are necessary to convey fully and effectively to each Cash Entity, Timber Entity or Buyer Affiliate, as the case may be, the Purchased Assets (other than the Purchased Real Property Assets and the Timber Entity Interests) in accordance with the terms hereof; and

(xvii) a duly executed counterpart of the Surface Use Agreement.

(b) Closing Deliveries by Buyer Parent, Buyer, Cash Entity and Buyer Affiliate. At the Closing, the relevant Buyer Parent, Buyer, Cash Entity or Buyer Affiliate shall deliver or cause the following items to be delivered to Seller:

(i) the Purchase Price (subject to all pre-Closing adjustments as provided in Article II), including the Timber Notes issued by Buyers in respect of the Installment Note Purchase Price;

(ii) the Letters of Credit securing the Timber Notes issued by Buyers in respect of the Installment Note Purchase Price;

(iii) certificates of a duly authorized officer of each Buyer, Cash Entity and Buyer Parent attesting to the matters set forth in Sections 12.3(b) and 12.3(c);

(iv) duly executed counterparts of each General Assignment and Assumption;

(v) duly executed counterparts of each Assignment and Assumption of Timberland Lease with respect to each of the Cash Timberland Leases;

(vi) duly executed counterpart of each Assignment and Assumption of Cash Real Property Leases;

(vii) duly executed Buyer Parent Instruments of Assumption in respect of the Assumed Liabilities;

(viii) any Conveyance Instruments in respect of the Purchased Assets to which Buyer Parent, Buyer, Cash Entity, Timber Entity or Buyer Affiliate is a Party;

(ix) one or more easements to the extent necessary to evidence the right of Seller, the Selling Parties, or such other parties as shall be designated by Seller to use the Reserved Easements;

(x) duly executed counterparts of the Master Stumpage Agreements, the Fiber Supply Agreements duly executed by the Substitute Designee and the Support Agreements;

(xi) a duly executed counterpart of each Assignment of Timber Entity Interests;

(xii) all such other instruments of assumption necessary, in the reasonable opinion of Seller, for each Buyer Parent and Cash Entity to assume the Assumed Liabilities;

(xiii) a duly executed counterpart of the Pulpwood First Right of Offer Agreement; and

(xiv) a duly executed counterpart of the Surface Use Agreement;

(xv) a duly executed counterpart of the Pay-As-Cut Timber Contract.

(c) Deliveries by Timber Entity. Immediately prior to the Closing, Seller shall cause each Timber Entity to deliver to Seller:

(i) duly executed counterparts of each Timber Entity Instrument of Assumption in respect of the Timber Entity Assumed Liabilities;

(ii) duly executed counterparts of each General Timber Entity Assignment and Assumption; and

(iii) any other conveyance documents described in Section 3.2(a) to which any Timber Entity will be a party.

(d) Other Closing Deliveries. The Parties shall each execute and deliver (and, prior to the Closing, Seller shall cause the relevant Timber Entity to execute and deliver, and, from and after Closing, the Buyer Representative shall cause the relevant Timber Entity to execute and deliver) such other and further certificates, assurances and documents as may reasonably be required by the other Parties in connection with the consummation of the transaction contemplated by this Agreement.

Section 3.3 Possession.

Possession of the Purchased Real Property Assets being transferred at the Closing shall be delivered to the relevant Cash Entity at the Closing (or, in the case of the Installment Note Timberlands, to the relevant Timber Entity immediately prior to the Closing), subject to the Permitted Exceptions.

Section 3.4 Costs and Expenses.

Each Party shall be responsible for its own attorneys’ fees and expenses. The Selling Parties shall prepare the Deeds at the Selling Parties’ expense. Buyer Parents shall pay all other costs associated with filing any documents, including the Deeds and each Assignment and Assumption of Timberland Lease, to be recorded. Buyer Parents shall be responsible for any recapture, reassessment, roll-back Taxes or changes in Tax assessments in respect of the Purchased Assets that may become due and payable after the Closing caused by any action or inaction of any Buying Party with respect to the removal of the Purchased Assets after the Closing from their present classifications, or changes in use after the Closing. The Buyer Parents collectively, on the one hand, and the Selling Parties, on the other hand, shall bear one-half of (i) all sales, use, excise, documentary, stamp duty, registration, transfer, conveyance, economic interest transfer and other similar Taxes related to the conveyance of the Purchased Assets (including the Timber Entity Assets) from the Selling Parties to the Buying Parties arising in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), and the Party having primary responsibility under applicable Law shall timely prepare and file Tax Returns in respect of such Transfer Taxes with the applicable Tax Authority and (ii) the costs incurred by the Parties with respect to any dispute resolution conducted pursuant to Section 9.5 hereof. Each of the Buyer Parents, on the one hand, and the Selling Parties, on the other hand, shall pay one-half of all filing fees incurred with respect to all filings made under the HSR Act in connection with this Agreement. All other costs shall be paid by the Party incurring such costs.

ARTICLE IV

BUYING PARTIES’ ACKNOWLEDGEMENTS

Section 4.1 Buying Parties’ Acknowledgements.

(a) Each Buyer Parent, Buyer, Cash Entity and Buyer Affiliate, on behalf of itself, and each Buyer Parent, on behalf of the Timber Entities which are to be its indirect wholly owned Subsidiaries, acknowledges that, except as is specifically set forth herein or in the certificate, agreements and other documents delivered at Closing pursuant to Sections 3.2(a)(i), (x), (xi), (xii) and (xiii), no Selling Party has made, does make or has authorized anyone else to make, any representations, warranties or promises of any kind, including as to: (i) the existence or non-existence of access to or from the Purchased Real Property Assets or any portion thereof; (ii) the location of the Purchased Real Property Assets or any portion thereof within any flood plain, flood prone area, watershed or the designation of any portion thereof as “wetlands”; (iii) the availability of water, sewer, electrical, gas or other utility services at or on the Purchased Real Property Assets; (iv) the number of acres or square footage in the Purchased Real Property Assets; (v) the present or future physical condition or suitability of the Purchased Assets for any purpose; (vi) the actual amount and type of timber on the Purchased Real Property Assets, if any; or (vii) any other matter or thing affecting or relating to the Purchased Assets or this Agreement.

(b) Each Buyer Parent, Buyer, Cash Entity and Buyer Affiliate, on behalf of itself, and each Buyer Parent, on behalf of those Timber Entities which are to be its indirect wholly owned Subsidiaries, acknowledges that (i) the Selling Parties have not obtained mineral title searches and will not provide a title commitment for the Conveyed Minerals; and (ii) it will be the relevant Buyer Parent’s responsibility, at the relevant Buyer Parent’s cost, if the relevant Buyer Parent desires, to confirm the exact Conveyed Mineral interest and title being conveyed.

(c) EACH BUYER PARENT, BUYER, CASH ENTITY AND BUYER AFFILIATE, ON BEHALF OF ITSELF, AND BUYER PARENT, ON BEHALF OF THOSE TIMBER ENTITIES WHICH ARE TO BE ITS INDIRECT WHOLLY OWNED SUBSIDIARIES, ACKNOWLEDGES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLES V, VI AND VII, IN THE CERTIFICATES DELIVERED BY SELLER AT THE CLOSING

PURSUANT TO SECTIONS 3.2(A)(I) AND 3.2(A)(XII) AND IN THE DEEDS DELIVERED BY SELLER PURSUANT TO SECTIONS 3.2(A)(V), 3.2(A)(VI), 3.2(A)(VIII) AND 3.2(A)(IX) OR THE CERTIFICATES DELIVERED BY THE OTHER SELLING PARTIES PURSUANT TO SECTION 3.2(A)(XIII): (I) NO REPRESENTATIONS, WARRANTIES OR PROMISES, EXPRESS OR IMPLIED, HAVE BEEN OR ARE BEING MADE BY OR ON BEHALF OF ANY SELLING PARTY OR ANY OTHER PERSON, INCLUDING WITH RESPECT TO THE CONDITION OR VALUE OF THE PURCHASED ASSETS AND EACH OF THE SELLING PARTIES HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES RELATING TO THE PURCHASED ASSETS, EITHER EXPRESS OR IMPLIED, INCLUDING MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND SUITABILITY FOR ITS INTENDED USE, AND (II) IN ENTERING INTO THIS AGREEMENT, NO BUYER PARENT, BUYER, CASH ENTITY OR BUYER AFFILIATE HAS RELIED ON OR DOES RELY ON ANY SUCH REPRESENTATIONS, WARRANTIES OR PROMISES, EXPRESS OR IMPLIED, BY OR ON BEHALF OF ANY SELLING PARTY OR ANY OTHER PERSON. EACH BUYER PARENT, BUYER, CASH ENTITY, TIMBER ENTITY AND BUYER AFFILIATE SHALL TAKE THE PURCHASED ASSETS IN “AS IS, WHERE IS, AND WITH ALL FAULTS” CONDITION ON THE CLOSING DATE, EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT.

UPON THE CLOSING, SUBJECT TO SECTION 1.7 AND ARTICLE XIII, EACH BUYER PARENT, BUYER, CASH ENTITY, TIMBER ENTITY AND BUYER AFFILIATE SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING ADVERSE ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY SELLER’S OR ANY BUYER PARENT’S INVESTIGATIONS, AND, UPON THE CLOSING, EACH BUYER PARENT, BUYER, CASH ENTITY, TIMBER ENTITY AND BUYER AFFILIATE SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER AND THE SELLING PARTIES FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH ANY BUYER PARENT, BUYER, CASH ENTITY, TIMBER ENTITY OR BUYER AFFILIATE MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER AND THE OTHER SELLING PARTIES AT ANY TIME BY REASON OF OR ARISING OUT OF PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS (INCLUDING ANY ENVIRONMENTAL LAWS) AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PURCHASED REAL PROPERTY ASSETS. EACH BUYER PARENT, BUYER, CASH ENTITY AND BUYER AFFILIATE, ON BEHALF OF ITSELF, AND BUYER PARENT, ON BEHALF OF THOSE TIMBER ENTITIES WHICH ARE TO BE ITS INDIRECT

WHOLLY OWNED SUBSIDIARIES, AGREES THAT, SUBJECT TO SECTION 1.7 AND ARTICLE XIII BELOW, SHOULD ANY INVESTIGATION, CLEANUP, REMEDIATION, CORRECTIVE ACTION OR REMOVAL OF HAZARDOUS SUBSTANCES OR OTHER ADVERSE ENVIRONMENTAL CONDITIONS ON THE PURCHASED REAL PROPERTY ASSETS BE REQUIRED AFTER THE CLOSING, SUCH INVESTIGATION, CLEAN-UP, REMOVAL, CORRECTIVE ACTION OR REMEDIATION SHALL BE THE RESPONSIBILITY OF AND SHALL BE PERFORMED AT THE SOLE COST AND EXPENSE OF THE RELEVANT BUYER PARENT.

(d) Each Buyer Parent acknowledges that any materials provided to any Buying Party, including any cost or other estimates, projections, acreage, and timber information, the Confidential Information Memorandum dated November 2005, the management presentations and the materials and information provided on data disks or in the data room, are not and shall not be deemed representations or warranties by or on behalf of any Selling Party or any other Person and are not to be relied upon by any Buying Party, provided that the Seller’s Disclosure Letter may be relied upon to the extent expressly provided in this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER RELATED TO THE PURCHASED ASSETS

Except as otherwise disclosed to Buyer Parents in the disclosure letter (the “Seller’s Disclosure Letter”) delivered to each Buyer Parent by Seller on the date hereof (except for those sections of the Seller’s Disclosure Letter that contemplate delivery on a date other than the date hereof), Seller represents and warrants to each Buyer Parent, as of the date hereof and as of the Closing Date, as follows:

Section 5.1 Organization.

(a) Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York and has all requisite corporate power and authority to: (i) own, lease and operate its properties and assets and to carry on its business as now being conducted; (ii) execute this Agreement and all other agreements, instruments and documents to be executed by it in connection with the consummation of the transactions contemplated by this Agreement and such other agreements (the “Ancillary Agreements”); and (iii) perform its obligations and consummate the transactions contemplated hereby and by the Ancillary Agreements.

(b) Each of the Other Selling Parties is duly organized or incorporated, validly existing and in good standing under the laws of the state in which it is organized or incorporated and has all requisite corporate power and authority or limited liability company power and authority, as the case may be, to: (i) own, lease and operate its properties and assets and to carry on its business as now being conducted; (ii) execute this Agreement and all Ancillary Agreements to which it is a party; and (iii) perform its obligations and consummate the transactions contemplated hereby and by the Ancillary Agreements to which it is a party.

Section 5.2 Qualification.

(a) Seller is qualified or registered as a foreign corporation for the transaction of business and is in good standing under the laws of each jurisdiction in which the location of its properties makes such qualification necessary, other than those jurisdictions as to which the failure to be so qualified or registered would not, individually or in the aggregate, have a Material Adverse Effect or a material adverse effect on Seller’s ability to perform its obligations under this Agreement and the Ancillary Agreements.

(b) Each of the Other Selling Parties is qualified or registered as a foreign corporation, limited liability company or other organization for the transaction of business and is in good standing under the Laws of each jurisdiction in which the location of its properties makes such qualification necessary, other than those jurisdictions as to which the failure to be so qualified or registered would not, individually or in the aggregate, have a Material Adverse Effect or a material adverse effect on such Other Selling Party’s ability to perform its obligations under this Agreement or any Ancillary Agreement to which it is a party.

Section 5.3 Authority.

The execution, delivery and performance of this Agreement and the consummation of transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Seller are necessary for it to authorize this Agreement or to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of transactions contemplated hereby have been, or will be as of the Closing Date, duly and validly authorized by all necessary corporate, limited liability company or partnership action, as the case may be, and no other corporate, limited liability company or partnership proceedings, as the case may be, on the part of any of the Other Selling Parties are necessary for any of the Other Selling Parties to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Selling Parties and, assuming due authorization, execution and delivery by each Buyer Parent, Buyer, Cash Entity and Buyer Affiliate, is a legal, valid and binding obligation of each Selling Party, enforceable against each Selling Party in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 5.4 No Conflict.

None of the execution, delivery or performance of this Agreement by the Selling Parties will result in a breach or violation of, or default under, (i) the terms, conditions or provisions of Seller’s articles of incorporation, bylaws or any standing resolution of its board of directors or any organizational document of any Other Selling Party; (ii) any material Contract to which any Selling Party is a party or by which any Selling Party or any of the assets of any Selling Party may be bound; (iii) any Law applicable to any Selling Party or any of its assets; or (iv) any permit, license, order, judgment or decree of any Governmental Authority by which any Selling Party or the assets of any Selling Party is or may be bound, excluding from the foregoing clauses (ii), (iii) and (iv) such breaches, violations or defaults that would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect or a material adverse effect on the Seller’s ability to perform its respective obligations under this Agreement and the Ancillary Agreements.

Section 5.5 Consents and Approvals.

There are no approvals, consents or registration requirements with respect to any Governmental Authority or any other Person that are or will be necessary for the valid execution and delivery by any Selling Party of this Agreement and the Ancillary Agreements, or the consummation of the transactions contemplated hereby and thereby, other than (i) those described on Section 5.5 of the Seller’s Disclosure Letter and (ii) those which (a) have been obtained, (b) are of a routine nature and not customarily obtained or made prior to execution of purchase and sale agreements in transactions similar in nature to those contemplated hereby and where the failure to obtain the same would not, individually or in the aggregate, have a Material Adverse Effect or a material adverse effect on Seller’s ability to perform its obligations under this Agreement and the Ancillary Agreements, or (c) are required under the HSR Act.

Section 5.6 Litigation.

(a) Except as set forth in Section 5.6(a) of the Seller’s Disclosure Letter, as of the date hereof, there are no Claims or, to the Selling Parties’ Knowledge, threatened Claims which (i) either (A) seek to restrain or enjoin the execution and delivery of this Agreement or any Ancillary Agreement or the consummation of any of the transactions contemplated hereby or thereby or (B) affect or relate to any of the Purchased Assets and (ii) would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect or a material adverse effect on Seller’s ability to perform its obligations under this Agreement and the Ancillary Agreements.

(b) As of the date hereof, there are no judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a Governmental Authority or by an arbitrator) against any Selling Party (or affecting any of their respective assets, including the Purchased Real Property Assets) which prohibit or restrict or could reasonably be expected to result in any material delay of the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 5.7 Taxes.

Except for such Liens as are reflected in the Title Commitments or are not reasonably likely, individually or in the aggregate, to have a material adverse effect on the use and enjoyment by any Buying Party of the Timberlands or any material portion thereof, there are no Liens or other encumbrances, other than the Permitted Exceptions, on any of the Purchased Assets that arose in connection with any failure or alleged failure by Seller or any Selling Party to pay any Tax. All material Taxes related to the Purchased Assets required to be withheld and paid have been withheld and have been paid, except for (i) such Taxes the failure to pay which would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect and (ii) any Taxes being contested in good faith.

Section 5.8 Contracts.

Section 5.8 of the Seller’s Disclosure Letter contains a list, and the Selling Parties have made available to Buyer Parent copies, of:

(a) each Purchased Contract and Personal Property Lease that is in effect on the date of this Agreement and that (i) requires expenditures or receipts, performance of services or delivery of goods or materials by or to any Selling Party in an amount or of value in excess of $250,000 per year or $1,000,000 over the term of such Purchased Contract or Personal Property Lease and (ii) is not terminable by the Selling Party thereto upon notice of 180 days or less;

(b) each Purchased Contract for capital expenditures or the acquisition or construction of fixed assets which (i) requires aggregate future payments in excess of $250,000 and (ii) is not terminable by the Selling Party thereto upon notice of 180 days or less; and

(c) each material amendment, supplement, and modification in respect of any of the foregoing.

Section 5.9 Continuing Agreements.

The Continuing Agreements (as defined below) in effect as of the date of this Agreement, except for those Continuing Agreements that would not be reasonably likely, individually or in the aggregate, to have a material adverse effect on the use and enjoyment by each Buying Party of the Timberlands or any material portion thereof, are listed in Section 5.9 of the Seller’s Disclosure Letter. Each Buyer Parent has been provided with copies of or access to the Continuing Agreements set forth in Section 5.9 of the Seller’s Disclosure Letter.

Section 5.10 Brokers and Advisors.

Except for fees payable to Goldman Sachs & Co. Inc., UBS Securities LLC and Lazard Frères & Co., no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made on or behalf of any of the Selling Parties.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF SELLER RELATED TO THE PURCHASED REAL PROPERTY ASSETS

Except as otherwise disclosed to Buyer Parents in the Seller’s Disclosure Letter delivered to each Buyer Parent by Seller on the date hereof (except for those sections of the Seller’s Disclosure Letter that contemplate delivery on a date other than the date hereof), Seller represents and warrants to each Buyer Parent, as of the date hereof and as of the Closing Date, as follows:

Section 6.1 Title to the Timberlands.

Except as set forth in Section 6.1 of the Seller’s Disclosure Letter, to the Selling Parties’ Knowledge, as of the time of the Closing (or, in the case of Installment Note Timberlands, immediately prior to the Closing), the Selling Parties own (i) fee simple title to the Owned Timberlands and (ii) leasehold title to the Leasehold Interests, in each case free and clear of all Liens, but subject to the Permitted Exceptions. At the Closing, each Cash Entity will receive (i) fee simple title to the Owned Cash Timberlands being conveyed to it and (ii) leasehold title to the Cash Leasehold Interests being conveyed to it, in each case free and clear of all Liens, but subject to the Permitted Exceptions. In the case of the Installment Note Timberlands, immediately prior to the Closing, each Timber Entity will receive (i) fee simple title to the Owned Installment Note Timberlands being conveyed to it and (ii) leasehold title to the Timber Entity Leasehold Interests being conveyed to it, in each case free and clear of all Liens, but subject to the Permitted Exceptions.

Section 6.2 Timber Entity.

Immediately prior to the Closing, each Timber Entity will be a newly formed limited liability company or limited partnership, validly existing and in good standing under the Laws of the state of its formation. Immediately prior to the Closing, each Timber Entity will not have conducted any operations other than acquiring the Timber Entity Assets and assuming the Timber Entity Assumed Liabilities immediately prior to the Closing and will have no liabilities prior to acquiring the Timber Entity Assets. Immediately prior to the Closing Date, the Selling Parties will own of record and beneficially all of the Timber Entity Interests and, immediately after the Closing, the Buying Parties (other than the Timber Entities) will own of record and beneficially all of the Timber Entity Interests.

Section 6.3 Compliance with Laws.

(a) The Selling Parties hold all licenses, certificates, permits, franchises, approvals, exemptions, registrations and rights of any Governmental Authority which are necessary to conduct operations on the Timberlands as presently conducted, except for those licenses, certificates, permits, franchises, approvals, exemptions, registrations and rights the failure to hold which would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

(b) The Selling Parties are presently operating the Timberlands in substantial compliance with applicable Laws, other than Environmental Laws which are covered by Section 6.4 and except for those violations, if any, that would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

Section 6.4 Matters Relating to the Environmental Condition of the Timberlands.

Except as described in Section 6.4 of the Seller’s Disclosure Letter, as set forth in the Phase I Reports or as would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect, (i) to the Selling Parties’ Knowledge, there is no condition existing on the Timberlands that constitutes a violation of any applicable Environmental Law, (ii) to the Selling Parties’ Knowledge, there is no existing Adverse Environmental Condition on the Timberlands, (iii) to the Selling Parties’ Knowledge, the Selling Parties are operating the Timberlands in compliance with all applicable Environmental Laws and the requirements of all applicable Environmental Permits, (iv) no Selling Party has received any written notice of any violation of, or liability under, any Environmental Law in connection with the Selling Parties’ operations on the Purchased

Assets during the past five years, and (v) there are no material writs, injunctions, decrees, orders or judgments outstanding or any actions, suits, proceedings or investigations pending or, to the Selling Parties’ Knowledge, threatened relating to the Selling Parties’ compliance with or liability under any Environmental Law affecting the Purchased Assets.

Section 6.5 No Casualty Loss.

Except as described in Section 6.5 of the Seller’s Disclosure Letter, from November 15, 2005 to the date hereof, to the Selling Parties’ Knowledge, there has been no Casualty Loss on any FMA that affects more than 100 acres.

Section 6.6 Condemnations.

Except as described in Section 1.1(g) of the Seller’s Disclosure Letter, there are no Condemnations and no Condemnations have been concluded between January 1, 2006 and the date hereof.

Section 6.7 Timberland Leases and Real Property Leases.

Except as described in Section 6.7 of the Seller’s Disclosure Letter, with respect to each Timberland Lease and Real Property Lease or except as would not be reasonably likely, individually or in the aggregate, to have a material adverse effect on the use and enjoyment any Buying Party of the Timberlands or any portion thereof: (i) such Timberland Lease or Real Property Lease is legal, valid, binding, enforceable and in full force and effect; (ii) the transactions contemplated by this Agreement or the Ancillary Agreements will not result in a breach or default under such Timberland Lease or Real Property Lease, or otherwise cause such Timberland Lease or Real Property Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (iii) no Selling Party, or to the Selling Parties’ Knowledge, any other Party to such Timberland Lease or Real Property Lease is in breach or default under such Timberland Lease or Real Property Lease; and (iv) no event has occurred or failed to occur or circumstances exist which, with the delivery of notice, the passage of time or both, would constitute a breach or default under such Timberland Lease or Real Property Lease or permit the termination, modification or acceleration of rent under such Timberland Lease or Real Property Lease.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF SELLER RELATED TO THE OTHER PURCHASED ASSETS

Except as otherwise disclosed to Buyer Parents in the Seller’s Disclosure Letter delivered to each Buyer Parent by Seller on the date hereof (except for those sections of the Seller’s Disclosure Letter that contemplate delivery on a date other than the date hereof), Seller represents and warrants to each Buyer Parent, as of the date hereof and as of the Closing Date, as follows:

Section 7.1 Collective Bargaining Agreements.

Except as set forth in Section 7.1 of the Seller’s Disclosure Letter, no Selling Party is a party to any collective bargaining agreement with respect to any of its Eligible Employees.

Section 7.2 Labor Matters.

(a) Except as set forth in Section 7.2(a) of the Seller’s Disclosure Letter, (i) there is no material labor strike, dispute, slowdown, stoppage or lockout ongoing or, to the Selling Parties’ Knowledge, threatened against or affecting the Purchased Assets; (ii) there is no unfair labor practice charge or complaint against any Selling Party (relating to the Purchased Assets) pending (for which written notice has been provided) or, to the Selling Parties’ Knowledge, threatened before the National Labor Relations Board; and (iii) to the Selling Parties’ Knowledge, no Selling Party has received written notice of the intent of any Governmental Authority responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to the Purchased Assets and no such investigation is in progress, other than, with respect to clauses (i), (ii) and (iii), such strikes, disputes, slowdowns, stoppages, lockouts, charges, complaints or investigations as would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

(b) Section 7.2(b) of the Seller’s Disclosure Letter contains a schedule listing, as of the date set forth therein, all names, employee positions, annualized pay rates and target bonus opportunities, where applicable, for all Selling Party employees whose duties are performed primarily for the benefit of any of the Purchased Assets (the “Eligible Employees”).

Section 7.3 Ownership of Purchased Personal Assets.

The Selling Parties have title to all of the Purchased Personal Assets, free and clear of any Liens, except for encumbrances that in the aggregate are not substantial in amount, do not materially detract from the value of the assets subject thereto, and do not materially interfere with the present use thereof.

Section 7.4 Employee Benefit Plans; ERISA.

(a) Section 7.4(a) of the Seller’s Disclosure Letter lists all material benefit and compensation plans and contracts, including “employee benefit plans” within the meaning of Section 3(3) of ERISA, and all deferred compensation, stock option, stock purchase, stock appreciation rights, stock-based incentive and bonus plans maintained or contributed to by any Selling Party for the benefit of any Eligible Employee (collectively, the “Plans”). True and complete copies of all material Plans, including any trust instruments and insurance contracts forming a part of any Plans, and all amendments thereto have been provided or made available to each Buyer Parent.

(b) Each of the Plans has been administered in accordance with its terms and in substantial compliance with applicable Law (including, where applicable, ERISA and the Code), except where the failure to so administer such Plan is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

(c) Each of the Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and Seller knows of no fact or set of circumstances that has adversely affected, or is reasonably likely to affect adversely, the qualification of such Plan prior to the Closing.

(d) Except as set forth in Section 7.4(d) of the Seller’s Disclosure Letter, no Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for any Eligible Employee for periods extending beyond their termination of service (by retirement or otherwise), other than (i) coverage mandated by applicable Law, (ii) death benefits under any “pension plan,” as that term is defined in Section 3(2) of ERISA, or (iii) benefits the full cost of which is borne by the Eligible Employee (or his beneficiary).

(e) There are no pending or, to the Selling Parties’ Knowledge, threatened claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto, except for those claims that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES OF BUYING PARTIES

Except as otherwise disclosed to Seller in a disclosure letter (the “Buyer Parents’ Disclosure Letter”) delivered to Seller by each Buyer Parent on the date hereof (except for those sections of the Buyer Parents’ Disclosure Letter that contemplate delivery on a date other than the date hereof), each Buying Party severally represents and warrants to Seller, as of the date hereof and as of the Closing Date as follows:

Section 8.1 Organization.

Such Buyer Parent, Buyer, Cash Entity and Buyer Affiliate is a limited liability company or limited partnership duly organized and such Buyer Parent, Buyer, Cash Entity and Buyer Affiliate are validly existing and in good standing under the laws of the State of Delaware. Such Buyer Parent, Buyer, Cash Entity and Buyer Affiliate has all requisite limited liability company or limited partnership power and authority to: (i) own, lease and operate its properties and assets and to carry on its business as now being conducted; (ii) execute this Agreement and the Ancillary Agreements to be executed by it in connection with the consummation of the transactions contemplated hereby and thereby; and (iii) perform its obligations and consummate the transactions contemplated hereby and thereby. Immediately prior to the Closing, such Buyer will be a newly formed limited liability company and will not have conducted any operations or engaged in any activities other than those related to the acquisition of the relevant Timber Entities, the issuance of the relevant Timber Notes and obtaining the relevant Letters of Credit, as contemplated by the Transaction Documents.

Section 8.2 Qualification.

Such Buyer Parent, Buyer, Cash Entity and Buyer Affiliate is qualified or registered as a foreign limited liability company or limited partnership for the transaction of business and such Buyer Parent, Buyer, Cash Entity and Buyer Affiliate is in good standing under the laws of each jurisdiction in which the location of its properties makes such qualification necessary, other than those jurisdictions as to which the failure to be so qualified or registered would not, individually or in the aggregate, have a material adverse effect on the financial condition or results of the operations of such Buyer Parent, Buyer, Cash Entity or Buyer Affiliate, as the case may be, or on the ability of such Buyer Parent, Buyer, Cash Entity or Buyer Affiliate as the case may be, to perform its obligations under this Agreement and the Ancillary Agreements to be executed by it.

Section 8.3 Authority.

The execution, delivery and performance of this Agreement and the consummation of transactions contemplated hereby have been, or will be as of the Closing Date, duly and validly authorized by all necessary limited liability company action or limited partnership action, as the case may be, and no other limited liability company or limited partnership proceedings on the part of such Buyer Parent, Buyer, Cash Entity or Buyer Affiliate is necessary for such Buyer Parent, Buyer, Cash Entity or Buyer Affiliate, to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Buyer Parent, Buyer, Cash Entity and Buyer Affiliate and, assuming due authorization, execution and delivery by the Selling Parties, is a legal, valid and binding obligation of such Buyer Parent, Buyer, Cash Entity and Buyer Affiliate, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 8.4 No Conflict.

The execution, delivery, and performance by such Buyer Parent, Buyer, Cash Entity and Buyer Affiliate of this Agreement or any of the Ancillary Agreements to which it is a party will not result in a breach or violation of, or default under, (i) the terms, conditions or provisions of the certificate of formation or limited liability company agreement or limited partnership agreement of such Buyer Parent, Buyer, Cash Entity or Buyer Affiliate, or any material Contract to which such Buyer Parent, Buyer, Cash Entity or Buyer Affiliate is a party or by which any Buyer Parent, Buyer, Cash Entity or Buyer Affiliate or any of their respective assets may be bound; (ii) any Law applicable to it; or (iii) any permit, license, order, judgment or decree of any Governmental Authority by which such Buyer Parent, Buyer, Cash Entity or Buyer Affiliate or any of their respective assets is or may be bound, excluding from the foregoing clauses (i), (ii) or (iii) such breaches, violations or defaults that would not be reasonably likely, individually or in the aggregate, to have a material adverse effect on the financial condition or results of operations of such Buyer Parent, Buyer, Cash Entity or Buyer Affiliate or on the ability of such Buyer Parent, Buyer, Cash Entity or Buyer Affiliate to perform its obligations under this Agreement and the Ancillary Agreements to be executed by it.

Section 8.5 Consents and Approvals.

There are no approvals, consents or registration requirements with respect to any Governmental Authority that are or will be necessary for the valid execution and delivery by such Buyer Parent, Buyer, Cash Entity or Buyer Affiliate of this Agreement and the Ancillary Agreements, or the consummation of the transactions contemplated hereby and thereby, other than those which (i) have been obtained, (ii) are of a routine nature and not customarily obtained or made prior to execution of purchase and sale agreements in transactions similar in nature to those contemplated hereby and where the failure to obtain the same would not, individually or in the aggregate, have a material adverse effect on the financial condition or results of operations of any such Buyer Parent, Buyer, Cash Entity or Buyer Affiliate or on the ability of such Buyer Parent, Buyer, Cash Entity or Buyer Affiliate to perform its obligations under this Agreement and the Ancillary Agreements to be executed by it, (iii) may be required to be obtained by any Cash Entity or Timber Entity to conduct operations on the Purchased Real Property Assets, or (iv) may be required under the HSR Act.

Section 8.6 Litigation.

(a) As of the date hereof, there are no claims against such Buyer Parent, Buyer, Cash Entity or Buyer Affiliate or, to the knowledge of such of the Buying Parties, any threatened claims against any Buyer Parent, Buyer, Cash Entity or Buyer Affiliate, which either alone or in the aggregate seek to restrain or enjoin the execution and delivery of this Agreement or the Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby.

(b) As of the date hereof, there are no judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a Governmental Authority or by an arbitrator) against such Buyer Parent, Buyer, Cash Entity or Buyer Affiliate (or affecting any of such parties’ respective assets) which prohibit or restrict or could reasonably be expected to result in any delay of the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 8.7 Availability of Funds.

Such Buyer Parent currently has enforceable commitments for, and will at the Closing (or at such other time as any such amounts shall become due and payable) have available, sufficient funds to pay the Purchase Price allocable to such Buyer Parent and to pay any and all other amounts payable by the Buying Parties related to such Buyer Parent pursuant to this Agreement and to effect the transactions contemplated hereby.

Section 8.8 Investment Purpose.

Such Buyer Parent and Buyer represents and warrants that such Buyer is acquiring the Timberlands and the Timber Entity Interests being transferred to it for its own account and not as nominee, agent or intermediary for any other Person. Except as may be permitted by Section 15.4, as of the date of this Agreement, such Buying Parties have not entered into any plan, agreement or other arrangement to transfer or otherwise dispose of any interest in the Installment Note Timberlands (except as contemplated by the Master Stumpage Agreements), or any plan, agreement or other arrangement to transfer or otherwise dispose of any interest in any Timber Entity, to any other Person (including another Buying Party), and such Buyer Parent has not entered into any plan, agreement or other arrangement to transfer or otherwise dispose of any interest in such Buyer to any other Person (including another Buying Party), and such Buying Parties will not enter into any such plan, agreement or other arrangement prior to the Closing; provided that such Buyer Parent may designate one or more Affiliates to acquire all or a portion of the Cash Timberlands.

Section 8.9 Brokers and Advisors.

No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made on or behalf of any of such Buying Parties.

Section 8.10 Tax Matters.

Each Buyer is treated as a “disregarded entity” of the relevant Buyer Parent for U.S. federal Income Tax purposes and all applicable state and local Income Tax purposes in state and local jurisdictions following the U.S. federal Income Tax treatment of entities.

Section 8.11 Financing.

(a) Concurrently with the execution of this Agreement, RMS Buyer Parent and FIA Buyer Parent have delivered complete copies of certain revised executed commitment letters dated as of May 26, 2006 from the parties listed in Section 8.11(a)(i) of the Buyer Parents’ Disclosure Letter and concurrently with the execution of the original purchase agreement among the Parties, RMS Buyer Parent and FIA Buyer Parent delivered copies of executed commitment letters from the parties listed in Section 8.11(a)(ii) of the Buyer Parents’ Disclosure Letter (the “Equity Commitment Letters”), to provide equity financing to the Buyer Parent identified therein in the amount noted therein (the “Equity Financing”).

(b) Concurrently with the execution of this Agreement, RMS Buyer Parent has delivered complete copies of an executed commitment letter, dated May 26, 2006 (the “Debt Commitment Letter”), from Metropolitan Life Insurance Company (the “Lender”) to provide RMS Buyer Parent $1,420,000,000 in senior secured term loan financing (the “Debt Financing”).

(c) (i) As of May 26, 2006, the Debt Commitment Letter and each Equity Commitment Letter delivered May 26, 2006 and (ii) as of April 4, 2006, each Equity Commitment Letter delivered April 4, 2006, in the form so delivered is valid and in full force and effect and no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of the relevant Buyer Parent under any term or condition of such Commitment Letter.

(d) As of May 26, 2006, RMS Buyer Parent has no reason to believe that any of the conditions to the Debt Financing will not be satisfied on a timely basis. RMS Buyer Parent has fully paid any and all commitment fees or other fees required by any of the Commitment Letters to be paid as of May 26, 2006.

ARTICLE IX

ADDITIONAL AGREEMENTS RELATING TO THE PURCHASED ASSETS

Section 9.1 Commercially Reasonable Efforts.

(a) Subject to the terms and conditions herein provided, each of the Selling Parties and each of the Buying Parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with each other in connection with the foregoing, including using all commercially reasonable efforts:

(i) to obtain all necessary waivers, consents, releases and approvals, including all consents, approvals and authorizations that are required to be obtained under any applicable Law;

(ii) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transactions contemplated hereby or by the Ancillary Agreements;

(iii) to effect all necessary registrations and filings and submissions of information requested by Governmental Authorities; and

(iv) to fulfill all conditions to this Agreement.

(b) In furtherance and not in limitation of the foregoing, each of the Selling Parties and each of the Buying Parties agrees to make, or cause to be made, all necessary filings required pursuant to the HSR Act and any other Regulatory Law with respect to the transactions contemplated hereby as promptly as practicable after the date of this Agreement, but in no event later than 15 days after the date hereof, and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other Regulatory Law and to request early termination of the waiting period under the HSR Act and to use all commercially reasonable efforts to cause the expiration or early termination of the applicable waiting periods under the HSR Act in the most expeditious manner practicable.

(c) If necessary to obtain any consents, approvals, permits or authorizations or to remove any impediments to the transactions contemplated hereby or by any Ancillary Agreement relating to any Regulatory Law or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding relating to Regulatory Law, each of the Selling Parties and each Buyer Parent shall cooperate with each other and take such lawful steps as shall be necessary or appropriate to secure such end, including, an agreement by any Buying Party to hold separate or divest any of the Purchased Assets.

(d) If requested by any Buyer Parent in writing, the Selling Parties shall cooperate with such Buyer Parent in a commercially reasonable manner to (i) obtain an estoppel certificate from the lessor under any of the Timberland Leases listed in Section 9.1(d) of the Seller’s Disclosure Letter or (ii) formalize any access arrangements referred to under Section 1.7(q)(i), provided, however, that the relevant Buyer Parent shall indemnify and hold harmless the Seller Indemnitees against any Seller Damages in connection with any such request.

Section 9.2 Maintenance of Business.

(a) Subject to the terms and conditions of this Agreement, and except as otherwise contemplated hereby, the Selling Parties, from the date hereof through the Closing Date, shall use commercially reasonable efforts to operate and maintain the Purchased Assets in the ordinary course in all material respects, shall not incur liabilities other than in the ordinary course, shall not incur Liens on any of the Purchased Personal Assets other than in the ordinary course, except for encumbrances that in the aggregate are not substantial in amount, do not materially detract from the value of the assets subject thereto, and do not materially interfere with the present use thereof, and shall pay when due all accounts payable in respect of the Purchased Assets in a manner consistent with past practice; provided, however, that it is understood and agreed that if the Selling Parties harvest timber in accordance with the 2002-2004 Sustainable Forestry Initiative Standard, as amended or updated from time to time, such harvest activity will be deemed not to violate this Section 9.2(a).

(b) Subject to the terms and conditions of this Agreement, and except as Seller may otherwise agree in writing, each Buyer Parent, Buyer, Cash Entity and Buyer Affiliate shall use, and each Buyer Parent shall cause those Timber Entities which are to be its indirect wholly owned subsidiaries to use, all commercially reasonable efforts not to interfere with the Selling Parties’ conduct of business with respect to the Purchased Assets pending the Closing and not to take any action that might reasonably be expected to impair any Selling Party’s relationships with customers, suppliers or employees of the businesses and operations of any Selling Party, whether or not associated with the Purchased Assets.

(c) From the date hereof through the Closing Date, Selling Parties shall not sell any material portion of the Timberlands that are to be transferred pursuant to this Agreement.

Section 9.3 Public Announcements.

(a) This Agreement (or a memorandum thereof) may not be recorded by any Buying Party. In the event that this Agreement (or a memorandum thereof) is recorded by any Buying Party, Seller may, at its option, terminate this Agreement.

(b) Notwithstanding anything to the contrary set forth in Section 15.7 or the Confidentiality Agreement, except as required by applicable Law, stock exchange rules or rules and regulations promulgated by the SEC, the Selling Parties and the Buying Parties shall consult with each other before issuing, and will provide each other the opportunity to review, comment upon and concur with, and use commercially reasonable efforts to agree on, any press releases and other public announcements with respect to the transactions contemplated by this Agreement, including the time, form and content of such press release or public announcement, and shall not issue any such press release or make any such public announcement prior to such consultation, provided that any disclosure required to be made under applicable Law or stock exchange rule may be made without such mutual agreement if a Party required to make such disclosure has determined in good faith that it is necessary to do so and has used commercially reasonable efforts, prior to the issuance of the disclosure, to provide the other Parties with a copy of the proposed disclosure and to discuss the proposed disclosure with the other Parties, and provided, further, that Seller may make any filings required by any or rule or regulation promulgated by the SEC without consultation with any Buying Party.

Section 9.4 Books and Records.

(a) At the Closing, Seller shall use commercially reasonable efforts to provide to each Buyer Parent (except for those items which are stored at locations included in the Purchased Assets) with copies of all maps (including backup data), surveys, drawings, deeds, timber harvest records and other property records, in each case, exclusively related to the Purchased Assets or the Assumed Liabilities, that are in the Selling Parties’ possession or control and are not subject to the attorney-client or other privilege (as reasonably and in good faith determined by the Selling Parties) (the “Books and Records”); provided, however, that Seller shall have no obligation to provide (i) any information to any Buyer Parent regarding the pricing of timber, internal appraisals of the Purchased Assets, other valuations or similar pricing or financial records, or any other information that is confidential and proprietary to any Selling Party, (ii) any files, records, data (including seismic data and related information) or other documentary information maintained in the normal course of business by any Selling Party pertaining exclusively to the Reserved Minerals and Gases, the Reserved Mineral and Gas Rights, the Reserved Water Rights or the Subsurface Geosequestration Rights, or (iii) any document or item that any Selling Party is contractually or otherwise bound to keep confidential. Notwithstanding the foregoing, the Selling Parties may retain a copy of the Books and Records for legal compliance or regulatory purposes or in accordance with their internal document retention policies.

(b) For a period of seven years after the Closing, (i) Seller shall provide the Buyer Representative with reasonable access, at the Buyer Representative’s cost, to any books and records in Seller’s possession to the extent such books and records relate to the Purchased Assets or the Assumed Liabilities (subject to the provisos set forth in Section 9.4(a)), and (ii) Buyer Representative shall cause the relevant Buying Party to provide Seller with reasonable access, at Seller’s cost, to any books and records in the possession of any Buyer Parent, Buyer, Timber Entity or Buyer Affiliate to the extent such books and records relate to the Excluded Assets or the Excluded Liabilities.

Section 9.5 Dispute Resolution.

(a) In the event of any dispute, claim, question, disagreement or controversy arising from or relating to this Agreement or the breach thereof, or the Purchased Assets, other than those disputes, claims, questions, disagreements or controversies for which dispute resolution procedures are set forth in Sections 2.3(a), 2.3(b) and 2.3(c), Seller, on behalf of the Selling Parties, and the Buyer Representative, on behalf of the Buying Parties, shall use their reasonable efforts to settle the dispute, claim, question or disagreement. To this effect, they shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to the Parties.

(b) If Seller and the Buyer Representative do not reach such a solution within a period of 30 days after written notice by either Seller or the Buyer Representative requesting that such discussions be initiated, the Parties agree that any and all disputes, claims, questions, disagreements or controversies arising from or relating to this Agreement or the breach thereof, or the Purchased Assets, shall be submitted to non-binding, voluntary mediation. Either Seller or the Buyer Representative may commence mediation by providing the Buyer Representative (in the case of Seller) or Seller (in the case of any Buying Party) with a written request for mediation, setting forth the subject of the dispute and the relief requested. The Parties will cooperate with one another in selecting a single mediator, and in promptly scheduling the mediation proceedings.

(c) If the Parties cannot agree upon a mediator, they shall appoint the American Arbitration Association as a mediation body (which shall in turn select a single mediator), and shall implement the Commercial Mediation Rules.

(d) All settlement offers, promises, conduct and statements, whether oral or written, made in the course of the settlement and mediation process by either Seller or the Buyer Representative, their agents, employees, experts and attorneys, and by the mediator, are confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the Parties; provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its disclosure during settlement or mediation efforts.

(e) During the pendency of the settlement and mediation process, the Parties agree to forebear from filing or otherwise proceeding with litigation; provided, however, that either Seller or the Buyer Representative shall be entitled to seek a temporary restraining order or preliminary injunction to prevent the breach of the Selling Parties’ or Buying Parties’ obligations, as the case may be, under this Agreement. If the agreement of the Parties to use mediation breaks down and a later litigation is commenced or application for an injunction is made, the Parties will not assert a defense of laches or statute of limitations based upon the time spent in mediation.

(f) Either Seller or the Buyer Representative may initiate litigation with respect to the matters submitted to mediation at any time following 60 days after the initial mediation session or 90 days after the date of sending the written request for mediation, whichever occurs first. The mediation may continue after the commencement of litigation if Seller and the Buyer Representative so mutually elect in writing.

(g) The provisions of this Section 9.5 may be enforced by any court of competent jurisdiction, and the Party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys’ fees, to be paid by the Party against whom enforcement is ordered.

Section 9.6 Consents.

(a) Each of the Selling Parties and each of the Buying Parties shall cooperate, and use all commercially reasonable efforts, to make all filings and obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and other third parties necessary to consummate the transactions contemplated by this Agreement. In addition to the foregoing, each Buyer Parent agrees to provide such assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any third party whose consent or approval is sought hereunder or in connection herewith. Notwithstanding the foregoing, nothing herein shall obligate or be construed to obligate any Party to make any payment to any third party in order to obtain the consent or approval of such third party or to transfer any Purchased Contract, Timberland Lease, Real Property Lease, Personal Property Lease or License in violation of its terms.

(b) With respect to any agreements for which any required consent or approval is not obtained prior to the Closing, each of the Selling Parties and each of the Buying Parties shall use all commercially reasonable efforts to obtain any such consent or approval after the Closing until either such consent or approval has been obtained or the

Selling Parties determine in good faith that such consent cannot reasonably be obtained. In addition, to the extent that any Purchased Contract, Timberland Lease, Real Property Lease, Personal Property Lease or License may not be assigned without the consent or approval of any third party, and such consent is not obtained prior to the Closing, the Selling Party that is party thereto shall use all commercially reasonable efforts to provide the relevant Buying Party with the same benefits (and the relevant Buying Party shall be responsible for all corresponding obligations) arising under such Purchased Contract, Timberland Lease, Real Property Lease, Personal Property Lease or License, including performance by such Selling Party (or the relevant Buying Party) as agent, if legally permissible and commercially feasible; provided that the relevant Buying Party (or such Selling Party, if applicable) shall provide such Selling Party (or the relevant Buying Party) with such access to the premises, books and records and personnel as is reasonably necessary to enable such Selling Party (or the relevant Buying Party) to perform its obligations under such Purchased Contracts, Timberland Leases, Real Property Leases, Personal Property Leases or Licenses and the relevant Buyer Parent shall pay or satisfy the corresponding liabilities for the enjoyment of such benefits to the extent the relevant Buying Party would have been responsible therefor if such consent or approval had been obtained.

Section 9.7 Continuing Agreements.

Each Buying Party acknowledges that the Purchased Assets are and will continue to be subject to certain Contracts that are Excluded Assets, including certain oil, gas and mineral leases affecting the Timberlands and relating to the Reserved Minerals and Gases (the “Continuing Agreements”). Each Buying Party further acknowledges that from the date of this Agreement to the Closing Date, the Selling Parties may enter into additional Continuing Agreements in respect of the Purchased Assets subject to the prior approval of the relevant Buyer Parent (such approval not to be unreasonably withheld or delayed), and that the entry into such Continuing Agreements shall be deemed not to breach this Agreement, provided that such Continuing Agreements shall not be reasonably likely, individually or in the aggregate, to have a material adverse effect on the use and enjoyment by any Buying Party of the Timberlands or any material portion thereof, and provided, further, that such Continuing Agreements shall provide for reasonable payments in respect of damages to the surface. For so long as any of the Continuing Agreements remains in effect from and after the Closing Date, the relevant Cash Entity shall comply (and shall assist the Selling Parties in their compliance) with the obligations thereunder that apply to the Selling Parties as surface owner as if such Cash Entity were a party thereto and such relevant Cash Entity shall be entitled to the surface payments related to such Continuing Agreements.

Section 9.8 Transition Services. During the period between the date of this Agreement and the Closing Date, the Parties will negotiate in good faith to execute (i) a transition services agreement in a form reasonably acceptable to Seller and each Buyer Parent and, (ii) if necessary, a non-exclusive technology license in a form reasonably acceptable to Seller and each Buyer Parent.

ARTICLE X

ADDITIONAL AGREEMENTS RELATING TO THE TIMBERLANDS

Section 10.1 Right of Entry.

(a) Upon reasonable prior written notice to Seller, but in no event less than five days prior notice, and receipt of written authorization from Seller, prior to the Closing Date or termination of this Agreement in accordance with Article XIV, any Buyer Parent, through its authorized agents or representatives, may enter upon the Timberlands at all reasonable times for the purposes of making inspections and other studies, provided that no Buyer Parent nor the agents or representatives of such Buyer Parent shall (i) enter upon the Timberlands for the purpose of preparing Phase II Reports or making any soil borings or other invasive or other subsurface environmental investigations relating to all or any portion of the Timberlands, (ii) prepare or instruct its agents or representatives to prepare Phase II Reports or make any soil borings or other invasive or other subsurface environmental investigations relating to all or any portion of the Timberlands, or (iii) contact any official or representative of any Governmental Authority regarding Hazardous Substances on or the environmental condition of the Timberlands, in each case without Seller’s prior written consent thereto. Upon the completion of such inspections and studies, the relevant Buyer Parent, at its expense, shall repair any damage caused to the Purchased Assets and remove all debris resulting from and all other material placed on the Timberlands in connection with such Buyer Parent’s inspections and studies.

(b) At any Selling Party’s request, the relevant Buyer Parent shall disclose the results of such inspections and studies, and shall deliver copies of all such reports and test results, to Seller. The results of such inspections and studies (as well as any information and documents that any Selling Party delivered or caused to be delivered to any Buyer Parent concerning the Timberlands) shall be treated as strictly confidential by the Parties and the same shall not be disclosed to any third party or Governmental Authority (provided that such results, information and documents may be disclosed to consultants, attorneys, investors and lenders of any Buyer Parent for use solely in connection with the transactions contemplated by this Agreement, who shall be required by such Buyer Parent to similarly treat such results, information and documents as strictly confidential) except to the extent required by any Law or court order or in connection with any legal proceeding filed to enforce a Party’s rights under this Agreement. In the event that disclosure of the results of any such inspections or studies or any such information or documents that any Selling Party delivered or caused to be delivered to any Buyer Parent concerning the Timberlands is required by applicable law, regulation or court order, such Buyer Parent shall notify Seller promptly in writing so that Seller may seek a protective order (at its own cost and expense) or other appropriate remedy or, in its sole discretion, waive compliance with the terms of this Section 10.1(b). Such Buyer Parent shall cooperate with Seller to obtain a protective order or other appropriate remedy. In the event that no such protective order or other appropriate remedy is obtained, or Seller waives compliance with the terms of this Section 10.1(b), such Buyer Parent shall give Seller written notice of the information to be disclosed as far in advance of its disclosure as practicable.

(c) Each Buyer Parent shall indemnify, defend and hold each Selling Party harmless from and against any and all claims, demands, losses, expenses, damages, costs and liabilities, suffered or incurred by any Selling Party as a result of any physical damage to the Timberlands or any death or personal injury to any person caused by or attributable to the acts or omissions of any Buying Party, or the employees, contractors, representatives or agents of any Buying Party arising in connection with inspections or studies performed by or on behalf of any such Buying Party. In addition, each Buyer Parent agrees that any Buying Party and the contractors, representatives and agents of any Buying Party who enter upon the Timberlands shall maintain general liability insurance, naming the Selling Parties as additional insureds, in an amount not less than $1,000,000 and, prior to any such entry upon the Timberlands, shall provide the Selling Parties with written evidence of such insurance.

(d) During the period between the date of this Agreement and the Closing, and subject to the Confidentiality Agreement and Applicable Law, Seller shall provide each Buyer Parent, and its respective officers, employees, accountants, counsel, financial advisors and other representatives, with (i) access at all reasonable times upon reasonable prior written notice to Seller, but in no event less than five days prior written notice, to its Books and Records primarily related to the Purchased Assets or the Assumed Liabilities, provided that such access shall not unreasonably interfere with the business or operations of any Selling Party and (ii) access to the online data room established by Seller prior to the date hereof. Nothing in this Section 10.1(d) shall require Seller to provide any access or to disclose any information: (i) relating to its employees, except as required under Section 11.1 or Section 11.1(b) of the Seller’s Disclosure Letter, (ii) that is not in the possession or control of a Selling Party or (iii) if permitting such access or disclosing such information would (A) violate Applicable Law, (B) violate any of its obligations with respect to confidentiality, (C) result in the loss of attorney-client privilege or (D) be adverse to the interests of any Selling Party or any of their respective Affiliates in any pending or threatened litigation between the Parties in respect of the terms of this Agreement.

Section 10.2 Permits and Licenses.

Each Buyer Parent shall be solely responsible for obtaining all permits and licenses, if any, required by any Buying Party to carry on their intended operations at the Timberlands.

Section 10.3 Environmental Matters.

Seller has provided a copy of each of the Phase I Reports described on Section 10.3 of the Seller’s Disclosure Letter to the Buyer Parent listed opposite each Phase I Report in Section 10.3 of the Seller’s Disclosure Letter upon the following terms and conditions: (i) the Phase I Reports are provided for informational purposes only, without any representation or warranty by or on behalf of any of the Selling Parties as to the accuracy or completeness of the information contained therein; (ii) the Phase I Reports are subject to the terms and conditions of the Confidentiality Agreement; and (iii) no information contained in the Phase I Reports shall be deemed to obligate any Selling Party to take any action, including action to investigate, correct, remediate or address any condition described in the Phase I Reports, except as required by Section 13.5. Each Buyer Parent acknowledges receipt of the Phase I Reports listed opposite its name in Section 10.3 of the Seller’s Disclosure Letter and accepts delivery of such Phase I Reports upon the terms and conditions set forth herein.

Section 10.4 Special Places.

Each Buyer Parent acknowledges that the Timberlands include certain areas referred to as “Special Places in the Forest,” which areas are described in Section 10.4 of the Seller’s Disclosure Letter. Each Buyer Parent further acknowledges that the Timberlands are subject to certain Habitat Conservation Plans, including those set forth in Section 10.4 of the Seller’s Disclosure Letter. At the Closing, each Cash Entity and Timber Entity shall assume those obligations set forth in the Habitat Conservation Plans being conveyed to it.

Section 10.5 Reserved Minerals and Gases.

(a) At Closing, Seller and each Cash Entity and Timber Entity shall enter into a surface use agreement with respect to the Reserved Minerals and Gases, Reserved Mineral and Gas Rights, Reserved Water Rights and Subsurface Geosequestration Rights substantially in the form set forth in Exhibit J (the “Surface Use Agreement”).

(b) To the extent affirmative action is necessary for the Selling Parties to reserve the ownership of the Reserved Minerals and Gases, Reserved Mineral and Gas Rights, Reserved Water Rights or Subsurface Geosequestration Rights or to establish or confirm title to the Reserved Minerals and Gases, Reserved Mineral and Gas Rights,

Reserved Water Rights or Subsurface Geosequestration Rights in the Selling Parties, each Buying Party and its respective Affiliates shall cooperate with the Selling Parties in such efforts, including executing all documents pertaining to the Reserved Minerals and Gases, Reserved Mineral and Gas Rights, Reserved Water Rights or Subsurface Geosequestration Rights as are reasonably requested by the Selling Parties.

(c) In the event that any Cash Entity or Timber Entity intends to sell to any third party (other than an Affiliate of such Cash Entity or Timber Entity) any Owned Timberlands in compliance with the terms of this Agreement and free and clear of all obligations under the applicable Support Agreement (a “Third Party Sale”), such Cash Entity or Timber Entity may request in writing that Seller sell to such Cash Entity or Timber Entity the non-producing Reserved Mineral and Gas Rights, Reserved Water Rights and Subsurface Geosequestration Rights exclusively pertaining to such Owned Timberlands (collectively, “Mineral Rights”) and, in such case, (i) Seller and such Cash Entity or Timber Entity, as the case may be, shall negotiate in good faith for a period of not less than 45 days the price and other terms upon which such Cash Entity or Timber Entity would purchase such Mineral Rights, and (ii) such Cash Entity or Timber Entity shall provide such information as may be reasonably requested by Seller regarding the proposed Third Party Sale. If Seller and such Cash Entity or Timber Entity, as the case may be, reach agreement upon the price and other terms upon which a Mineral Sale would be effected (a “Mineral Sale Agreement”), any purchase of Mineral Rights thereunder shall become effective upon consummation of the Third Party Sale, provided that any Mineral Sale Agreement shall expire 120 days after the date thereof if the Third Party Sale has not by then been consummated, unless otherwise expressly agreed in the Mineral Sale Agreement. Any Buyer Parent may record a notice of this Section 10.5(c). The relevant Selling Party shall execute such record notice to the extent required under applicable Law.

Section 10.6 Easements.

(a) To the extent affirmative action is necessary for the Selling Parties to acquire or reserve the easement ownership of the Reserved Easements or to establish or confirm easement title to the Reserved Easements in the Selling Parties, each Buying Party and their respective Affiliates shall cooperate with the Selling Parties in such efforts, including by executing all documents pertaining to the Reserved Easements as are reasonably requested by the Selling Parties. To the extent affirmative action is necessary for any Cash Entity or Timber Entity to acquire the easement ownership of the Buyer Easements or to establish or confirm easement title to the Buyer Easements in any Cash Entity or Timber Entity, the Selling Parties shall cooperate with such Cash Entity or Timber Entity in such efforts and shall use commercially reasonable efforts to assist such Cash Entity or Timber Entity in acquiring such ownership, including executing all documents pertaining to the Buyer Easements as are reasonably requested by the relevant Cash Entity.

(b) For a period of one year following the Closing, in the event that Seller identifies any portion of the Timberlands which should have been identified as a Reserved Easement, but was not disclosed to the relevant Buyer Parent prior to the Closing (a “Post-Closing Reserved Easement”), so long as such Post-Closing Reserved Easement relates to a use or access right that existed as of the Closing (taking into account the change of ownership of Seller’s various properties and assets) and does not have a material adverse effect on the use and enjoyment by any Cash Entity or Timber Entity of the Timberlands, each Buying Party and their respective Affiliates shall cooperate with the Selling Parties, at Seller’s sole cost and expense, in any efforts that may be necessary for the Selling Parties or any third parties who may acquire facilities not included in the Purchased Assets from Seller to acquire easement ownership in any Post-Closing Reserved Easements or to establish or confirm easement title to the Post-Closing Reserved Easements in the Selling Parties or such third parties, including executing all documents pertaining to the Post-Closing Reserved Easements as are reasonably requested by the Selling Parties on behalf of themselves or such third parties.

(c) For a period of one year following the Closing, in the event that any Buyer Parent identifies property owned by any of the Selling Parties in the vicinity of any of the Timberlands which should have been identified as a Buyer Easement, but was not disclosed to the Selling Parties prior to the Closing (a “Post-Closing Buyer Easement”), so long as such Post-Closing Buyer Easement relates to a use or access right that existed as of the Closing and does not have a material adverse effect on the use and enjoyment by the Selling Parties of such property, the Selling Parties and their respective Affiliates shall cooperate with such Buyer Parent, at such Buyer Parent’s sole cost and expense, in any efforts that may be reasonably necessary for such Cash Entity, Timber Entity or their respective Affiliates to acquire ownership in any Post-Closing Buyer Easements or to establish or confirm title to the Post-Closing Buyer Easements in such Cash Entity, Timber Entity or their respective Affiliates, including executing such documents pertaining to the Post-Closing Buyer Easements as are reasonably requested by any Buying Party or its respective Affiliates.

(d) No Buying Party or any of their respective Affiliates shall interfere with or oppose the Selling Parties Reserved Easements or any Post-Closing Reserved Easements. None of the Selling Parties shall interfere with or oppose the Buyer Easements or any Post-Closing Buyer Easements.

Section 10.7 Title Insurance; No Surveys.

(a) The Selling Parties shall provide each Buyer Parent title commitments from the Title Company on the Owned Timberlands being conveyed to it and the Leasehold Interests being conveyed to it for which leases have been recorded. At the Closing, each Cash Entity and each Buyer shall purchase an aggregate amount of title insurance on the Owned Timberlands being conveyed to it (or, in the case of each Buyer, being conveyed to those Timber Entities which are to be conveyed to such Buyer) in amounts not less than the amount of the Timberlands Purchase Price, allocated by county and/or state, as applicable and allocated to the Purchased Assets being conveyed to entity using the standard 1992 ALTA owner’s title insurance policy (or such other comparable form of title insurance policy as is available in the jurisdictions in which the Timberlands are located) (the “Title Policies”).

(b) Other than in accordance with Section 9.4(a), Seller shall not provide any surveys of the Timberlands to any Buyer Parent. No Buyer Parent nor any of its Affiliates intends to obtain any new surveys of the Timberlands.

(c) If requested by the Buying Parties, the Selling Parties and their respective Affiliates shall cooperate with the Buying Parties in their efforts to purchase title insurance covering portions of the Owned Timberlands where the Selling Parties have historically enjoyed access (other than solely through verbal permission), including providing such affidavits as may be reasonably requested by the applicable title company. Upon a Buyer Parent’s request, Seller shall use commercially reasonable efforts to provide to such Buyer Parent the information in the Selling Parties’ possession and control regarding the historical and verbal access rights to the Owned Timberlands which the Selling Parties enjoy as of the date of this Agreement and as of the Closing Date.

(d) The Selling Parties shall be responsible for the costs associated with the title examinations and the issuance of the Title Commitments. The Buying Parties shall be responsible for premiums payable in connection with the issuance of the final Title Policies.

Section 10.8 Transfer of Timber Entity Assets.

(a) Immediately prior to the Closing, each Selling Party shall transfer to the relevant Timber Entity all of its outstanding interests in the Timber Entity Assets, subject to the Permitted Exceptions; provided that the Selling Parties reserve for themselves and their successors and assigns the easements with respect to the Timber Entity Assets described in Section 1.2(a) of the Seller’s Disclosure Letter.

(b) Immediately prior to the Closing, Seller shall cause the relevant Timber Entity to enter into the Support Agreements.

Section 10.9 No Transfers, Etc.

(a) No Buyer shall distribute, transfer or otherwise dispose of the Timber Entity Interests conveyed to it and no Buyer Parent or Buyer shall cause or permit any Timber Entity which is to be its direct or indirect wholly owned subsidiary to distribute, transfer or otherwise dispose of any of the Timber Entity Assets held by such Timber Entity (except as contemplated by the Master Stumpage Agreements, and except that any Timber Entity may distribute cash to Buyer), in each case to any Buyer Parent (or any other Person related to any Buyer Parent or Buyer), or commit to do any of the foregoing, in each case until a period of one year has elapsed from the Closing Date.

(b) No Buyer Parent shall transfer or otherwise dispose of its interest in any Buyer or commit to do so, (i) to a Credit Enhancement Bank or any Affiliate thereof, at any time or (ii) to any other Person, until a period of one year has elapsed from the Closing Date. Any transfer or other disposition by any Buyer Parent (or any subsequent transferee) of its interest in any Buyer following such one-year period shall be made only in compliance with the Support Agreements and shall require the prior written consent of Seller (such consent not to be unreasonably withheld) and the written agreement of any transferee in favor of Seller to (i) comply with the obligations of such Buyer Parent under the limited liability company agreement of the relevant Buyer and under Sections 10.9, 10.10 and 15.7 of this Agreement as if such transferee were such Buyer Parent and (ii) cause such Buyer to comply with all of its obligations, covenants and representations under the limited liability company agreement of such Buyer and the Transaction Documents.

(c) (i) For so long as any Buyer Parent owns all of the outstanding interests in any Buyer, such Buyer Parent shall comply, and shall cause such Buyer to comply and (ii) each Buyer shall comply, in each case, with all of their respective obligations, covenants and representations under the limited liability company agreement of such Buyer or under the Transaction Documents. It is agreed that in no event shall Buyer Parent have any obligation as a guarantor, surety or otherwise, to pay or perform any of the obligations of Buyer under the Timber Notes or any reimbursement agreement in respect of the Letters of Credit.

(d) Prior to payment in full of the Timber Notes at maturity, no amendment, modification or waiver of any provision of the limited liability company agreement of any Buyer may be made without the prior written consent of Seller.

(e) Notwithstanding anything herein to the contrary, Landowner may grant mortgage liens on the Timberlands to banks, insurance companies, pension or benefit plans, investment funds that are in the business of making mortgage loans, or similar institutional lenders subject to the requirements and restrictions set forth in the Support Agreements and the Fiber Supply Agreements, including the requirement that such mortgage liens be subject to and subordinate to the Support Agreements, the Master Stumpage Agreements and the Fiber Supply Agreements.

Section 10.10 Tax Matters.

No Buyer Parent or Buyer shall (i) make any election under Treasury Regulations Section 301.7701-3 (or any corresponding provision of state and local Tax law) to treat any Buyer as an association taxable as a corporation or (ii) take any action that would cause such Buyer to have more than one owner for U.S. federal (or any applicable state and local) Income Tax purposes. For so long as any Buyer Parent owns all of the outstanding interests in any Buyer, such Buyer Parent shall treat each Timber Note issued by such Buyer as indebtedness of such Buyer Parent for all applicable Income Tax purposes.

Section 10.11 Title Matters.

Each Buying Party acknowledges that, prior to signing, certain Affiliates of the Selling Parties who are not Selling Parties may be identified as the record owner or lessee of portions of the Timberlands pursuant to the Title Commitments provided by the Selling Parties. Prior to the Closing, the Selling Parties shall cause such Affiliates to convey such Timberlands to the appropriate Selling Party, who at the Closing (or immediately prior to the Closing with respect to the Installment Note Timberlands) shall convey such Timberlands to the relevant Cash Entity or Timber Entity, as applicable, in accordance with the terms of this Agreement.

Section 10.12 Pay-As-Cut Timber Contract.

At Closing, each Cash Entity and the applicable Selling Parties shall enter into a pay-as-cut timber contract in substantially the form as Exhibit K (the “Pay-As-Cut Timber Contract”), pursuant to which the Selling Parties shall have the right to permit a third party contractor to harvest the timber on the tracts set forth in Section 10.12 of the Seller’s Disclosure Letter from the Closing Date until March 31, 2008.

Section 10.13 Note Document Assistance.

(a) Each Buyer shall do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as may be necessary or reasonably desirable from time to time in order to (i) carry out more effectively the purposes of the Timber Notes, the Letters of Credit and all documents related thereto (collectively, the “Note Documents”) and (ii) assure, convey, grant, assign, transfer, preserve, protect and confer more effectively unto Seller (or any assignee of the Timber Notes) the rights granted or now or hereafter intended to be granted to Seller (or such assignee) under any Note Document or under any other instrument executed in connection with any Note Document to which Buyer is or is to be a party.

(b) Each Buyer shall cooperate in connection with any transaction relating to the Timber Notes as may be reasonably requested by Seller, its Affiliates and any holder of the Timber Notes (the “Note Parties”), at the expense of the Note Parties, including (i) furnishing the Note Parties with such financial and other pertinent information regarding Buyer (but not Buyer Parent) as may reasonably be requested by Seller and (ii) using reasonable best efforts to obtain a legal opinion that if a Buyer Parent, a Cash Entity, a Buyer Affiliate, a Timber LLC or any Affiliate of such Party were to become a debtor in a case under Title 11 of the United States Code, the bankruptcy court would not order the substantive consolidation of the assets and liabilities of Buyer with those of such Person, and such customary corporate law opinions concerning Buyer as may reasonably be requested by Seller. Notwithstanding anything herein to the contrary, no Buyer shall take any steps designed to create or encourage the making of a market in the Timber Notes or the listing or trading of the Timber Notes on an “established securities market” or otherwise take any actions designed to render the Timber Notes “readily tradable in an established securities market” within the meaning of Treasury Regulation § 15A.453-1(e)(4).

Section 10.14 Financing.

(a) RMS Buyer Parent shall use its best efforts to arrange the Debt Financing on the terms and conditions described in the Debt Commitment Letter, including using best efforts to (i) negotiate definitive agreements with respect thereto on the terms and conditions contained therein or on other terms not materially less beneficial to RMS Buyer Parent, (ii) satisfy on a timely basis all conditions applicable to RMS Buyer Parent in such definitive agreements that are within its control, and (iii) consummate the Debt Financing contemplated by the Debt Commitment Letter at Closing. RMS Buyer Parent shall provide notice to Seller promptly upon receiving the Debt Financing.

(b) Each Buyer Parent shall obtain the Equity Financing contemplated by the Equity Commitment Letters. None of the Buyer Parents shall permit any amendment or modification to be made to, or any waiver of any material provision or remedy under, the Equity Commitment Letters without the prior written consent of Seller.

(c) If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, RMS Buyer Parent shall use its best efforts to arrange to obtain alternative financing, including from alternative sources, on terms that are not materially less beneficial to RMS Buyer Parent as promptly as practicable following the occurrence of such event. RMS Buyer Parent shall give the Seller prompt notice upon becoming aware of any material breach by any party to any Debt Commitment Letter or any termination of any Debt Commitment Letter. RMS Buyer Parent shall keep the Seller informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Debt Financing and shall not permit any material amendment or modification to be made to, or any waiver of any material provision or remedy under, the Debt Commitment Letter without the prior written consent of Seller (such consent not to be unreasonably withheld or delayed).

(d) Each Buyer shall use its reasonable best efforts to arrange for a Credit Enhancement Bank to issue a Letter of Credit on terms and conditions that are consistent with the Timber Note Indicative Terms in an aggregate amount of not less than such Buyer’s portion of the Installment Note Purchase Price plus one interest payment on the respective Timber Note (the “L/C Amount”), including using reasonable best efforts (i) as soon as practicable to obtain a firm commitment (each, an “L/C Commitment Letter”), in form and substance reasonably satisfactory to Seller, to provide such Letter of Credit, (ii) to negotiate definitive agreements with respect to such Letter of Credit on the terms and conditions contained in the L/C Commitment Letter or on other terms not materially less beneficial to Buyer Parent, Buyer or Seller, (iii) to satisfy on a timely basis all conditions applicable to such Buyer in such definitive agreements that are within its control, and (iv) to consummate the issuance of the Letters of Credit at Closing.

(e) In the event any portion of the Letters of Credit becomes unavailable to any Buyer on the terms and conditions contemplated in the L/C Commitment Letters, such Buyer shall use its reasonable best efforts to arrange to obtain letters of credit, including from alternative sources, on terms and conditions that are not materially less beneficial to Buyer Parent, Buyer or Seller and that are consistent with the Timber Note Indicative Terms, promptly following the occurrence of such event. Each Buyer shall give Seller prompt notice upon becoming aware of any material breach by any party to any L/C Commitment Letter or any termination of any L/C Commitment Letter. Each Buyer shall keep Seller informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Letters of Credit and shall not permit any material amendment or modification to be made to, or any waiver of any material provision or remedy under, the L/C Commitment Letters without the prior written consent of Seller (such consent not to be unreasonably withheld or delayed). Buyers and Seller shall consult in good faith and cooperate in determining the maximum aggregate amounts of Letters of Credit per Credit Enhancement Bank and otherwise with respect to the terms of the Letter of Credit documentation.

ARTICLE XI

HUMAN RESOURCES MATTERS

Section 11.1 Human Resources.

(a) Except as otherwise expressly set forth herein, the provisions of the Confidentiality Agreement governing solicitation for employment, inducing or attempting to induce to leave the employ of any Selling Party or any Affiliate of a Selling Party, and employing or hiring any employees of any Selling Party shall remain in effect after the date hereof until the termination of such provisions in accordance with their terms under the Confidentiality Agreement.

(b) The Parties shall comply with the provisions set forth in Section 11.1(b) of the Seller’s Disclosure Letter with respect to Eligible Employees.

ARTICLE XII

CONDITIONS PRECEDENT

Section 12.1 Conditions to Obligations of Each Party to Close.

The obligations of the Parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver, on or before the Closing Date, of the following conditions:

(a) Any waiting periods (and any extension thereof) applicable to the transactions contemplated by this Agreement, under Regulatory Law, including under the HSR Act, shall have expired or been earlier terminated and neither the Department of Justice nor the Federal Trade Commission shall have taken any action to enjoin or delay (for a period of longer than 120 days) the consummation of the transactions contemplated by this Agreement.

(b) There shall be no injunction, restraining order or decree of any nature of any court or Governmental Authority that is in effect that restrains or prohibits the consummation of the transactions contemplated hereunder or imposes conditions on such consummation not otherwise provided for herein.

(c) No Party shall have been advised by any United States federal government agency (which advisory has not been officially withdrawn on or prior to the Closing Date) that such government agency is investigating the transactions contemplated by this Agreement to determine whether to file or commence any litigation which seeks or would seek to enjoin, restrain or prohibit the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

(d) The Letters of Credit securing the Timber Notes issued by each Buyer in respect of the Installment Note Purchase Price shall have been delivered to Seller by the Credit Enhancement Banks in such maximum aggregate amounts per Credit Enhancement Bank as are satisfactory to Seller and on terms and conditions that are consistent with the Timber Note Indicative Terms, provided, that the obligation of each Buying Party to consummate the transactions contemplated by this Agreement shall not be subject to the satisfaction or waiver of the condition set forth in this Section 12.1(d) if the Buying Parties have failed to satisfy their obligations under Section 10.14.

Section 12.2 Conditions to Obligations of the Buying Parties to Close.

The obligation of each of the Buying Parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver, on or before the Closing Date of the following conditions:

(a) All material consents, authorizations, registrations or approvals of or with any Governmental Authority or other Person required in connection with the consummation of the transactions contemplated by this Agreement, each of which is set forth in Section 12.2(a) of the Seller’s Disclosure Letter, to have been filed, made, given or obtained by the Selling Parties shall have been filed, made, given or obtained and copies thereof shall have been delivered to each Buyer Parent; provided, however, that the obligation of any Buying Party to consummate the transactions contemplated by this Agreement shall not be subject to the satisfaction or waiver of the condition set forth in this Section 12.2(a) if any Buying Party fails to satisfy its obligations under Section 9.1(c).

(b) Each of the representations and warranties of Seller contained in this Agreement that is qualified as to materiality shall be true and correct, and each of the representations and warranties of Seller that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be true and correct as so made does not have and would not be reasonably likely to have, in each case individually or in the aggregate, a Material Adverse Effect.

(c) The Selling Parties shall have performed or complied with, in all material respects, all agreements and covenants required by this Agreement to be performed or complied with by the Selling Parties on or prior to the Closing.

(d) The Selling Parties shall have delivered or caused to be delivered to the relevant Buyer Parent the items set forth in Section 3.2(a).

(e) The Selling Parties shall have caused the relevant Timber Entity to deliver to the Selling Parties the items set forth in Section 3.2(c).

Section 12.3 Conditions to Obligations of the Selling Parties.

The obligation of the Selling Parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver, on or before the Closing Date, of the following conditions:

(a) The consents, authorizations, registrations or approvals of or with Governmental Authorities or any other Person required in connection with the consummation of the transactions contemplated by this Agreement, each of which is set forth in Section 12.3(a) of the Seller’s Disclosure Letter, to have been filed, made, given or obtained by each Buying Party shall have been filed, made, given or obtained and copies thereof shall have been delivered to Seller, provided that the obligation of the Selling Parties to consummate the transactions contemplated by this Agreement shall not be subject to the satisfaction or waiver of the condition set forth in this Section 12.3(a) if any of the Selling Parties fails to satisfy its obligations under Section 9.1(c).

(b) Each of the representations and warranties of any Buying Party contained in this Agreement that is qualified as to materiality shall be true and correct, and each of the representations and warranties of any Buying Party that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be true and correct as so made does not have and would not be reasonably likely to have, in each case individually or in the aggregate, a material adverse effect on any Buying Party or on their ability to perform their obligations under this Agreement or the Ancillary Agreements to be executed by them.

(c) Each Buying Party each shall have performed or complied with, in all material respects, all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(d) Each Buying Party shall have delivered or caused to be delivered to Seller the items set forth in Section 3.2(b).

(e) Each Buyer Parent and Buyer shall have entered into an amended and restated limited liability company operating agreement in respect of such Buyer substantially in the form of Exhibit M.

(f) Each Buyer shall have entered into a services agreement (the “Services Agreement”), in form and substance reasonably satisfactory to Buyer Parent and Seller, with a third party Trustee reasonably satisfactory to Buyer Parent and Seller pursuant to which the Trustee will make payments of amounts due and payable under such Buyer’s Timber Notes, hold and invest Buyer’s excess cash and provide other customary services.

(g) Each Cash Entity and each Timber Entity shall have purchased the Title Policies from the Title Company in respect of the Owned Timberlands being transferred to it at (or in the case of each Timber Entity, immediately prior to) the Closing and shall have provided Seller with written evidence that each Cash Entity and each Timber Entity has obtained such Title Policies.

ARTICLE XIII

SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

Section 13.1 Survival of Representations.

Except as otherwise set forth in this Article XIII, all (i) representations and warranties made in this Agreement and (ii) all agreements or covenants made in this Agreement and to be performed prior to or at Closing shall survive for a period of eighteen months after the Closing Date; provided that Section 6.3 shall survive for a period of one year after the Closing Date, Sections 3.4, 5.7 and 8.10 shall survive for the applicable statute of limitations plus 60 days, Sections 1.8, 10.9 and 10.10 shall survive indefinitely and Sections 6.1 and 6.4 shall not survive the Closing (the “Indemnity Period”). Notwithstanding the foregoing, except as set forth in Section 14.2, no representation, warranty, covenant or agreement shall survive any termination of this Agreement. After the Indemnity Period or, except as provided in Section 14.2, the Parties agree that no claims or causes of action may be brought against any Party or any of their respective directors, officers, employees, Affiliates, controlling persons, agents or representatives based upon, directly or indirectly, any of the representations and warranties contained in this Agreement. This Section 13.1 shall not limit any covenant or agreement of the Parties that contemplates performance after the Closing.

Section 13.2 Seller’s Agreement to Indemnify.

(a) Subject to the terms and conditions set forth herein, from and after the Closing, Seller shall indemnify and hold harmless each Buying Party and its directors, officers, employees, Affiliates, controlling persons, agents and representatives and their successors and assigns (collectively, the “Buyer Indemnitees”) from and against all liability, demands, claims, actions or causes of action, assessments, damages, costs and expenses (including reasonable attorneys’ fees and expenses, but excluding all punitive, incidental, indirect, special or consequential damages (unless payable to a third party)) (collectively, the “Buyer Damages”) asserted against or incurred by any Buyer Indemnitee as a result of or arising out of (i) the Excluded Liabilities, provided, that any Third Party Claims related to the Excluded Liabilities shall be subject to the terms and conditions of Section 13.4, (ii) a breach of any representation or warranty contained in Articles V, VI (excluding, for the avoidance of doubt, Sections 6.1 and 6.4, which do not survive the Closing, as set forth above) or VII of this Agreement, (iii) a breach of any agreement or covenant of any Selling Party or Timber Entity in this Agreement that contemplates performance or compliance on or prior to the Closing Date, except for a breach of Section 10.3 or Section 10.7(a), (iv) a breach of any other agreement or covenant of any Selling Party or (v) any Accepted Buyer Parent Title Objection determined in accordance with Section 2.3(b)(iii). Each Buyer Parent agrees that, except as contemplated by Section 15.15, (A) the indemnification provided in this Section 13.2 is the exclusive remedy for a breach by any Selling Party of any representation, warranty, agreement or covenant contained in this Agreement and is in lieu of any and all other rights and remedies that any Buying Party may have under this Agreement or otherwise for monetary relief or equitable relief with respect to the matters described in clauses (i), (ii), (iii), (iv) and (v) above, (B) the indemnification contemplated by Section 13.5 shall be the exclusive remedy in respect of Adverse Environmental Conditions (except to the extent such conditions are Excluded Liabilities) and shall be in lieu of any and all other rights and remedies that any Buying Party may have under this Agreement or otherwise for monetary or equitable relief with respect to Adverse Environmental Conditions and (C) the indemnification contemplated by Section 13.7 in respect of any Accepted Buyer Parent Title Objection shall be the exclusive remedy in respect of Accepted Buyer Parents’ Title Objections and shall be in lieu of any and all other rights and remedies that any Buying Party may have under this Agreement or otherwise for monetary or equitable relief with respect to Accepted Buyer Parents’ Title Objections; provided that, subject to Section 15.10, in the event that the Selling Parties fail to consummate the transactions contemplated herein, Buyer Parent may undertake an action, suit or proceeding for the enforcement of the provisions of this Agreement or for monetary damages, unless Buyer Parent’s failure to perform any of its obligations under this Agreement primarily contributes to the failure of the Selling Parties to consummate the transactions contemplated herein. There shall be no indemnification for a breach of any representation, warranty, agreement or covenant for which (x) a Purchase Price adjustment has been made pursuant to Section 2.3, or (y) a decree of specific performance has been issued pursuant to Section 15.15.

(b) Seller’s obligations to indemnify Buyer Indemnitees pursuant to Section 13.2(a) are subject to the following limitations:

(i) No indemnification shall be made by Seller with respect to any claim made pursuant to Section 13.2(a)(ii) or (iii) unless (A) the amount of such claim exceeds $250,000 (the “Minimum Claim Amount”), and (B) the aggregate amount of Buyer Damages under all claims in excess of the Minimum Claim Amount made pursuant to Section 13.2(a)(ii) or (iii) exceeds an amount equal to 1.5% of the Purchase Price allocable to the FMA to which the claim relates (the “Basket Amount”) and, in such event, indemnification shall be made by Seller only to the extent Buyer Damages exceed, in the aggregate, the Basket Amount.

(ii) In no event shall Seller’s aggregate obligation to indemnify Buyer Indemnitees pursuant to Section 13.2(a)(ii) or (iii), together with any indemnification paid pursuant to any other provisions of this Agreement, exceed an amount equal to 30% of the Purchase Price (the “Cap”).

(iii) The amount of any Buyer Damages shall be reduced by any amount actually received by a Buyer Indemnitee with respect thereto under any third party insurance coverage or from any other party alleged to be responsible therefor. If a Buyer Indemnitee makes a claim for indemnification under this Section 13.2, Buyer Indemnitees shall use commercially reasonable efforts to collect any amounts available under such insurance coverage and from such other party alleged to have responsibility. If a Buyer Indemnitee receives an amount under insurance coverage or from such other party with respect to Buyer Damages at any time subsequent to any indemnification provided by Seller pursuant to this Section 13.2, then such Buyer Indemnitee shall promptly reimburse Seller for any payment made or expense incurred by Seller in connection with providing such indemnification up to such amount received by Buyer Indemnitee, but net of any expenses incurred by such Buyer Indemnitee in collecting such amount.

(iv) Seller shall be obligated to indemnify Buyer Indemnitees only for those claims giving rise to Buyer Damages as to which Buyer Indemnitees have given Seller written notice prior to the end of the pertinent Indemnity Period, in the event that the Indemnity Period applies to such Buyer Damages. Any written notice delivered by a Buyer Indemnitee to Seller with respect to Buyer Damages shall set forth, with as much specificity as is reasonably practicable, the basis of the claim for Buyer Damages and, to the extent reasonably practicable, a reasonable estimate of the amount thereof.

(v) If on the Closing Date, any Buying Party knows of any information that would cause one or more of the representations and warranties made by Seller to be inaccurate as of the date made or as of the Closing Date, no Buying Party shall have any right or remedy after the Closing with respect to such inaccuracy and shall be deemed to have waived its rights to indemnification in respect thereof.

Section 13.3 Buyer Parents Agreement to Indemnify.

(a) Subject to the terms and conditions set forth herein, from and after the Closing Date, each Buyer Parent shall, severally and not jointly, indemnify and hold harmless each of the Selling Parties and each of the Selling Parties’ directors, officers, employees, Affiliates, controlling persons, agents and representatives and their successors and assigns (collectively, the “Seller Indemnitees”) from and against all liability, demands, claims, actions or causes of action, assessments, damages, costs and expenses (including reasonable attorneys’ fees and expenses, but excluding all punitive, incidental, indirect, special or consequential damages (unless payable to a third party)) (collectively, the “Seller Damages”) asserted against or incurred by any Seller Indemnitee as a result of or arising out of (i) the Assumed Liabilities relating to the Purchased Assets acquired by such Buyer Parent or its Affiliates, (ii) a breach of any representation or warranty of such

Buyer Parent or its Subsidiaries contained in Article VIII of this Agreement, (iii) a breach of any other agreement or covenant of such Buyer Parent or its Subsidiaries (other than a Timber Entity), contained herein that contemplates performance or compliance on or prior to the Closing Date, except for a breach of Section 10.3 or 10.7(a), (iv) a breach of any other agreement or covenant of such Buyer Parent or its Subsidiaries (in the case of any agreement or covenant of any Timber Entity, to the extent such agreement or covenant is required by this Agreement to be performed or complied with after the Closing), (v) the use, operation or ownership of any of the Purchased Assets acquired by such Buyer Parent or its Subsidiaries, after the Closing or (vi) any hiring activities of such Buyer Parent in respect of the Eligible Employees as described in Section 11.1(b) of the Seller’s Disclosure Letter. Seller agrees that, except as provided in Section 15.15, the indemnification provided in this Section 13.3 is (A) the exclusive remedy for a breach by such Buyer Parent or its Subsidiaries of any representation or warranty or covenant contained in this Agreement, (B) is in lieu of any and all other rights and remedies which Seller may have under this Agreement or otherwise for monetary or equitable relief with respect to (i), (ii), (iii), (iv), (v) and (vi) above; provided that, subject to Section 15.10, in the event that the Buying Parties fail to consummate the transactions contemplated herein, Seller may undertake an action, suit or proceeding for the enforcement of the provisions of this Agreement or for monetary damages, unless Seller’s failure to perform any of its obligations under this Agreement primarily contributes to the failure of the Buying Parties to consummate the transactions contemplated herein. There shall be no indemnification for a breach of any representation, warranty, agreement or covenant for which a decree of specific performance has been issued pursuant to Section 15.15.

(b) Subject to the terms and conditions set forth herein, from and after the Closing Date, each Buyer shall, severally and not jointly, indemnify and hold harmless each of the Seller Indemnitees from and against all Seller Damages asserted against or incurred by any Seller Indemnitee as a result of or arising out of any breach of Section 10.9 or 10.10 by such Buyer.

(c) Each Buyer Parent’s obligations pursuant to Section 13.3(a), and each Buyer’s obligations pursuant to Section 13.3(b), to indemnify Seller Indemnitees are subject to the following limitations:

(i) No indemnification shall be made by any Buyer Parent with respect to any claim made pursuant to Section 13.3(a)(ii) or (iii) or by Buyer with respect to any claim made pursuant to Section 13.3(b) unless (A) the amount of such claim exceeds the Minimum Claim Amount, and (B) the aggregate amount of Seller Damages under all claims in excess of the Minimum Claim Amount made pursuant to Section 13.3(a)(ii) or (iii) or Section 13.3(b) exceeds the Basket Amount and, in such event, indemnification shall be made by any Buyer Parent only to the extent Seller Damages exceed, in the aggregate, the Basket Amount.

(ii) In no event shall the aggregate obligation of Buyer Parents to indemnify the Seller Indemnitees pursuant to Section 13.3(a)(ii) or (iii) and of Buyer to indemnify the Seller Indemnitees pursuant to Section 13.3(b), together with any indemnification paid pursuant to any other provisions of this Agreement, exceed the Cap.

(iii) The amount of any Seller Damages shall be reduced by any amount actually received by a Seller Indemnitee with respect thereto under any third party insurance coverage or from any other party alleged to be responsible therefor. If a Seller Indemnitee makes a claim for indemnification under this Section 13.3, Seller Indemnitees shall use commercially reasonable efforts to collect any amounts available under such insurance coverage and from such other party alleged to have responsibility. If a Seller Indemnitee receives an amount under insurance coverage or from such other party with respect to Seller Damages at any time subsequent to any indemnification provided by any Buyer Parent pursuant to this Section 13.3, then such Seller Indemnitee shall promptly reimburse such Buyer Parent for any payment made or expense incurred by such Buyer Parent in connection with providing such indemnification up to such amount received by the Seller Indemnitee, but net of any expenses incurred by such Seller Indemnitee in collecting such amount.

(iv) Each Buyer Parent shall be obligated to indemnify the Seller Indemnitees only for those claims giving rise to Seller Damages as to which the Seller Indemnitees have given such Buyer Parent written notice prior to the end of the Indemnity Period, in the event that the Indemnity Period applies to such Seller Damages. Any written notice delivered by a Seller Indemnitee to each Buyer Parent with respect to Seller Damages shall set forth, with as much specificity as is reasonably practicable, the basis of the claim for Seller Damages and, to the extent reasonably practicable, a reasonable estimate of the amount thereof.

Section 13.4 Third Party Claims.

The obligations of any indemnifying Party to indemnify any indemnified party under this Article XIII with respect to Buyer Damages or Seller Damages, as the case may be, resulting from the assertion of liability by third parties, including liabilities related to Section 1.8(c)(xi) (a “Third Party Claim”), will be subject to the following terms and conditions:

(a) Any Party against whom any Third Party Claim is asserted will give the Party which may be required to provide indemnity hereunder written notice of any such Third Party Claim promptly after learning of such Third Party Claim, and the indemnifying Party may at its option undertake the defense thereof by representatives of its own choosing. Failure to give prompt notice of a Third Party Claim hereunder shall not affect the indemnifying party’s obligations under this Article XIII, except to the extent that the indemnifying party is actually prejudiced by such failure to give prompt notice. If the indemnifying party, within 30 days after notice of any such Third Party Claim, fails to assume the defense of such Third Party Claim, the indemnified party against whom such claim has been made will (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk, and at the expense, of the indemnifying party, subject to the right of the indemnifying party to assume the defense of such Third Party Claim at any time prior to settlement, compromise or final determination thereof.

(b) Notwithstanding anything in this Section 13.4 to the contrary, (i) the indemnified party shall not settle a claim for which it is indemnified without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld, conditioned or delayed, and (ii) the indemnifying party shall not enter into any settlement or compromise of any action, suit or proceeding or consent to the entry of any judgment for other than monetary damages to be borne by the indemnifying party without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 13.5 Environmental Indemnity.

(a) From and after the Closing, Seller shall indemnify, defend and hold harmless Buyer Indemnitees from and against Buyer Damages (subject to the limitations set forth in this Section 13.5), costs and expenses incurred by any Buying Party in connection with any required Remediation under applicable Environmental Law as such Law existed on the Closing Date in respect of Adverse Environmental Conditions, on any portion of the Timberlands, that existed on the Closing Date (the “Affected Land”), excluding, in each case, all those matters disclosed in the Phase I Reports and, in each case in accordance with this Section 13.5. At its option, Seller may require the relevant Cash Entity to transfer to Seller or may require the relevant Buyer Parent to cause the relevant Timber Entity to transfer to Seller (i) ownership of any portion of the Affected Land, (ii) ownership of a reasonable amount of additional surrounding buffer land identified by Seller for each portion of Affected Land transferred pursuant to clause (i) above, provided that the aggregate amount of land transferred to Seller shall be at least 20 acres, and (iii) reasonable access rights for each portion of Affected Land transferred pursuant to clause (i) above (an “Environmental Carveout”). If Seller elects to require the relevant Cash Entity to, or to cause the relevant Timber Entity to, transfer ownership of an Environmental Carveout pursuant to the previous sentence, Seller shall pay such Cash Entity or such Timber Entity, as the case may be, an amount in cash equal to the fair market value of the Environmental Carveout (which fair market value shall be calculated in accordance with Exhibit B) and, notwithstanding any other Buyer Indemnitee right to indemnification set forth in this Agreement, a Buyer Indemnitee’s right to indemnification with respect to any Environmental Carveout shall be limited to the actual out-of-pocket costs and expenses such Buyer Indemnitee incurred in connection with the transfer of the Environmental Carveout. Notwithstanding the foregoing sentence, if Seller elects to require the relevant Cash Entity to, or cause the relevant Timber Entity to, transfer ownership of an Environmental Carveout and Seller subsequently corrects, remediates or addresses the Adverse Environmental Condition on such Affected Land, Seller shall have the option to return and transfer such property (“Corrected Property”) to the relevant Cash Entity or Timber Entity, and the relevant Cash Entity or Timber Entity shall purchase the Corrected Property from Seller at the fair market value of the Corrected Property (which fair market value shall be calculated in accordance with Exhibit B), subject to evidence reasonably satisfactory to the relevant Cash Entity or Timber Entity that Seller has corrected such Adverse Environmental Condition in accordance with all applicable Environmental Laws. Any payments by Seller to the relevant Cash Entity or Timber Entity, as the case may be, for transfers of Environmental Carveouts shall be made by wire transfer of immediately available funds to a bank account designated by the relevant Cash Entity or Timber Entity, as the case may be, upon the transfer of such Environmental Carveouts from the relevant Cash Entity or Timber Entity, as the case may be, to Seller. Each Buying Party and their respective Affiliates shall cooperate with the Selling Parties in any efforts that may be necessary for the Selling Parties to acquire ownership in any Environmental Carveout or to establish or confirm title to the Environmental Carveouts, including executing all documents pertaining to the Environmental Carveouts as are reasonably requested by the Selling Parties. Each Buyer Parent agrees that the remedies provided in this Section 13.5 are the exclusive remedy for the matters addressed in this Section 13.5 and these remedies are in lieu of any and all other rights and remedies which any Buying Party may have under this Agreement or otherwise for monetary or injunctive relief with respect to matters addressed in this Section 13.5. There shall be no indemnification for matters addressed in this Section 13.5 if, and to the extent, in respect of such matters, a Purchase Price adjustment has been made pursuant to Section 2.3.

(b) Seller’s obligation to indemnify, defend and hold harmless Buyer Indemnitees for the matters addressed in Section 13.5(a) shall be limited to those matters as to which either Buyer Parent provides Seller with written notice (such notice to be in conformance with other relevant provisions of this Agreement and to contain, to the extent available, reasonable details of the claim for which indemnity is sought) within 18 months after the Closing Date.

(c) With respect to claims to defend, indemnify and hold harmless Buyer Indemnitees pursuant to Section 13.5(a):

(i) Seller shall be required to defend, indemnify and hold harmless Buyer Indemnitees only to the extent that: (A) investigation, containment or Remediation of the Hazardous Substances associated with the matters impacting the Affected Land are required by any Governmental Authority having and asserting jurisdiction pursuant to an applicable Environmental Law that is in effect as of and is enforceable as of the Closing Date; (B) the Remediation Standards applicable to the matters impacting the Affected Land that must be met in order to satisfy the requirements of the applicable Environmental Law (1) are no more stringent than the Remediation Standards that were in effect as of and were enforceable as of the Closing Date under the applicable Environmental Law that is the source of the obligation to conduct a Remediation, or, where no such Remediation Standards had been promulgated and were enforceable as of the Closing Date, Remediation Standards (including institutional and engineering controls) that were applied, within one year prior to the Closing Date, on a case-by-case basis, to properties that are most similar to and in the same jurisdiction as the portions of the affected Timberlands subject to a Remediation, and (2) are those Remediation Standards applicable to such Timberlands that would be the least stringent Remediation Standards (including institutional and engineering controls), taking into account that the normal operating condition at the affected Timberlands shall be maintained at all times, that would be applicable given the use of the property as of the day before the Closing Date; (C) such investigation, containment and/or Remediation is conducted using reasonably cost effective methods, taking into account that the normal operating condition at the affected Timberlands shall be maintained at all times, for investigation, Remediation and/or containment consistent with applicable Environmental Law; and (D) Seller has reasonable right and access to the Affected Land to perform any such investigation, containment or Remediation. At Seller’s option, Seller shall notify each Buyer Parent in writing that Seller chooses not to perform any such investigation, containment and/or Remediation and, in such event, the relevant Buyer Parent shall be responsible for such investigation, containment and/or Remediation consistent with the provisions of this Section 13.5 and, in such case, Seller shall indemnify such Buyer Parent to the extent required by this Section 13.5. To the extent that the Buyer Indemnitee incurs Buyer Damages in connection with an investigation, containment or Remediation associated with matters impacting the Affected Land that are in excess of the Buyer Damages that would be incurred for an investigation, containment or Remediation meeting the conditions set forth in this subsection, Seller shall have no obligation to indemnify any Buyer Indemnitees for such excess Buyer Damages. Notwithstanding anything herein to the contrary, Seller shall not be obligated to pay the relevant Buyer Parent or otherwise indemnify any Buyer Indemnitee, from indirect or consequential damages, business interruptions or lost profits of such Buying Party or any third party or diminution in value of property whatsoever as a result of or arising out of any investigation, containment, Remediation or other activities performed under this Section 13.5(c).

(ii) If the costs of an investigation, containment or Remediation at any of the Affected Land that is subject to an indemnity by Seller hereunder are increased due to an act of God or an act or omission (after the Closing) by a Person other than any Selling Party or a Subsidiary, Affiliate, agent, representative or contractor of any Selling Party, Seller shall not be responsible for any such increase in costs incurred. Seller shall not be responsible for any increased costs or increased Buyer Damages under this subsection to the extent they arise by reason of (A) the voluntary closure or reduction of logging operations at the affected Timberlands, or (B) a material change in use of any of affected Timberlands from the use of such affected Timberlands as of the Closing, including use for residential or recreational homes, developments or enterprises or other higher or better use opportunities pursued by the relevant Buying Party or any other Person on the Timberlands.

(iii) No indemnification shall be made by Seller with respect to any claim under this Section 13.5 unless the amount of such claim (without taking into account the proviso to the definition of Environmental Matters set forth in Article XVI) exceeds $250,000 (the “Environmental Minimum Claim Amount”).

(iv) Seller’s obligation to indemnify Buyer Indemnitees pursuant to Section 13.5(a) shall not be subject to the Cap.

(d) Notwithstanding anything to the contrary herein:

(i) the matters listed on Section 13.5(d) of the Seller’s Disclosure Letter and identified with a “B,” “C” or “D” shall be subject to indemnification under this Section 13.5 despite being disclosed in the Phase 1 Reports;

(ii) the “Environmental Minimum Claim Amount” for matters listed on Schedule 13.5(d) and identified with a “B,” “C” or “D” shall be $50,000;

(iii) the Buyer Representative may, by notice delivered to Seller not later than June 30, 2006, require Seller to remove any land affected by the matters listed on Schedule 13.5(d) and identified with a “C,” together with a reasonable amount of additional surrounding buffer land as identified by Seller, from the Timberlands being transferred pursuant to this Agreement, provided that the relevant Buyer Parent shall cause the relevant Cash Entity or Timber Entity to provide Seller with reasonable access rights for each portion of land so removed, and provided, further that the aggregate amount of land removed from the Timberlands shall be at least 20 acres;

(iv) the relevant Buyer Parent may, by notice to Seller delivered not later than the second anniversary of the Closing Date, require Seller to treat any land affected by the matters listed on Schedule 13.5(d) and identified with a “C,” but not removed from the Timberlands prior to the Closing pursuant to clause (iii) above, as an Environmental Carveout in accordance with Section 13.5(a), without regard to any Environmental Minimum Claim Amount; and

(v) prior to the Closing, Seller shall remove the land affected by the matters listed on Schedule 13.5(d) and identified with a “D,” together with a reasonable amount of additional surrounding buffer land as identified by Seller, from the Timberlands being transferred pursuant to this Agreement, provided that the relevant Buyer Parent shall cause the relevant Cash Entity or Timber Entity to provide Seller with reasonable access rights for each portion of land so removed, and provided, further that the aggregate amount of land removed from the Timberlands shall be at least 20 acres.

(e) Notwithstanding anything to the contrary herein, with respect to claims arising pursuant to this Section 13.5, Seller shall not be obligated to indemnify Buyer Indemnitees for the costs and expenses associated with Buyer Indemnitees’ overseeing of Seller’s performance of its defense, Remediation and indemnity obligations, including the costs and expenses of overseeing of Seller’s legal counsel, consultants or employees, and Seller shall not be obligated to indemnify Buyer Indemnitees for any costs or expenses of Buyer Indemnitees for management and employee time costs.

Section 13.6 Prohibited Disclosure.

No Buying Party shall, or shall cause any other Person to, and each Buyer Parent shall cause any Timber Entity which is its indirect wholly owned Subsidiary not to, provide or disclose to any Person or Governmental Authority, any information in any form, including reports, analyses, sampling results or data, relating to any Adverse Environmental Condition which Section 13.5 requires Seller to investigate, remediate, or indemnify against, unless (i) requested or consented to by Seller, (ii) Seller is in default (after notice and a reasonable opportunity to cure) of obligations imposed by this Section 13.6, (iii) each Buyer Parent has agreed in writing that Seller has completed the obligations imposed by this Section 13.6 or (iv) such disclosure is required by Environmental Laws. To the extent any Buyer Parent believes in good faith that such Person is required by any Environmental Law to disclose such information, such Person shall timely inform Seller of any such belief and, in the event Seller declines to consent to the disclosure of such information, Seller shall indemnify and hold harmless any Buying Party, pursuant to this Section 13.6, from any claim of violation of Environmental Laws for failure to disclose such information, provided that where such Environmental Law provides criminal sanctions for failure to disclose such information, such Person may disclose such information to the extent required by such Environmental Law, but only after providing Seller prompt notice of such intent to disclose such information. No Buyer Parent shall, or shall cause any other Person to, provide or disclose any such information under any circumstances with the intent of or for the purpose of inducing, encouraging or soliciting any (A) Governmental Authority to require investigation, remediation or corrective action or (B) Third-Party Claim indemnifiable under this Section 13.6.

Section 13.7 Accepted Buyer Parents’ Title Objection Indemnification.

Notwithstanding anything in this Agreement to the contrary, Seller shall indemnify and hold harmless the Buyer Indemnitees from and against any liability for Accepted Buyer Parents’ Title Objections pursuant to Section 2.3(b)(iii); provided that Seller’s obligation to indemnify the Buyer Indemnitees in respect of any Accepted Buyer Parents’ Title Objection shall not exceed the fair market value of the portion of the Owned Timberlands subject to such Accepted Buyer Parents’ Title Objections (which fair market value shall be calculated in accordance with the first sentence of Section 2.3(b)(iv)). To the extent that an indemnification obligation pursuant to this Section 13.7 may overlap with any other indemnification obligation pursuant to this Article XIII, the provisions of this Section 13.7 shall control.

Section 13.8 Adjustments to Purchase Price.

Any payments made pursuant to the indemnification provisions of this Article XIII shall be deemed to be adjustments to the Purchase Price and the Parties shall treat them as such for all purposes.

ARTICLE XIV

TERMINATION AND AMENDMENT

Section 14.1 Termination.

This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a) by mutual written consent of Seller and each Buyer Parent; or

(b) by either Seller or any Buyer Parent, if the Closing has not occurred by November 30, 2006 (such date the “Termination Date”); and provided, further, that the right to terminate the Agreement pursuant to this Section 14.1(b) shall not be available to any Party whose failure to perform any of its obligations under this Agreement primarily contributes to the failure of the Closing to have occurred by such time;

(c) by Seller pursuant to Section 9.3;

(d) by Seller upon a breach or violation of any representation, warranty, covenant or agreement on the part of any Buying Party set forth in this Agreement, which breach or violation would result in the failure to satisfy the conditions set forth in Section 12.3(b) or Section 12.3(c) and, in any such case, such breach or violation shall be incapable of being cured by the Termination Date, or the relevant Buyer Parent shall not be using on a continuous basis all commercially reasonable efforts to cure in all material respects such breach or violation after the giving of written notice thereof by any of the Selling Parties to the relevant Buyer Parent of such violation or breach; and

(e) by any Buyer Parent upon a breach or violation of any representation, warranty, covenant or agreement on the part of the Selling Parties set forth in this Agreement, which breach or violation would result in the failure to satisfy the conditions set forth in Section 12.2(b) or Section 12.2(c) and, in any such case, such breach or violation shall be incapable of being cured by the Termination Date, or Seller shall not be using on a continuous basis all commercially reasonable efforts to cure in all material respects such breach or violation after the giving of written notice thereof by Buyer Parent to Seller of such violation or breach.

Section 14.2 Effect of Termination.

In the event of any termination of this Agreement as provided in Section 14.1, the obligations of the Parties hereunder shall terminate and there shall be no liability on the part of any Party hereto with respect thereto, except for the provisions of Section 3.4, Section 10.1, this Section 14.2, Article XV and the final sentence of Section 9.4(a); provided, however, that in no case shall any Party be relieved or released from any liability or damages arising from a willful breach of any provision of this Agreement (including any failure to consummate the transactions contemplated by this Agreement unless an express condition to such Party’s obligation to consummate such transactions has not been satisfied).

ARTICLE XV

GENERAL PROVISIONS

Section 15.1 Notice.

Any notice given pursuant to this Agreement shall be given in writing and delivered in person, by overnight courier, by facsimile (with a copy sent by regular mail) or by registered or certified mail, postpaid, return receipt requested, addressed as follows:

If to the Selling Parties, to:

International Paper Company

6400 Poplar Avenue, Tower III

Memphis, Tennessee 38197

Attention: General Counsel

Facsimile: (901) 419-3818

with copies to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Attention: Jeffrey J. Rosen, Esq.

      William D. Regner, Esq.

Facsimile: (212) 909-6836

If to any Buying Party or the Buyer Representative to:

Resource Management Service

P.O. Box 380757

Birmingham, AL 35238

Attention: Bruno F. Fritschi

Facsimile: (205) 991-9516

with copies to:

Forest Investment Associates LP

15 Piedmont Center

Suite 1250

Atlanta, GA 30305

Attention: Charles L. VanOver

Facsimile: (404) 261-9574

Sutherland Asbill & Brennan LLP

999 Peachtree Street, NE

Atlanta, Georgia 30309-3996

Attention: Victor P. Haley, Esq.

Facsimile: (404) 853-8806

Such notices, if delivered personally or by overnight courier service, shall be deemed given at the time of delivery; if sent by registered or certified mail, shall be deemed given two days after the time of mailing; and if sent by facsimile, shall be deemed given on the next day following the day on which such facsimile was sent, provided that a copy is also sent by regular mail.

Section 15.2 Legal Holidays.

If any date herein set forth for the performance of any obligation by any Party, or for the delivery of any instrument or notice as herein provided, should be a Saturday, Sunday or legal holiday, the compliance with such obligation or delivery shall be deemed acceptable on the next day which is not a Saturday, Sunday or legal holiday. As used herein, the term “legal holiday” means any state or federal holiday for which financial institutions or post offices are generally closed in the State of New York for observance thereof.

Section 15.3 Further Assurances.

Each of the Parties shall execute such further Conveyance Instruments and such other documents, instruments of transfer or assignment (including a real estate excise Tax affidavit) and do such other acts or things as may be reasonably required or desirable to carry out the intent of the Parties hereunder and the provisions of this Agreement and the transactions contemplated hereby.

Section 15.4 Assignment; Binding Effect.

Subject to the conditions set forth below, each Buyer Parent shall have the right to assign: (a) to another Person its rights hereunder to acquire the Purchased Assets comprising an entire FMA; (b) to newly formed Cash Entities and Buyers its rights hereunder to acquire identified Purchased Assets comprising an entire FMA; and (c) (i) to any timberland investment fund managed by such Buyer Parent or an Affiliate, (ii) to any person for which such Buyer Parent or an Affiliate will serve as the manager for the Purchased Assets and (iii) to any other Person, which in each case described in clauses (i), (ii) or (iii) has submitted (either directly or through a Buyer Parent in its capacity as an investment manager) an equity commitment letter to such Buyer Parent and Seller at or prior to the execution and delivery of this Agreement, its rights hereunder to acquire identified Purchased Assets. In the case of an assignment of rights under clause (c) to acquire Purchased Assets comprising less than an entire FMA, all such assignments by a Buyer Parent shall not divide the Purchased Assets into more than 16 parcels (no more than 12 of which shall be created by assignments by FIA Buyer Parent and no more than four of which shall be created by assignments by RMS Buyer Parent), each of which must be at least 10,000 acres and, in the case of any assignment by RMS Buyer Parent, must consist solely of Purchased Assets relating to Timberlands held by Blue Sky Timber Properties LLC. In the case of clause (a) or (c) above, the assigning Buyer Parent shall provide the Selling Parties with such assurances that the assignee has the financial capacity to pay the portion of the Purchase Price allocable to the identified Purchased Assets the assignee will acquire, in form consistent with the equity commitment letters provided by Buyer Parents to Seller in connection with the execution and delivery of this Agreement, and such other information and assurances as Seller may reasonably request.

Any assignee hereunder shall expressly assume all of the rights, liabilities and obligations under this Agreement relating to the Purchased Assets to be acquired by it pursuant to an assignment and assumption agreement in form and substance reasonably satisfactory to Seller. Upon any assignment provided in clause (a) or (c) above, the assignee shall be substituted as the Buyer Parent with respect to the Purchased Assets comprising the applicable FMA or the identified Purchased Assets, as the case may be, and shall succeed to the assigning Buyer Parents’ rights and obligations under the Purchase Agreement with respect to such Purchased Assets. If any assignment hereunder includes the right to acquire Timber Entity Interests, the assigning Buyer Parent’s applicable Buyer shall also assign its rights and delegate its obligations with respect to the Timber Entity Assets to be assigned, transferred and conveyed to the applicable Timber Entity pursuant to Section 1.2 to a wholly owned limited liability company of the assignee Buyer Parent, in the case of clause (a) or (c) above, or the assignor Buyer Parent, in the case of clause (b) above, which assignee shall expressly assume all of the rights, liabilities and obligations under this Agreement relating to such Timber Entity Assets pursuant to an assignment and assumption agreement reasonably satisfactory to Seller. Prior to any such assignment, the applicable Buyer Parent and the assignee Buyer shall enter into an amended and restated limited liability company operating agreement in respect of such Buyer substantially in the form of Exhibit M. Upon any such assignment, the assignee shall be substituted as the Buyer with respect to the Timber Entity Assets to be assigned, transferred and conveyed to the applicable Timber Entity pursuant to Section 1.2 and shall succeed to the assigning Buyer’s rights and obligations under the Purchase Agreement with respect to such Timber Entity Assets. In the case of any assignment of the right to acquire Purchased Assets comprising less than an entire FMA under clause (b) or (c) above, the assigning Buyer Parent shall negotiate in good faith with Seller to agree upon an appropriate division of the Minimum Harvest Plan for Pulpwood and Saw Logs among the parcels created by such assignment, and the applicable Cash Entities and Timber Entities shall enter each into irrevocable agreements with the Seller under the Master Stumpage Agreement under which they agree to provide their applicable portion of the Minimum Harvest Plan under the Pulpwood Supply Agreements and to provide their applicable portion of the Target Volume under the Log Supply Agreements. In addition to the foregoing rights of assignment in favor of Buyer Parents, the Buyer Parties shall have the right to make a collateral assignment of and grant a security interest in all of their rights under this Agreement to any one or more parties providing financing to one or more of the Buyer Parties in connection with the transactions contemplated by this Agreement. Notwithstanding anything in the foregoing to the contrary, (i) no assignment pursuant to clause (a) or (c) above shall be made without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed, and (ii) no assignment hereunder shall relieve any Buyer Parent of any obligation under this Agreement that is to be performed at or prior to the Closing. Following the Closing, the assigning Buyer Parent (and any related assigning Buyer) shall be released from all liabilities and obligations with respect to the assigned Purchased Assets. Except as set forth above, this Agreement shall not be assignable or otherwise transferable (x) by any Buying Party without the prior written consent of Seller, and (y) by any of the Selling Parties without the prior written consent of the Buyer Representative; provided, however, that any of the Selling Parties may, by written notice to the Buyer Representative, assign all or any portion of its rights and obligations under this Agreement to any Affiliate thereof. Any attempt to assign this Agreement without any prior written consent required by this Section 15.4 shall be void. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 15.5 Entire Agreement.

This Agreement (including the Exhibits and schedules hereto), the Seller’s Disclosure Letter and the Confidentiality Agreement (which is incorporated herein by reference) and the other Transaction Documents constitute the entire agreement and understanding of the Parties and supersede any prior agreements or understandings, whether written or oral, among the Parties with respect to the subject matter hereof.

Section 15.6 Amendments; Waivers.

This Agreement may not be amended or modified in any manner other than by an agreement in writing signed by Seller and each Buyer Parent or their respective successors or permitted assigns. No waiver under this Agreement shall be valid or binding unless set forth in a writing duly executed and delivered by the Party against whom enforcement of such waiver is sought. Neither the waiver by any of the Parties of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the Parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

Section 15.7 Confidentiality.

Each Party will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates to hold, any nonpublic information confidential in accordance with the terms of the Confidentiality Agreement. Except with the Seller’s prior written approval but subject to the exceptions set forth in the Confidentiality Agreement, no Buying Party shall disclose to any third party any non-public information regarding the Timber Notes, the Buyers or the structure for the issuance of the Timber Notes and the Letters of Credit.

Section 15.8 No Third Party Beneficiaries.

Nothing in this Agreement or any Ancillary Agreements, whether express or implied, is intended or shall be construed to confer upon or give to any Person, other than the Parties hereto, the Buyer Indemnitees and the Seller Indemnitees (with respect to Article XIII), any rights, remedies or other benefits under or by reason of this Agreement.

Section 15.9 Severability of Provisions.

If any provision of this Agreement (including any phrase, sentence, clause, Section or subsection) is inoperative, invalid, illegal or unenforceable for any reason, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon any such determination, the Parties shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 15.10 Governing Law.

(a) THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, CONSTRUCTION, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. EACH OF THE PARTIES HEREBY (I) IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE, CITY AND COUNTY OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, (II) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT, AND (III) AGREES THAT IT WILL NOT BRING ANY ACTION RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IN ANY COURT OTHER THAN A NEW YORK STATE COURT OR FEDERAL COURT LOCATED IN THE STATE, CITY AND COUNTY OF NEW YORK. EACH OF THE PARTIES HEREBY CONSENTS TO AND GRANTS ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTY AND OVER THE SUBJECT MATTER OF ANY SUCH DISPUTE AND AGREES THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 15.1, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF ON SUCH PARTY.

(b) EACH PARTY HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HEREBY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND EACH OF THE ANCILLARY AGREEMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH IN THIS SECTION.

Section 15.11 Counterparts.

This Agreement may be signed in any number of counterparts, each of which shall be deemed an original and, when taken together, shall constitute one agreement.

Section 15.12 Headings.

Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 15.13 Construction.

This Agreement shall not be construed more strictly against one Party than against any other merely by virtue of the fact that it may have been prepared by counsel for one of the Parties, it being recognized that both the Selling Parties and Buyer Parent have contributed substantially and materially to the preparation of this Agreement. When appearing in this Agreement, the term “including” shall be deemed to be immediately followed by the term “but not limited to.” When appearing in this Agreement, the phrase “the date hereof” shall be deemed to refer to, April 4, 2006, the execution date of the original purchase agreement between the Parties.

Section 15.14 Reimbursement of Legal Fees.

In the event any legal proceeding should be brought to enforce the terms of this Agreement or for breach of any provision of this Agreement, the non-prevailing Party shall reimburse the prevailing Party for all reasonable costs and expenses of the prevailing Party (including its attorneys’ fees and disbursements).

Section 15.15 Specific Performance.

The Parties acknowledge that money damages would not be a sufficient remedy for any breach of this Agreement and that irreparable harm would result if this Agreement were not specifically enforced. Therefore, the rights and obligations of the Parties under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith.

Section 15.16 Buyer Representative.

All obligations of Buyer Parents under this Agreement shall be several (not joint and several). Each Buying Party irrevocably appoints Resource Management Service to act as its designated representative, agent and attorney-in-fact, with full authority to make all decisions and determinations and to take all actions required or permitted under or relating to this Agreement and each Ancillary Agreement on behalf of itself (in such capacity, the “Buyer Representative”), including (i) approving any document required to be delivered by any Buying Party on or after the Closing Date, (ii) approving or contesting the adjustment or allocation of the Purchase Price pursuant to Article II, and any other matter provided for in Article II, (iii) administering any indemnification matter on behalf of any Buying Party, agreeing to the settlement of any indemnification matter and otherwise handling and negotiating indemnification matters, (iv) agreeing to any waiver, consent or amendment under or to this Agreement, (v) sending, receiving and reviewing notices under this Agreement on behalf of any Buying Party and (vi) appointing a successor Buyer Representative in the event of the resignation of the then current Representative, any such successor to be subject to the prior written approval of Seller. Each Buying Party acknowledges that this Section 15.16 is intended to have the broadest possible scope for the purpose of promoting the efficient negotiation and handling of all matters which arise under or in connection with this Agreement. All actions taken by the Buyer Representative in connection with, or relating to, the subject matter of this Agreement or any Ancillary Agreement that are within the authority conferred upon the Representative pursuant to this Section 15.16 shall be deemed authorized, approved, ratified and confirmed by each Buying Party, having the same force and effect as if performed pursuant to the direct authorization of each such Buying Party. Each of the Selling Parties shall be entitled to rely upon, without independent investigation, any act, notice, instruction or communication from the Buyer

Representative on behalf of each Buying Party and shall not be liable in any manner whatsoever for any action taken or not taken in reliance upon the actions taken or not taken or communications or writings given or executed by the Buyer Representative. Each of the Selling Parties shall be entitled to disregard any notices or communications given or made by any Buying Party unless given or made through the Buyer Representative.

ARTICLE XVI

DEFINITIONS

Section 16.1 Definitions.

The terms set forth below shall have the following meanings:

“2006 Harvest Plan” means the harvest plan for the Timberlands set forth in Exhibit N.

“Accepted Buyer Parents’ Title Objections” has the meaning specified in Section 2.3(b)(iii)(A).

“Additional Cash Leasehold Interests” has the meaning specified in Section 2.3(d).

“Additional Owned Cash Timberlands Acreage” has the meaning specified in Section 2.3(d).

“Additional Owned Installment Note Timberlands Acreage” has the meaning specified in Section 2.3(d).

“Additional Timber Entity Leasehold Interests” has the meaning specified in Section 2.3(d).

“Adverse Environmental Condition” means, with respect to any of the Timberlands, the existence of an Environmental Matter.

“Affected Land” has the meaning specified in Section 13.5(a).

“Affiliate” of any Person means another Person which, directly or indirectly, controls, is controlled by, or is under common control with, the first Person.

“Aggregate Excess Harvest Value” means the sum of the Excess Harvest Values, if any, for each Merchantable Timber Category relating to the Timberlands.

“Aggregate Reduced Harvest Value” means the sum of the Reduced Harvest Values, if any, for each Merchantable Timber Category relating to the Timberlands.

“Agreement” has the meaning specified in the Preamble.

“Ancillary Agreements” has the meaning specified in Section 5.1(a)(ii).

“Apportionments” has the meaning specified in Section 2.4.

“Assignment and Assumption of Real Property Leases” has the meaning specified in Section 3.2(a)(iv).

“Assignment and Assumption of Timberland Lease” has the meaning specified in Section 3.2(a)(iii).

“Assignment of Timber Entity Interests” has the meaning specified in Section 3.2(a)(xv).

“Assumed Liabilities” has the meaning specified in Section 1.8(a).

“Basket Amount” has the meaning specified in Section 13.2(b)(i)(B).

“Books and Records” has the meaning specified in Section 9.4(a).

“Buyer” has the meaning specified in the preamble.

“Buyer Affiliate” has the meaning specified in the preamble.

“Buyer Affiliate Assets” has the meaning specified in Section 1.3.

“Buyer Damages” has the meaning specified in Section 13.2(a).

“Buyer Easements” means such access easements across property owned by the Selling Parties as may be reasonably necessary to allow any Buyer Parent or Timber Entity and their respective Affiliates, successors and assigns to use any portion of the Timberlands for its intended purposes.

“Buyer Indemnitees” has the meaning specified in Section 13.2(a).

“Buyer Parent” has the meaning specified in the Preamble.

“Buyer Parent Instrument of Assumption” has the meaning specified in Section 1.8(a).

“Buyer Parent Title Objection” or “Buyer Parents’ Title Objections” has the meaning specified in Section 2.3(b)(i).

“Buyer Parents’ Disclosure Letter” has the meaning specified in the preamble to Article VIII.

“Buyer Representative” has the meaning specified in Section 15.16.

“Buying Party” means, prior to the Closing, any Buyer Parent, Buyer, Cash Entity or Buyer Affiliate and, immediately prior to the Closing, any Buyer Parent, Buyer, Cash Entity, Buyer Affiliate or Timber Entity.

“Cap” has the meaning specified in Section 13.2(b)(ii).

“Cash Assets” means the Purchased Assets which are identified in Section 2.2(b) of the Seller’s Disclosure Letter.

“Cash Entity” or “Cash Entities” has the meaning specified in the preamble.

“Cash Entity Assets” has the meaning specified in Section 1.1.

“Cash Leasehold Interests” has the meaning specified in Section 1.1(b).

“Cash Licenses” has the meaning specified in Section 1.1(d).

“Cash Purchase Price” means the portion of the Purchase Price payable by Buyer Parents, Buyers, the Cash Entities and Buyer Affiliates to Seller on behalf of the Selling Parties in consideration for the Cash Assets.

“Cash Purchase Price Allocation” has the meaning specified in Section 2.2(b)(ii).

“Cash Purchased Condemnations” has the meaning specified in Section 1.1(g).

“Cash Purchased Contracts” has the meaning specified in Section 1.1(e).

“Cash Real Property Leases” has the meaning specified in Section 1.1(f).

“Cash Timber Entity” has the meaning specified in the preamble.

“Cash Timber LP” has the meaning specified in the preamble.

“Cash Timberland Leases” has the meaning specified in Section 1.1(b).

“Cash Timberlands” means, collectively, the Owned Cash Timberlands and the Cash Leasehold Interests.

“Casualty Loss” means any material physical damage to or loss of the timber on any portion of the Timberlands by fire, earthquake, flood or other casualty occurring prior to the Closing.

“Claims” means, with respect to the Purchased Assets, all claims, demands, investigations, causes of action, suits, defaults, assessments, litigation or other proceedings, including administrative proceedings, third party actions, arbitral proceedings and proceedings by or before any Governmental Authority.

“Closing” has the meaning specified in Section 3.1.

“Closing Date” has the meaning specified in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercial Mediation Rules” means the commercial mediation rules of the American Arbitration Association, as in effect from time to time.

“Commitment Letters” means, collectively, the Debt Commitment Letter and the Equity Commitment Letters.

“Condemnation” means any condemnation proceeding filed or threatened in writing by any Governmental Authority or any exercise, by a Governmental Authority, of eminent domain powers (or notice of the exercise thereof) with respect to the Timberlands.

“Confidentiality Agreement” means, collectively, the confidentiality agreement dated November 1, 2005 between Seller and Resource Management Service, LLC and the confidentiality agreement dated October 31, 2005 between Seller and Forest Investment Associates.

“Continuing Agreements” has the meaning specified in Section 9.7.

“Contract” means any agreement, lease, license, evidence of debt, mortgage, deed of trust, note, bond, indenture, security agreement, commitment, instrument, understanding or other contract, obligation or arrangement of any kind.

“Conveyance Instruments” means such deeds, assignments of leases, and/or other instruments necessary or appropriate under applicable Laws to convey (i) to each Cash Entity fee simple title to the Owned Cash Timberlands and (ii) to each Timber Entity fee simple title to the Owned Installment Note Timberlands, in each case with covenants of limited or special warranty as to title, or (x) to each Cash Entity leasehold title to the Cash Leasehold Interests and (y) to each Timber Entity leasehold title to the Timber Entity Leasehold Interests, in each case subject to the Permitted Exceptions.

“Conveyed Cash Minerals” has the meaning specified in Section 1.1(c).

“Conveyed Minerals” means, collectively, the Conveyed Cash Minerals and the Conveyed Timber Entity Minerals.

“Conveyed Timber Entity Minerals” has the meaning specified in Section 1.2(c).

“Corrected Property” has the meaning specified in Section 13.5(a).

“Credit Enhancement Banks” means one or more banks or other financial institutions selected by Buyer Parents having credit ratings of not less than AA-/Aa3 (and reasonably acceptable to Seller) to provide the standby Letters of Credit required by Section 2.5(a) as credit enhancement for the Timber Notes.

“Debt Commitment Letter” has the meaning specified in Section 8.11(b).

“Debt Financing” has the meaning specified in Section 8.11(b).

“Deeds” has the meaning specified in Section 3.2(a)(ix).

“Eligible Employees” has the meaning specified in Section 7.2(b).

“Environmental Carveout” has the meaning specified in Section 13.5(a).

“Environmental Laws” means any United States federal, state or local Laws and the regulations promulgated thereunder, in existence on the date hereof, relating to pollution or protection of the environment or to threatened or endangered species, including the federal Endangered Species Act, Laws relating to wetlands protection, Laws relating to reclamation of land and waterways and Laws relating to emissions, discharges, disseminations, releases or threatened releases of Hazardous Substances into the environment (including ambient air, surface water, ground water, soil, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

“Environmental Matters” means any violation of any applicable Environmental Law by any Selling Party at, on or attributable to the Timberlands existing as of (x) the date hereof and as of the Closing Date, for purposes of Section 6.4 and (y) the Closing Date, for purposes of Sections 13.5 and 13.6, relating to (i) emissions, discharges, disseminations, releases or threatened releases of Hazardous Substances into air, surface water, ground water, soil, land surface or subsurface strata, buildings or facilities or (ii) otherwise arising out of, relating to, or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances by any Selling Party at the Timberlands prior to the date hereof, provided that only such violations that cannot be reasonably cured by the relevant Buyer Parent, Timber Entity or Buyer Affiliate within one year after the Closing Date for $500,000 or less will be deemed “Environmental Matters.”

“Environmental Minimum Claim Amount” has the meaning specified in Section 13.5(c)(iii).

“Environmental Permits” means all permits approvals, identification numbers, licenses and other authorizations required under any applicable Environmental Law.

“Equity Commitment Letters” has the meaning specified in Section 8.11(a).

“Equity Financing” has the meaning specified in Section 8.11(a).

“ERISA” means Employee Retirement Income Security Act of 1974, as amended.

“Excess Harvest” means a harvest of any merchantable timber described in a Merchantable Timber Category during the Timber Adjustment Period exceeding the Harvest Target (prorated for any portion of a calendar year) for such Merchantable Timber Category set forth in the applicable annual harvest plan.

“Excess Harvest Value” means, for each Merchantable Timber Category for which there was an Excess Harvest, the product of (i) the difference between the Harvest Amount for such Merchantable Timber Category and the Harvest Target for such Merchantable Timber Category and (ii) (a) in the case of Pulpwood and Saw Logs in the State of Michigan, the Weighted Average Price for such Merchantable Timber Category or (b) in the case of Saw Logs in any state except the State of Michigan, the Transfer Price for such Merchantable Timber Category.

“Excluded Assets” has the meaning specified in Section 1.6.

“Excluded Liabilities” has the meaning specified in Section 1.8(c).

“FIA Access FMV” means an amount equal to the product of (x) the number of acres constituting the FIA Access Threshold, and (y) the average fair market value per acre of the total acreage of the properties subject to claims of lack of access rights to any portion of the Owned Timberlands identified in Section 1.5 of the Buyer Parents’ Disclosure Letter as Owned Timberlands to be conveyed to FIA Buyer or each FIA Timber Entity, which fair market value shall be determined by Seller in accordance with the first sentence of Section 2.3(b)(iv) and shall be subject to the dispute resolution procedures set forth therein.

“FIA Access Threshold” has the meaning specified in Section 1.7(s).

“FIA Buyer” has the meaning specified in the Preamble.

“FIA Buyer Parent” has the meaning specified in the Preamble.

“FIA Timber Entity” means each Timber Entity to be transferred to an FIA Buyer.

“Fiber Supply Agreements” has the meaning specified in Section 3.2(a)(xi).

“FMAs” means the following 14 distinct forest management areas of the Timberlands: Augusta, Eastover (formerly part of Augusta), Central Alabama, Central Arkansas, Chapman, Courtland, East Louisiana, Georgetown, Gulf Coast, Livingston, Michigan (formerly part of Lake States), Mississippi, Riegelwood and Roanoke Rapids.

“Forestry Consultant” has the meaning specified in Section 2.3(a)(ii).

“General Assignment and Assumption” has the meaning specified in Section 3.2(a)(ii)(A).

“General Buyer Affiliate Assignment and Assumption” has the meaning specified in Section 3.2(a)(ii)(C).

“General Timber Entity Assignment and Assumption” has the meaning specified in Section 3.2(a)(ii)(B).

“Governmental Authority” means any federal, state, local or foreign government or any court or any administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority.

“Habitat Conservation Plans” has the meaning specified in Section 1.7(e).

“Harvest Amount” has the meaning specified in Section 2.3(a)(i).

“Harvest Target” means the volume of timber set forth on the 2006 Harvest Plan attached as Exhibit N that the Selling Parties shall be permitted to remove from the Timberlands during the Timber Adjustment Period by FMA and Merchantable Timber Category.

“Harvest Statement” has the meaning specified in Section 2.3(a)(i).

“Hazardous Substances” means any chemical, compound, constituent, material, waste, contaminant (including petroleum, crude oil or any fraction thereof) or other substance, defined as hazardous or toxic, or otherwise regulated by any of the following Laws and regulations promulgated thereunder as amended from time to time prior to the FMA Closing Date: (i) the Comprehensive Environmental Response, Compensation and Liability Act (as amended by the Superfund Amendments and Reauthorization Act), 42 U.S.C. § 9601 et seq.; (ii) the Resource Conservation and Recovery Act of 1976, 42

U.S.C. § 6901 et seq.; (iii) the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq.; (iv) the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; (v) the Clean Water Act, 33 U.S.C. § 1251 et seq.; (vi) the Clean Air Act, 42 U.S.C. § 1857 et seq.; and (vii) with respect to the Timberlands located in such States, all Laws of the States based on, or substantially similar to, the federal statutes listed in parts (i) through (vi) of this subparagraph.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Tax” or “Income Taxes” means all Taxes based upon, measured by, or calculated with respect to (i) gross or net income or gross or net receipts or profits (including any capital gains, minimum taxes and any Taxes on items of preference, but not including sales, use, goods and services, real or personal property transfer or other similar Taxes), (ii) net worth, capital or capital stock (including any corporate franchise, business activity, doing business or occupation Taxes), (iii) multiple bases (including corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based upon, measured by, or calculated with respect to, is described in (i) above, or (iv) withholding taxes measured by, or calculated with respect to, any payments or distributions (other than wages).

“Indemnity Period” has the meaning specified in Section 13.1.

“Installment Note Purchase Price” means the portion of the Purchase Price payable by Buyer to Seller in consideration for the Installment Note Timberlands.

“Installment Note Purchase Price Allocation” has the meaning specified in Section 2.2(b)(i).

“Installment Note Purchased Condemnations” has the meaning specified in Section 1.2(g).

“Installment Note Timberland Leases” has the meaning specified in Section 1.2(b).

“Installment Note Timberlands” means the Owned Installment Note Timberlands and the Installment Note Timberland Leases, provided, that any buildings, roads, bridges or other improvements and fixtures thereon and any other assets or rights appurtenant thereto shall be treated as Cash Assets and shall not be included within the definition of Installment Note Timberlands.

“L/C Amount” has the meaning specified in Section 10.14(d).

“L/C Commitment Letter” has the meaning specified in Section 10.14(d).

“Landowner” means, collectively, Timber Entity and Buyer Parent.

“Law” means any rule, regulation, statute, order, ordinance, guideline, code or other legally enforceable requirement, including state and federal laws or securities laws and laws of foreign jurisdictions.

“Leasehold Interests” means, collectively, the Cash Leasehold Interests and the Timber Entity Leasehold Interests.

“Lender” has the meaning specified in Section 8.11(b).

“Letter of Credit” has the meaning specified in Section 2.5(a).

“Licenses” means, collectively, the Cash Licenses and the Timber Entity Licenses.

“Lien” means any mortgage, lien, charge, pledge, hypothecation, assignment, deposit, arrangement, encumbrance, security interest, assessment, adverse claim, levy, preference or priority or other security agreement of any kind or nature whatsoever (whether voluntary or involuntary, affirmative or negative (but excluding all negative pledges), and whether imposed or created by operation of law or otherwise) in, on or with respect to, or pledge of, any Purchased Assets, or any other interest in the Purchased Assets, designed to secure the repayment of debt or any other obligation, whether arising by Contract, operation of law or otherwise.

“Log Supply Agreements” has the meaning specified in Section 3.2(a)(xi).

“Log Support Agreements” has the meaning specified in Section 3.2(a)(xi).

“Master Stumpage Agreements” means the agreements to sell timber on the stump between the relevant Buying Party, as seller, and Supply Designee, as purchaser, which will provide for the sale of stumpage sufficient to permit Supply Designee to meet the volume requirements set forth in the Supply Agreements. The form of the Master Stumpage Agreement is attached as Exhibit O.

“Material Adverse Effect” means any event, occurrence, condition, fact or change that has a material and adverse effect on the Purchased Assets taken as a whole; provided that (i) any changes in economic conditions in the timber industry, the forest products industry, the pulp and paper industry or the United States generally, (ii) any continuation of an adverse trend or condition which does not exclusively affect the Purchased Assets, (iii) any change in Law, rule or regulation or interpretations thereof applicable to any Selling Party or Buyer or (iv) any effect resulting from actions to be taken pursuant to this Agreement or any Ancillary Agreement, or which are primarily attributable to the announcement of this Agreement and the transactions contemplated hereby, shall not be considered when determining whether a “Material Adverse Effect” has occurred.

“Merchantable Timber Category” means a category of merchantable timber identified by type and FMA as described on Exhibit N.

“Mineral Rights” has the meaning specified in Section 10.5(c).

“Mineral Sale Agreement” has the meaning specified in Section 10.5(c).

“Minimum Claim Amount” has the meaning specified in Section 13.2(b)(i)(A).

“Monetary Liens” has the meaning specified in Section 2.3(b)(i).

“Note Documents” has the meaning specified in Section 10.13(a).

“Note Parties” has the meaning specified in Section 10.13(b).

“Objection Notice” has the meaning specified in Section 2.3(a)(i).

“Other Selling Parties” has the meaning specified in the Preamble.

“Owned Cash Timberlands” has the meaning specified in Section 1.1(a).

“Owned Installment Note Timberlands” has the meaning specified in Section 1.2(a).

“Owned Timberlands” means, collectively, the Owned Cash Timberlands and the Owned Installment Note Timberlands.

“Parties” has the meaning specified in the Preamble.

“Pay-As-Cut Timber Contract” has the meaning specified in Section 10.12.

“Permitted Exceptions” has the meaning specified in Section 1.7.

“Person” means an individual, partnership, limited partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Personal Property Leases” has the meaning specified in Section 1.1(h)(iii).

“Personalty” has the meaning specified in Section 1.1(h).

“Phase I Report” means an environmental site assessment with respect to the Timberlands prepared in general accordance with a modified version of ASTM 1527-00, 1527-05 or ASTM 1528-00 and environmental site assessments prepared in general accordance with ASTM E 2247-02 Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process for Forestland or Rural Property, and as limited by such conditions or other qualifying statements as set forth in such assessment.

“Phase II Report” means an investigation and written report conducted by an environmental professional that further evaluates an REC identified in a Phase I Report or other transaction screen process for the purpose of proving additional information regarding the nature and extent of environmental contamination associated with an REC conducted in general accordance with ASTM Standard E1903 (2002) “Standard Guide for Environmental Site Assessments: Phase II Environmental Site Assessment Process.”

“Plans” has the meaning specified in Section 7.4(a).

“Post-Closing Buyer Easement” has the meaning specified in Section 10.6(c).

“Post-Closing Reserved Easement” has the meaning specified in Section 10.6(b).

“Pre-Adjustment Purchase Price” has the meaning specified in Section 2.1.

“Pre-Closing Tax Period” means a Tax period (or any portion thereof) ending on or prior to the Closing Date.

“Pulpwood” means roundwood intended to be chipped, shredded, flaked, ground, or otherwise converted to make pulp, paper or composite panel products.

“Pulpwood First Right of Offer Agreement– Augusta” has the meaning specified in Section 3.2(a)(vii).

“Pulpwood First Right of Offer Agreement” has the meaning specified in Section 3.2(a)(vii).

“Pulpwood Supply Agreements” has the meaning specified in Section 3.2(a)(xi).

“Pulpwood Support Agreements” has the meaning specified in Section 3.2(a)(xi).

“Purchase Price” has the meaning specified in Section 2.1.

“Purchase Price Allocation” has the meaning specified in Section 2.2(b).

“Purchased Assets” means, collectively, the Cash Entity Assets, the Timber Entity Assets and the Buyer Affiliate Assets.

“Purchased Cash Real Property Assets” means, collectively, the Conveyed Cash Minerals and the Cash Timberlands.

“Purchased Condemnations” means, collectively, the Cash Purchased Condemnations and the Installment Note Purchased Condemnations.

“Purchased Contracts” means the Contracts in effect on the Closing Date that (i) exclusively relate to all or any portion of the Purchased Real Property Assets or the forest operations conducted on such Purchased Real Property Assets, but excluding the rights of the Selling Parties under(A) the Fiber Supply Agreements or any other Ancillary Agreements and (B) any Timberland Leases, Real Property Leases and Personal Property Leases or (ii) are described in Section 1.1(e) of the Seller’s Disclosure Letter.

“Purchased Personal Assets” has the meaning specified in Section 1.1(h)(ii).

“Purchased Real Property Assets” means, collectively, the Purchased Cash Real Property Assets and Purchased Timber Entity Real Property Assets.

“Purchased Timber Entity Real Property Assets” means, collectively, the Conveyed Timber Entity Minerals and the Installment Note Timberlands.

“Real Property Leases” means, collectively, the Cash Real Property Leases and the Installment Note Real Property Leases.

“REC” means the presence or likely presence of any hazardous substance or petroleum products on a property under conditions that indicated an existing release, a past release, or a material threat of a release of any hazardous substance or petroleum product into structures on the property or in the ground, groundwater or surface water of the property.

“Reduced Harvest” means a harvest of any merchantable timber described in a Merchantable Timber Category during the Timber Adjustment Period which is less than the Harvest Target (pro-rated for any portion of a calendar year) for such Merchantable Timber Category.

“Reduced Harvest Value” means, for each Merchantable Timber Category for which there was a Reduced Harvest, the product of (i) the difference between the Harvest Amount for such Merchantable Timber Category and the Harvest Target for such Merchantable Timber Category and (ii) (a) in the case of all Pulpwood and Saw Logs in the State of Michigan, the Weighted Average Price for such Merchantable Timber Category or (b) in the case of Saw Logs in any State except the State of Michigan, the Transfer Price for such Merchantable Timber Category.

“Regulatory Law” means the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended, and all federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate (i) foreign investment, (ii) foreign exchange or currency control or (iii) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“Remediation” means any investigation, removal, cleanup or remediation that is required by any Governmental Authority having and asserting jurisdiction pursuant to any Environmental Law, with respect to any Environmental Matter.

“Remediation Standard” means a numerical standard (whether resulting from an enacted statute, promulgated regulation, guidance or policy document issued by a regulatory agency, or developed on a case-by-case basis through a risk assessment or other methodology authorized pursuant to an applicable Environmental Law and acceptable to the applicable Governmental Authority) that defines the concentrations of Hazardous Substances that may be permitted to remain in any environmental media after an investigation, Remediation or containment of a release of Hazardous Substances.

“Reserved Easements” means, collectively, the easements in respect of the Owned Cash Timberlands described in Section 1.1(a)(2) of the Seller’s Disclosure Letter, together with the easements in respect of the Owned Installment Note Timberlands described in Section 1.2(a) of the Seller’s Disclosure Letter.

“Reserved Mineral and Gas Rights” means:

(i) all executory rights, including the right to convey or execute leases, and other rights presently owned or held by the Selling Parties or any of their Affiliates with respect to the interests of any parties in and any and all Reserved Minerals and Gases, together with full rights of ingress and egress and use of the surface to the extent reasonably necessary for the purposes of exploring, drilling, mining (including shaft, in situ, open pit, surface or strip mining), developing, producing, storing, removing, treating, transporting and owning all of the Reserved Minerals and Gases;

(ii) all rights in and to all personal property, fixtures and improvements appurtenant to the Reserved Minerals and Gases and used or obtained in connection with the operation of the wells, or leases, or with the production, sale or disposal of hydrocarbons or water produced thereby or attributable thereto, including pipelines, pipeline systems, gathering systems or compression facilities;

(iii) all property, rights, privileges, benefits in any way belonging, incidental to, or pertaining to the Reserved Minerals and Gases, and to the extent transferable, all exploration agreements, letter agreements, product purchase and sale contracts, surface gathering contracts, processing agreements, compression agreements, equipment leases, permits, gathering lines, rights-of-way, licenses, farmouts and farmins, options, orders, pooling, spacing agreements, operating agreements, and all other agreements related to oil and gas exploration or production; and

(iv) the right to sequester carbon dioxide or other greenhouse gas emissions in the subsurface of the Owned Timberlands, including oil and gas reservoirs, coal seams, and other geological formations, together with the rights of ingress and egress necessary to field test and employ carbon sequestration technology in the subsurface of the Owned Timberlands, and to separate, transport and store carbon dioxide and greenhouse gas emissions prior to sequestration in the subsurface of the Owned Timberlands.

“Reserved Minerals and Gases” means:

(i) the oil and gas and associated hydrocarbons and any and all gaseous hydrocarbons, as well as their constituent products (including condensate, casinghead gas, distillate and natural gas liquids) on, in or under the Owned Timberlands located in the States of Alabama, Arkansas, Florida, Louisiana, Mississippi, Virginia and Texas;

(ii) coal and lignite on, in or under the Owned Timberlands located in the States of Alabama, Arkansas, Florida, Louisiana, Mississippi, Virginia and Texas;

(iii) coalbed methane and coalseam gas on, in or under the Owned Timberlands located in the States of Alabama, Arkansas, Florida, Louisiana, Mississippi, Virginia and Texas; and

(iv) geothermal energy resources (including hydropressured reservoirs, geopressured reservoirs, steam and other gases, hot water, hot brine, heat, natural gas dissolved in formation water and any associated energy found in such formation water) and other fissionable materials on, in or under the Owned Timberlands located in the States of Alabama, Arkansas, Florida, Louisiana, Mississippi, Virginia and Texas.

“Reserved Water Rights” means all rights to withdraw groundwater from the Gulf Coast Aquifer appurtenant to the Timberlands located in the State of Texas and all rights to reasonable access to the Gulf Coast Aquifer appurtenant to the Timberlands located in the State of Texas for the production, use, commercial development and sale of such groundwater, including the use of existing roads and the right to construct future roads and pipelines.

“RMS Access FMV” means an amount equal to the product of (x) the number of acres constituting the RMS Access Threshold, and (y) the average fair market value per acre of the total acreage of the properties subject to claims of lack of access rights to any portion of the Owned Timberlands identified in Section 1.5 of the Buyer Parents’ Disclosure Letter as Owned Timberlands to be conveyed to RMS Buyer, Cash Timber Entity, Cash Timber LP, each RMS Timber Entity or Buyer Affiliate, which fair market value shall be determined by Seller in accordance with the first sentence of Section 2.3(b)(iv) and shall be subject to the dispute resolution procedures set forth therein.

“RMS Access Threshold” has the meaning specified in Section 1.7(r).

“RMS Buyer” has the meaning specified in the Preamble.

“RMS Buyer Parent” has the meaning specified in the Preamble.

“RMS Timber Entity” means each Timber Entity to be transferred to an RMS Buyer.

“Saw Logs” means all large sawtimber, medium sawtimber, small sawtimber, plyblocks, chip-n-saw, canterwood, or other timber used to manufacture lumber or other wood products.

“SEC” means the Securities and Exchange Commission.

“Seller” has the meaning specified in the Preamble.

“Seller Damages” has the meaning specified in Section 13.3(a).

“Seller Indemnitees” has the meaning specified in Section 13.3(a).

“Seller’s Disclosure Letter” has the meaning specified in the preamble to Article V.

“Selling Parties” has the meaning specified in the Preamble.

“Selling Parties’ Knowledge” means actual knowledge possessed by the Persons set forth on Exhibit P, without any duty on the part of such individuals to investigate or inquire into any particular matter.

“Services Agreement” has the meaning specified in Section 12.3(g).

“Special Places in the Forest” has the meaning specified in Section 10.4.

“Subsidiary” means, with respect to any Person, any other Person of which (i) a majority of the outstanding share capital, voting securities or other equity interests are owned, directly or indirectly, by such Person or (ii) such Person is entitled, directly or indirectly, to appoint a majority of the board of directors or managers or comparable supervisory body of the other Person.

“Substitute Designee” means the seller party in the Fiber Supply Agreements.

“Subsurface Geosequestration Rights” means the subsurface geosequestration rights set forth in subsection (iv) of the definition of Reserved Mineral and Gas Rights with respect to the Owned Timberlands in Alabama, Arkansas, Florida, Louisiana, Mississippi, Virginia and Texas, but excluding any rights pertaining to biological sequestration on or above the surface of the Owned Timberlands.

“Subtracted Cash Leasehold Interests” has the meaning specified in Section 2.3(d).

“Subtracted Owned Cash Timberlands Acreage” has the meaning specified in Section 2.3(d).

“Subtracted Owned Installment Note Timberlands Acreage” has the meaning specified in Section 2.3(d).

“Subtracted Timber Entity Leasehold Interests” has the meaning specified in Section 2.3(d).

“Supply Designee” means the purchaser party in the Master Stumpage Agreement.

“Support Agreements” has the meaning specified in Section 3.2(a)(xi).

“Surface Use Agreement” has the meaning specified in Section 10.5(a).

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other Tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Authority” means the Internal Revenue Service and any other domestic or foreign Governmental Authority responsible for the administration or collection of any Taxes.

“Tax Return” means any return, report or similar statement (including the attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return, or declaration of estimated Taxes.

“Termination Date” has the meaning specified in Section 14.1(b).

“Third Party Claim” has the meaning specified in Section 13.4.

“Third Party Sale” has the meaning specified in Section 10.5(c).

“Timber Adjustment Period” means the period from January 1, 2006 through the Closing Date.

“Timber Adjustment Value” means the amount equal to the Aggregate Reduced Harvest Value less the Aggregate Excess Harvest Value.

“Timber Entity” means, collectively, each Timber LLC and Timber LP.

“Timber Entity Assets” has the meaning specified in Section 1.2.

“Timber Entity Assumed Liabilities” has the meaning specified in Section 1.8(b).

“Timber Entity Instrument of Assumption” has the meaning specified in Section 1.8(b).

“Timber Entity Interests” has the meaning specified in Section 1.4.

“Timber Entity Leasehold Interests” has the meaning specified in Section 1.2(b).

“Timber Entity Licenses” has the meaning specified in Section 1.2(d).

“Timber Entity Purchased Contracts” has the meaning specified in Section 1.2(e).

“Timber Entity Real Property Leases” has the meaning specified in Section 1.2(f).

“Timber GP” means the Delaware limited liability company to be formed by the Selling Parties prior to the Closing, pursuant to organizational documents reasonably satisfactory to the Selling Parties and Buying Parties, to serve as general partner of Timber LP, and any successor to each such entity.

“Timber LLC” means each Delaware limited liability company to be formed by the Selling Parties prior to the Closing, pursuant to organizational documents reasonably satisfactory to the Selling Parties and Buying Parties, for the purposes described in Section 1.2, and any successor to each such entity. Each Timber LLC will be wholly owned by one Selling Party.

“Timber LP” means the Delaware limited partnership to be formed by the Selling Parties prior to the Closing, pursuant to organizational documents reasonably satisfactory to the Selling Parties and Buying Parties, for the purposes described in Section 1.2, and any successor to each such entity.

“Timber Note” has the meaning specified in Section 2.5(a).

“Timber Note Indicative Terms” means the terms of the Timber Note set forth in Exhibit L.

“Timberland Leases” means, collectively, the Cash Timberland Leases and the Installment Note Timberland Leases.

“Timberlands” means the Owned Timberlands and the Leasehold Interests. Geographic information system maps describing the Timberlands and included in the Seller’s Disclosure Letter are listed on Schedule B.

“Timberlands Purchase Price” means the sum of (i) the Installment Note Purchase Price and (ii) the portion of the Cash Purchase Price allocated to the Cash Timberlands pursuant to Section 2.2(b).

“Title Basket Amount” has the meaning specified in Section 2.3(b)(i).

“Title Commitment” means a commitment for issuance of a Title Policy by the Title Company.

“Title Company” means First American Title Insurance Company.

“Title Failure” means any portion of the Owned Timberlands which is not, or immediately prior to the Closing will not be, (i) owned by a Selling Party or (ii) insurable by the Title Company.

“Title Failure Carveout” has the meaning specified in Section 2.3(b)(ii).

“Title Objection Carveout” has the meaning specified in Section 2.3(b)(iii).

“Title Objection Period” has the meaning specified in Section 2.3(b)(i).

“Title Policies” has the meaning specified in Section 10.7(a).

“Transaction Documents” means this Agreement, the Timber Notes, the Letters of Credit and any exhibits or schedules thereto or other documents referred to therein, the Fiber Supply Agreements and the Ancillary Agreements.

“Transfer Price” means, for a Saw Log (other than a Saw Log in the Michigan FMA) of a given specification, the average price obtained by Seller’s forest resource division for sales of Saw Logs with similar specifications to Seller’s wood products divisions (i) for the period beginning on the date of this Agreement and ending 10 days prior to each date on which any calculation that the Agreement contemplates will be made prior to Closing is made or (ii) for the period beginning on the date of this Agreement and ending on the Closing Date for calculations that the Agreement contemplates will be made after the Closing Date.

“Transfer Taxes” has the meaning specified in Section 3.4(i).

“Treasury Regulations” means the treasury regulations (including temporary regulations) promulgated by the United States Department of Treasury with respect to the Code.

“Trustee” means the trustee party to the Services Agreement.

“Weighted Average Price” has the meaning specified in the Pulpwood Supply Agreements.

IN WITNESS WHEREOF, the Selling Parties, each Buyer Parent, each Buyer , each Cash Entity and Buyer Affiliate have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

INTERNATIONAL PAPER COMPANY

By:	/s/ David A. Liebetreu
Name:	David A. Liebetreu
Title:	Vice President

SUSTAINABLE FORESTS L.L.C.

By:	/s/ David A. Liebetreu
Name:	David A. Liebetreu
Title:	President

SP FORESTS L.L.C.

By:	/s/ David A. Liebetreu
Name:	David A. Liebetreu
Title:	President

LAKE SUPERIOR LAND COMPANY

By:	/s/ David A. Liebetreu
Name:	David A. Liebetreu
Title:	President

BLUE SKY TIMBER PROPERTIES LLC

By:	/s/ David A. Liebetreu
Name:	David A. Liebetreu
Title:	President

RED MOUNTAIN TIMBERLANDS LLC

By:	Resource Management Service, LLC, Sole Member and Manager

	By:	/s/ Bruno Fritschi
	Name:	Bruno Fritschi
	Title:	President

RED MOUNTAIN INVESTMENTS LLC

By:	Resource Management Service, LLC, Sole Member and Manager

	By:	/s/ Bruno Fritschi
	Name:	Bruno Fritschi
	Title:	President

RMS TIMBERLANDS LLC

By:	Resource Management Service, LLC, Sole Member and Manager

By:	Red Mountain Timberlands LLC, Sole Member

	By:	/s/ Bruno Fritschi
	Name:	Bruno Fritschi
	Title:	President

RMS TEXAS TIMBERLANDS I LP

By:	RMS Timberlands LLC, General Partner

By:	Red Mountain Timberlands LLC, its Sole Member

By:	Resource Management Service, LLC, Sole Member and Manager

	By:	/s/ Craig Blair
	Name:	Craig Blair
	Title:	Senior Vice President

RED MOUNTAIN OPERATIONS LLC

By:	Red Mountain Timberlands LLC, its Sole Member

By:	Resource Management Service, LLC, its Sole Member and Manager

	By:	/s/ Craig Blair
	Name:	Craig Blair
	Title:	Senior Vice President

FIA INVESTMENTS LLC

By:	Forest Investment Associates L.P., Member

By:	Forest Investment Associates, Inc., General Partner

	By:	/s/ Charles L. VanOver
	Name:	Charles L. VanOver
	Title:	Vice President

FOREST INVESTMENT ASSOCIATES L.P.

By:	Forest Investment Associates, Inc., General Partner

	By:	/s/ Charles L. VanOver
	Name:	Charles L. VanOver
	Title:	Vice President